 As filed with the Securities and Exchange Commission on February 1, 1999
                                                      Registration No. 333-57013
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               ----------------

                           NATIONWIDE ELECTRIC, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                    1731                   43-1807205
     (State or other          (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial          Identification Number)
     incorporation or        Classification Code
      organization)                Number)



                         2800 Metropolitan Centre

                         333 South Seventh Street

                     Minneapolis, Minnesota 55402-3804

                              (612) 333-9569
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                Gregory J. Orman
                             Chairman of the Board

                         2800 Metropolitan Centre

                         333 South Seventh Street

                     Minneapolis, Minnesota 55402-3804

                              (612) 333-9569



 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies To:
            John A. Granda                       Stephen A. Riddick
     Stinson, Mag & Fizzell, P.C.              Piper & Marbury L.L.P.
          1201 Walnut Street                   36 South Charles Street
      Kansas City, Missouri 64106             Baltimore, Maryland 21201
            (816) 842-8600                         (410) 539-2530

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              Proposed Maximum
           Title of Each Class of            Aggregate Offering    Amount of
        Securities to be Registered               Price(1)      Registration Fee
--------------------------------------------------------------------------------
Common Stock, $.01 par value per share......    $64,400,000       $17,903 (2)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(2) The registrant previously paid $25,651.52 in registration fees for this offering.

                               ----------------

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           Subject to Completion

                                                           February 1, 1999

                             4,000,000 Shares

                           NATIONWIDE ELECTRIC, INC.

                                  Common Stock

                                   ---------

  All of the 4,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), offered hereby are being offered by Nationwide Electric, Inc. ("Nationwide"). It is currently estimated that the initial public offering
price will be between $   and $   per share. Prior to this Offering, there has
been no public market for the Common Stock. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Of the net proceeds from the sale of the Common Stock offered hereby, approximately $6.1 million will be used to redeem Series A Redeemable Preferred Stock owned by KLT Energy Services, Inc. ("KLT"), an affiliate of the Company. See "Use of Proceeds." The Common Stock has been approved for listing on the New York Stock Exchange ("NYSE") under the trading symbol "NEL."

                                   ---------

  See "Risk Factors" beginning on page 9 for a discussion of certain matters that should be considered by prospective purchasers of the securities offered hereby.

                                   ---------

 THESE SECURITIES  HAVE NOT  BEEN  APPROVED OR  DISAPPROVED BY  THE SECURITIES
  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS
   THE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  PASSED  UPON  THE
    ACCURACY  OR  ADEQUACY   OF  THIS  PROSPECTUS.  ANY  REPRESENTATION  TO
      THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          Price           Underwriting          Proceeds
                                           to             Discounts and            to
                                         Public            Commissions         Company (1)
------------------------------------------------------------------------------------------
Per Share........................           $                   $                   $
Total (2)........................       $                   $                   $
------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Before deducting expenses of the Offering payable by the Company estimated at $900,000.

(2) Nationwide has granted the Underwriters a 30-day option to purchase up to an additional 600,000 shares of Common Stock solely to cover over-allotments, if any. To the extent the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $      , $
    and $     , respectively. See "Underwriting."

  The shares of Common Stock are offered by the several Underwriters, as stated herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of BT Alex. Brown Incorporated, Baltimore, Maryland, on or about
             , 1999.

BT Alex. Brown                                                Piper Jaffray Inc.

               The date of this Prospectus is       , 1999.

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent certified public accountants.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THIS OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information and share and per share data in this Prospectus (i) give effect to the conversion upon consummation of this Offering of 1,089,999 shares of Class A Nonvoting Common Stock owned by KLT into an equal number of shares of Common Stock, (ii) give effect to the conversion upon consummation of this Offering of 1,000,000 shares of Class B Nonvoting Common Stock owned by KLT into an equal number of shares of Common Stock (such number of shares shall be proportionately increased in the event that the initial public offering price (net of underwriting discounts and commissions) per share of Common Stock is less than $12.00 per share), (iii) assume the Underwriters' over-allotment option is not exercised and (iv) assume an initial public offering (the "Offering") price of $13.00 per share. Unless otherwise indicated, references herein to "Nationwide" or the "Company" mean Nationwide Electric, Inc. and its subsidiaries collectively.

                                  The Company

  Nationwide is a leading provider of electrical contracting and maintenance services to commercial, industrial and institutional customers. The Company provides a wide array of electrical contracting services including the design and installation of electrical systems for new facilities, the renovation and retrofit of existing electrical systems, specialized and value-added services, as well as long-term and on-call maintenance and repair services. The Company believes that its focused operating strategy, emphasis on providing design-build, specialized and value-added services, prominence within its markets and the experience of its executive management team provides the Company with significant competitive advantages as it pursues its growth strategy. See "Business--General."

  The Company emphasizes the marketing of its design-build expertise and specialized and value-added services because it believes that its capabilities and track record give it a sustainable competitive advantage and that such services provide higher margins than general electrical contracting services. The Company plans to capitalize on its long-standing customer relationships in these and other service areas by leveraging its resources and technical capabilities through sharing of expertise, staffing flexibility, improved job selection processes, and Company-wide implementation of best practices.

  Nationwide was founded in February 1998 to build a leading provider of electrical contracting and maintenance services. The Company maintains offices in Georgia, Kentucky, Minnesota and Ohio and performed work in 17 states, as well as in the United Kingdom and Canada, in the fiscal year ended March 31, 1998. In addition, the Company is currently assessing potential acquisitions of electrical contracting businesses in certain of those states and in several other states. The Company believes that the highly fragmented nature of its industry presents substantial consolidation and growth opportunities. According to industry sources, there are approximately 60,000 electrical contracting businesses in the U.S., consisting of a small number of regional or national providers and a large number of relatively small, owner-operated businesses. The Company believes that its disciplined acquisition strategy, financial strength, experienced management team, decentralized operating philosophy, performance incentive programs and opportunities for advancement within the Company will enable it to attract and acquire electrical contractors with leading reputations in their regional or local markets. See "Business--Industry Overview."

  Nationwide is one of the largest providers of electrical contracting and maintenance services in the U.S. The Company generated pro forma consolidated revenues of $134.4 million in the fiscal year ended March 31, 1998 ("fiscal 1998"), and $117.6 million for the nine months ended December 31, 1998. Of such fiscal 1998 pro forma consolidated revenues, approximately 18% were derived from "design-build" new construction projects, 29% were derived from "bid-to-spec" new construction projects, 30% were derived from retrofit and renovation projects, 13% were derived from maintenance and repair services, and 10% were derived from specialized and value-added services. The Company's customers include general contractors, property managers, operators and owners of commercial, industrial and institutional properties, real estate developers and governmental entities. See "Business--Services" and "--Customers and Marketing."

  The Company estimates that the annual revenues generated by the electrical contracting industry grew from approximately $39.3 billion in 1990 to approximately $72.0 billion in 1998, and that such revenues will increase in 1999 to $76.5 billion. The Company believes that it will be well-positioned to capitalize on significant trends currently affecting its industry. The Company expects that these trends, which include increased levels of construction and renovation, more stringent electrical codes, enhanced safety standards, demand for uninterruptible power, increased complexity of systems, networking of local area and wide area computer systems, increases in predictive and preventative maintenance to minimize process downtime, more stringent national energy standards, demand to build out and reconfigure lease spaces in office buildings and increases in use of electrical power, will provide significant opportunities for growth. See "Business--Industry Overview."

  Nationwide was incorporated in Delaware on February 17, 1998. Its executive offices are located at 2800 Metropolitan Centre, 333 South Seventh Street, Minneapolis, Minnesota 55402 and its telephone number at that address is (612) 333-9569.

                                Background

  In February 1998, Nationwide acquired Parsons Electric Co. ("Parsons"), a union contractor with over 400 employees, which was founded in 1927 and is headquartered in Minneapolis, Minnesota. During the twelve months ended March 31, 1998, Parsons provided electrical contracting and maintenance services to customers primarily in Minnesota, as well as in Alabama, Arkansas, Illinois, Iowa, North Dakota, Oregon, South Dakota, Texas, Virginia and Wisconsin. Parsons had revenues of approximately $58 million for the fiscal year ended December 31, 1997 with approximately 85% derived from repeat customers. Services offered include design and installation, new construction and renovation and retrofit projects for commercial, industrial and institutional customers. Parsons and the three other companies described below are referred to collectively as the Acquired Companies, and the transactions in which Parsons and those companies were acquired are referred to collectively as the "Acquisitions." In connection with the acquisition of Parsons, KLT, an unregulated subsidiary of Kansas City Power & Light Company ("KCPL"), invested $6.65 million in the Company through the purchase of Common Stock, Class A Nonvoting Common Stock (the "Class A Nonvoting Common") and Series A Redeemable Preferred Stock (the "Series A Preferred").

                            Recent Developments

Allison-Smith Acquisition

  On October 22, 1998, the Company acquired all of the stock of The Allison Company and its wholly-owned subsidiary, the Allison-Smith Company ("Allison-Smith") for cash and Common Stock. Allison-Smith, a union contractor with over 250 employees, was founded in 1943 and is headquartered in Atlanta, Georgia. During the twelve months ended March 31, 1998, Allison-Smith provided electrical contracting and maintenance services to customers primarily in Georgia, as well as in Florida, Kansas, Texas, Canada and the United Kingdom. Allison-Smith had revenues of approximately $31 million for the fiscal year ended June 30, 1998 with approximately 80% derived from repeat customers. Services offered include installation of wiring or cabling for computer, telecommunication and security systems, as well as significant design-build capability, particularly on a "fast track" basis.

Henderson Electric Acquisition

  On October 22, 1998, Henderson Electric Co. Inc. ("Henderson") was merged into the Company, in exchange for cash and Common Stock, and its assets were concurrently transferred to a wholly-owned subsidiary of the Company which was renamed Henderson Electric Co., Inc. Henderson, a union contractor with over 400 employees, was founded in 1919, is headquartered in Louisville, Kentucky and maintains an additional office in Lexington, Kentucky. During the twelve months ended March 31, 1998, Henderson provided services to customers in Indiana and Kentucky. Henderson had consolidated revenues of approximately $44 million for the fiscal year ended March 31, 1998 with approximately 75% derived from repeat customers. Services offered include electrical contracting and maintenance and installation of wiring or cabling for computer, telecommunication and security systems, as well as significant design-build capacity.

  The Company also acquired Eagle Electric Systems, Inc. ("Eagle"), at the time a wholly-owned subsidiary of Henderson, as part of the Henderson Acquisition. Eagle is an open-shop contractor founded in 1986 with over 90 employees which is headquartered in Cincinnati, Ohio. During the twelve months ended March 31, 1998, Eagle provided services to customers in Indiana, Kansas, Kentucky, Ohio, and Wisconsin. Services offered include electrical contracting and maintenance and installation of wiring or cabling for computer, telecommunication and security systems.

Additional Investment by KLT Energy Services, Inc.

  On October 22, 1998, in connection with the Company's acquisitions of Allison-Smith, Henderson and Eagle, KLT invested $18 million in the Company through the purchase of 1,000,000 shares of Class B Nonvoting Common Stock (the "Class B Nonvoting Common") and 500,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred"), both at $12.00 per share. The number of shares of Class B Nonvoting Common shall be increased proportionately in the event that the initial public offering price per share of Common Stock is less than $12.00 per share (net of underwriting discounts and commissions). Additionally, the Class B Nonvoting Common and Series B Preferred are convertible into the same number of shares of Common Stock of the Company (subject to customary antidilution provisions).

New Credit Facility

  The Company has obtained a $30 million credit facility maturing on December 1, 2001, with Norwest Bank of Minnesota, N.A., acting as agent (the "Agent"), which is composed of a $15 million revolving credit facility and a $15 million term facility. The term facility may be used exclusively to finance acquisitions permitted under the credit agreement ("Permitted Acquisitions"). The revolving credit facility may be used for (i) working capital, (ii) general corporate purposes, (iii) accounts receivable, inventory and cash which may be acquired in Permitted Acquisitions, and (iv) to make advances to and equity investments in the Company's subsidiaries. The Agent has indicated that the borrowing limit under the credit agreement may be increased up to a total of $100 million, subject to certain conditions including successful completion of the Offering, addition of at least three more lenders, receipt of an unqualified audit report on the Company's financial statements for its fiscal year ended March 31, 1999, and the absence of any default or event of default under the credit agreement. The borrowing base is limited to the sum of 80% of eligible accounts receivable, 50% of eligible inventory, and 50% of the net book value of eligible equipment.

Expansion of Management Team

  Since its formation, the Company has expanded its senior management team and operations support group through the addition of several officers and key employees, including personnel with expertise in acquisitions, information systems and centralized materials procurement. The Company plans to add persons to its national accounts development and acquisitions groups.

                                  The Offering

 Common Stock offered by the Company......................  4,000,000 shares
 Common Stock to be outstanding after the Offering........  9,923,727 shares (1)
 Use of Proceeds..........................................  To reduce existing indebtedness, to redeem
                                                            shares of outstanding
                                                            Series A Preferred owned
                                                            by KLT and pay accrued
                                                            but unpaid dividends in
                                                            respect thereof, and for
                                                            working capital and
                                                            general corporate
                                                            purposes, including
                                                            future acquisitions.
 NYSE symbol..............................................  NEL

--------

(1) Includes (i) 4,000,000 shares to be sold in the Offering, (ii) 1,089,999 shares of Common Stock resulting from the conversion, upon consummation of this Offering, of 1,089,999 shares of Class A Nonvoting Common owned by KLT, (iii) 1,000,000 shares of Common Stock resulting from the conversion, upon consummation of the Offering, of 1,000,000 shares of Class B Nonvoting Common owned by KLT (such number of shares shall be proportionately increased in the event that the initial public offering price (net of underwriting discounts and commissions) per share of Common Stock is less than $12.00 per share), and (iv) 5,923,727 shares, including the 1,000,000 and the 1,089,000 shares noted in (ii) and (iii), issued to the existing stockholders and certain management personnel of the Company. Excludes (i) options to purchase 223,500 shares of Common Stock that have been granted at an exercise price of $12.00 per share, and (ii) 500,000 shares of Series B Preferred which is convertible, at the election of KLT prior to December 31, 1999, into 500,000 shares of Common Stock (subject to customary antidilution adjustments). See "Management--1998 Stock Option Plans," "Certain Transactions--Organization of the Company" and "Description of Capital Stock."

       Summary Historical and Pro Forma Consolidated Financial Data
                     (in thousands, except per share data)

                          Period from                     Nine Months Ended
                           Inception      Year Ended      December 31, 1998
                         (September 23, March 31, 1998 -------------------------
                            1997) to      Pro Forma                 Pro Forma as
                         March 31, 1998  as Adjusted     Actual     Adjusted (1)
                         -------------- -------------- -----------  ------------ ---
Statement of Operations
 Data:                                                 (unaudited)
  Contract revenue......     $4,305        $134,408    $    65,524    $117,570
  Cost of services,
   excluding
   depreciation shown
   separately below.....      3,602         111,538         54,531      97,037
                             ------        --------    -----------    --------
  Gross profit..........        703          22,870         10,993      20,533
                             ------        --------    -----------    --------
  Selling, general and
   administrative
   expenses (2).........        927          14,349          7,296      12,444
  Depreciation..........         33             760            325         503
  Goodwill amortization
   (3)..................          8             557            250         418
                             ------        --------    -----------    --------
  Income (loss) from
   operations...........       (265)          7,204          3,122       7,168
  Interest and other
   income (expense), net
   (4)..................        (81)            432         (1,375)       (948)
                             ------        --------    -----------    --------
  Income (loss) before
   income taxes.........       (346)          7,636          1,746       6,220
  Income tax expense
   (benefit) (5)........       (120)          3,277            730       2,668
                             ------        --------    -----------    --------
  Net income (loss)
   before a
   nonrecurring, noncash
   charge directly
   attributable to the
   transaction (2)......     $ (226)       $  4,359    $     1,016    $  3,552
                             ======        ========    ===========    ========
  Basic net income
   (loss) per share
   before a
   nonrecurring, noncash
   charge directly
   attributable to the
   transaction (2)......     $(0.79)       $   0.35    $      0.15    $   0.29
                             ======        ========    ===========    ========
  Shares used in
   computing basic
   income per share (6).        333           9,924          3,856       9,924
                             ======        ========    ===========    ========
  Diluted net income per
   share before
   nonrecurring, noncash
   charge directly
   attributable to the
   transaction (2)......     $(0.79)       $   0.35    $      0.15    $   0.29
                             ======        ========    ===========    ========
  Shares used in
   computing diluted
   income per share (7).        333           9,941          3,874       9,941
                             ======        ========    ===========    ========

                                                          December 31, 1998
                                                      --------------------------
                                                        Actual    As Adjusted(8)
                                                      ----------- --------------
Balance Sheet Data:                                   (unaudited)
  Working capital.................................... $    24,345    $ 58,570
  Total assets.......................................      68,326     102,551
  Long-term debt, net of current maturities..........       7,366         166
  Series A Redeemable Preferred Stock................       6,000         --
  Total stockholders' equity.........................      29,297      76,797

--------

(1) The summary unaudited pro forma consolidated financial data present certain data for the Company, as adjusted for (i) the effects of the Acquisitions,
    (ii) the effects of certain other pro forma adjustments to the historical financial statements, and (iii) the sale of the Common Stock offered hereby and the application of the net proceeds therefrom at an assumed initial public offering price of $13.00 per share. The unaudited pro forma consolidated statement of operations data assume that the Acquisitions and related transactions were closed on April 1, 1997 and are not necessarily indicative of the results that the Company would have obtained had these events actually occurred at that time, or of the Company's future results. The unaudited pro forma consolidated financial data should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Statements and notes thereto and the historical financial statements of Nationwide and the Acquired Companies and the notes thereto, all included elsewhere in this Prospectus.

(2) The unaudited pro forma consolidated statement of operations data reflect
    (i) an aggregate of approximately $849,000 for the year ended March 31, 1998 and $670,000 for the nine months ended December 31, 1998 in pro forma reductions in salary, bonus and benefits of the owners of the Acquired Companies to which they have agreed prospectively and (ii) adjustments to expenses associated with certain non-operating assets that were transferred from the Acquired Companies at the time of the Acquisitions and certain other transactions, including the elimination of activities related to assets not purchased from the shareholders of Parsons (see Note 2 of Notes to Unaudited Pro Forma Consolidated Financial Statements).

  Under certain restricted stock purchase agreements, the Company has sold 315,000 restricted shares of Common Stock to management, two outside directors and one director nominee. These shares may, at the Company's option, be repurchased at the price they were sold if the Offering is not consummated by April 1, 1999. As a result, the Company will record a nonrecurring, noncash compensation charge of $3.6 million and related income tax benefit of $1.4 million or a net charge of $2.2 million ($0.22 per share basic and $0.21 per share diluted) in the first reportable quarter after the consummation of the Offering, representing the difference between the amount paid for the shares and the estimated fair value thereof (a fair value that is discounted ten percent from the assumed initial public offering price). This nonrecurring compensation charge is not included in the Unaudited Pro Forma Consolidated Statements of Operations.

(3) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions, over a 40-year period.

(4) Reflects the reduction for interest expense of approximately $600,000 for the twelve months ended March 31, 1998 and $590,000 for the nine months ended December 31, 1998 attributable to the repayment of approximately $10.8 and $7.2 million, respectively, of historical debt of Nationwide with proceeds from the Offering. Additionally, reflects reductions in expenses associated with certain non-operating assets that were transferred from the Acquired Companies at the time of the Acquisitions, as well as activities related to assets not purchased from the shareholders of Parsons.

(5) Assumes all pretax income before non-deductible goodwill and other permanent items is subject to a statutory 40% tax rate.

(6) Includes (i) 5,923,727 shares of Common Stock issued to certain management personnel and the existing stockholders, (ii) 1,089,999 shares of Common Stock (included within the 5,923,727 shares of Common Stock listed in (i) resulting from the conversion, upon consummation of this Offering, of 1,089,999 shares of Class A Nonvoting Common owned by KLT, (iii) 1,000,000 shares of Common Stock (included within the 5,923,727 shares of Common Stock listed in (i)) resulting from the conversion, upon consummation of the offering, of 1,000,000 shares of Class B Nonvoting Common owned by KLT (such number of shares shall be proportionately increased in the event that the initial public offering (net of underwriting discounts and commissions) per share of Common Stock is less than $12.00 per share), and (iv) 4,000,000 shares of Common Stock to be sold in the Offering. Excludes (i) options to purchase 223,500 shares of Common Stock that have been granted at an exercise price of $12.00 per share, and (ii) 500,000 shares of Series B Preferred which is convertible, at the election of KLT prior to December 31, 1999, into the same number of shares of Common Stock (subject to customary antidilution adjustments). See "Management--1998 Stock Option Plans," "Certain Transactions--Organization of the Company" and "Description of Capital Stock."

(7) Adjusted to reflect the dilutive effect of stock option issuances and does not assume the conversion of outstanding Series B Preferred into the equivalent number of common shares at the date of issuance as the effect is anti-dilutive.

(8) As adjusted to reflect the sale of the Common Stock offered hereby at an assumed initial public offering price of $13.00 per share and the application of the net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following risk factors, "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus. The cautionary statements contained in this Prospectus should be read as applying to all forward-looking statements wherever they appear in this Prospectus.

  Limited Operating History; Integration of Completed Acquisitions. Nationwide was founded in February 1998 and commenced operations effective February 27, 1998. Accordingly, the Company has only a limited operating history upon which to base an evaluation of its business and its prospects. The disclosures regarding the Company contained in this Prospectus must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development.

  The Company's effective integration of the Acquired Companies and any businesses to be acquired in the future is and will continue to be important to the Company's growth and future financial performance. The Acquired Companies have been operating and will continue to operate as separate independent entities or divisions of subsidiaries of the Company, and there can be no assurance that the Company will be able to integrate the operations of these businesses successfully or to institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise on a profitable basis or to realize significant cost savings and increased revenues from the combined operations. In addition, there can be no assurance that the management group will be able to successfully manage the combined entity and effectively implement the Company's operating and growth strategies. The pro forma consolidated financial results of the Acquired Companies cover certain periods during which the Acquired Companies and Nationwide were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The success of the Company will depend on management's ability to integrate the Acquired Companies and other companies acquired in the future into one organization in a profitable manner. The inability of the Company to successfully integrate the Acquired Companies and to coordinate and integrate certain operational, administrative, banking, insurance and accounting functions and computer systems would have a material adverse effect on the Company's financial condition and results of operations and would make it unlikely that the Company's acquisition program will be successful. See "Business--Strategy" and "Management."

  Exposure to Downturns in Construction. A substantial portion of the Company's business involves installation of electrical systems in newly constructed and renovated properties for commercial, industrial or institutional customers. The extent to which the Company is able to maintain or increase revenues from new installation services will depend on the levels of new construction starts from time to time in the geographic markets in which it operates and likely will reflect the cyclical nature of the construction industry. The level of new installation services is affected by fluctuations in the level of new construction of properties for commercial, industrial and institutional customers in the markets in which the Company operates, due to local economic conditions, changes in interest rates and other related factors. Downturns in levels of construction starts could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality; Fluctuations of Quarterly Results."

  Risks Related to Acquisition Strategy. One of the Company's principal growth strategies is to increase its revenues and the markets it serves through the acquisition of additional electrical contracting and maintenance service companies. While the Company has identified numerous acquisition candidates that it believes are suitable, there can be no assurance that the Company will be able to negotiate their acquisition at prices or on terms and conditions favorable to the Company. Additionally, the Company competes for acquisition candidates with other entities, some of which have greater financial resources than the Company. Such competition may limit the number of the Company's acquisition opportunities and may lead to higher acquisition prices. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or to integrate successfully any acquired businesses into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including failure of the acquired business to achieve expected results, diversion of management's attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on the reputation of the Company generally. In addition, there can be no assurance that the Acquired Companies or other businesses acquired in the future will achieve anticipated revenues and earnings. See "Business--Strategy."

  Risks Related to Acquisition Financing. The timing, size and success of the Company's acquisition efforts and the associated capital commitments cannot be readily predicted. The Company intends to use its Common Stock for all or a portion of the consideration for future acquisitions. If the Common Stock does not maintain a sufficient market value or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through future debt or equity financings. Using cash to complete acquisitions and finance internal growth could substantially limit the Company's financial flexibility, using debt could result in financial covenants that limit the Company's operations and financial flexibility and using equity may result in dilution of the ownership interests of the then-existing stockholders of the Company. Although the Company has recently obtained a credit facility from a group of commercial banks to be used for acquisitions, working capital and other general corporate purposes, there can be no assurance that the Company will be able to obtain sufficient financing if and when it is needed or that, if available, it will be available on terms the Company deems acceptable. As a result, the Company may be unable to pursue its acquisition strategy successfully. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined Liquidity and Capital Resources" and "Business-- Strategy."

  The Company's credit facility requires the Company to obtain the consent of the lenders for acquisitions exceeding a certain level of cash consideration or if the total purchase price exceeds a specified multiple of cash flow. The Company's inability to obtain such consent could prevent the Company from completing certain acquisitions, which could inhibit the Company's ability to execute its growth strategy. Furthermore, the Company's credit facility requires compliance with certain financial covenants. If the Company is unable to satisfy these financial covenants on a pro forma basis following completion of an acquisition, it would be unable to complete the acquisition without a waiver from its lending banks. Whether or not a waiver is needed, if the results of the Company's future operations differ materially from those that are anticipated, the Company may no longer be able to comply with the covenants required by the credit facility. The Company's failure to comply with such covenants may result in a default under the credit facility, which could result in acceleration of the date for repayment of debt incurred under the credit facility and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  Risks Related to Operating and Internal Growth Strategies. A key element of the Company's strategy is to increase the profitability and revenues of the Acquired Companies and any subsequently acquired businesses. There can be no assurance that the Company will be able to do so. A key component of the Company's strategy is to operate the Acquired Companies and subsequently acquired businesses on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and the internal growth of the business. If proper overall business controls are not implemented, this decentralized operating strategy could result in inconsistent operating and financial practices at the Acquired Companies and subsequently acquired businesses, and the Company's overall profitability could be adversely affected. The Company's ability to generate internal earnings growth will be affected by, among other factors, its ability to expand the range of services offered to customers, expand its geographic scope, attract new customers, increase the number of projects performed for existing customers, hire and retain employees, open additional facilities and reduce operating and overhead expenses. There can be no assurance that the Company's strategies will be successful or that it will be able to generate cash flow sufficient to fund its operations and to support internal growth. The Company's inability to achieve internal earnings growth could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategy."

  Management of Growth. The Company expects to grow both internally and through acquisitions. Management expects to expend significant time and effort in evaluating, completing and integrating acquisitions and opening new facilities. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth also will impose significant additional responsibilities on members of the senior management team, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management personnel will be identified, hired and retained by the Company. To the extent that the Company is unable to manage its growth efficiently and effectively, or is unable to attract and retain additional qualified management, the Company's financial condition and results of operations could be materially adversely affected. See "Business--Strategy."

  Availability of Qualified Employees. The Company's ability to provide high-quality services on a timely basis requires an adequate supply of skilled electricians, project estimators and project managers. Accordingly, the Company's ability to increase its productivity and profitability will be limited by its ability to employ, train and retain skilled personnel necessary to meet the Company's requirements. Many companies in the electrical contracting and maintenance services industry, including the Acquired Companies, are currently experiencing or may experience shortages of qualified personnel, and there can be no assurance that the Company will be able to maintain an adequate skilled labor force necessary to operate efficiently, that the Company's labor expenses will not increase as a result of a shortage in the supply of skilled personnel or that the Company will not have to curtail its planned internal growth as a result of labor shortages. See "Business--Employees" and "--Training, Quality Assurance and Safety."

  Unionized and Open-Shop Workforce. The Company has organized two separate subsidiaries to serve as first-tier holding companies for its operating subsidiaries, one of which will acquire businesses with unionized workforces and operate them as second-tier subsidiaries of the Company functioning as union contractors and the other of which will acquire businesses with open-shop workforces and operate them as second-tier subsidiaries of the Company functioning as open-shop contractors. Approximately 80% of the Company's employees are covered by collective bargaining agreements. There can be no assurance that these employees will not engage in strikes or work slowdowns or stoppages. Such strikes or work slowdowns or stoppages and the resultant adverse impact on the Company's relationship with its customers could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that relations with unions representing Company employees will not be adversely affected by the Company's ownership of open-shop subsidiaries, or by any operations of such subsidiaries within the same geographic market in which the unionized subsidiaries operate. In addition, the Company's acquisition strategy could be adversely affected because of its union status for a variety of reasons, including without limitation, incompatibility with an acquisition candidate's existing unions and reluctance of open-shop targets to become affiliated with a union-based company. See "Business--Employees."

  Competition. The electrical contracting and maintenance services industry is highly competitive and is served by numerous small, owner-operated private companies, public companies and several large regional companies. In addition, there are relatively few, if any, barriers to entry into the market in which the Company operates and, as a result, any organization that has adequate financial resources and access to technical expertise may become a competitor to the Company, including public utilities. Competition in the industry depends on a number of factors, including price. Certain of the Company's competitors may have lower overhead cost structures and may, therefore, be able to provide their services at lower rates than the Company. In addition, some of the Company's competitors are larger and have greater resources than the Company. There can be no assurance that the Company's competitors do not currently possess or will not develop the expertise, experience and resources to provide services that are equal or superior in both price and quality to the Company's services, or that the Company will be able to maintain or enhance its competitive position. There can be no assurance that existing or prospective customers of the Company will continue to outsource services in the future. In addition, the Company may face competition for acquisition targets from entities including, but not limited to, the small number of large companies in the electrical contracting and maintenance services industry. These competitors may have greater name recognition, greater financial resources and equity securities with greater potential capital appreciation than the Company with which to finance acquisition and development opportunities and the ability to pay higher prices, which could limit the Company's acquisition program. See "Business--Competition."

  Risks Associated with Contracts. A significant portion of the Company's revenues are, and will continue to be, generated under fixed price contracts. The Company must estimate the costs of completing a particular project, and the cost of labor and materials may vary from the costs originally estimated by the Company. These variations and other risks inherent in performing fixed price contracts may result in actual revenue and gross profits different from those originally estimated, which could result in reduced profitability or losses on projects. Depending upon the size of a particular project, variations from estimated contract costs can have a significant impact on the Company's operating results for any fiscal quarter or year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Introduction."

  Certain of the Company's contracts are maintenance contracts pursuant to which work is assigned on a project by project basis or maintenance services are provided for a specific facility. There is generally no obligation on the part of the Company's customers to assign work to the Company under these agreements and there can be no assurance that customers will continue to assign work to the Company. A significant decline in work assigned pursuant to these contracts could have a material adverse effect on the results of operations of the Company. In addition, contracts in the electrical contracting industry may require performance bonds or other means of financial assurance to secure contractual performance. If the Company is unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, it may be precluded from entering into additional contracts with certain of its customers.

  Contract Receivables. A high percentage of the Company's current assets is typically composed of contract receivables due to the project nature of its business and the large size of many of those projects. As of December 31, 1998, the Company had $35.6 million of total contract receivables. The Company intends to implement improved credit and collection policies to reduce the age and amount of its contract receivables and to improve their collectibility. However, there can be no assurance that such policies will be successfully implemented, that the Company will not suffer one or more defaults on outstanding contract receivables, or that its allowance for doubtful accounts will be adequate to cover the amount of any such defaults.

  Materiality of Goodwill. The Company's balance sheet immediately following the Offering will include an amount designated as "goodwill" that represents 14.5% of total assets and 19.3% of stockholders' equity. Goodwill arises when an acquiror pays more for a business than the fair value of the tangible and separately measurable intangible net assets. Generally accepted accounting principles require that this and all other intangible assets be amortized over the period benefited. Management has determined that the period benefited by the goodwill will be no less than 40 years. To the extent that if the actual benefit periods for the goodwill arising from an acquisition were shorter than the periods utilized by the Company, earnings reported in periods immediately following the acquisition would correspondingly be overstated. In later years, the Company would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the consideration paid for the businesses. Earnings in later years also could be significantly affected if management determined then that the remaining balance of goodwill was impaired. Management has reviewed all of the factors and related future cash flows which it considered in arriving at the amount incurred to acquire each of the Acquired Companies. Management concluded that the anticipated future cash flows associated with intangible assets recognized in the Acquisitions will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than 40 years.

  Seasonality; Fluctuations of Quarterly Results. The electrical contracting and maintenance services industry can be subject to seasonal variations. Generally, during the winter months, demand for new projects and maintenance services may be lower due to reduced construction activity during inclement weather, while demand for electrical contracting and maintenance services may be higher due to damage caused by such weather. Additionally, the industry can be highly cyclical. As a result, the Company's volume of business may be adversely affected by declines in new projects in various geographic regions of the U.S. Quarterly results may also be materially affected by the timing of acquisitions, variations in the profit margins of projects performed during any particular quarter, the timing and magnitude of acquisition assimilation costs and regional economic conditions. Accordingly, the Company's operating results in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality; Fluctuations of Quarterly Results."

  Potential Exposure to Environmental Liabilities. The Company's operations are subject to various environmental laws and regulations, including those dealing with handling and disposal of waste products, polychlorinated biphenyls, fuel storage and air quality. As a result of past and future operations at its facilities, the Company may be required to incur remediation costs and other expenses related thereto. There can be no assurance that the Company will be able to identify or be indemnified for any or all potential environmental liabilities relating to any acquired business.

  Control by Existing Management and Stockholders. Following consummation of the Offering, KLT and Reardon Capital, LLC (together the "Initial Stockholders"), the Company's executive officers and directors, the former stockholders of the Acquired Companies and entities affiliated with them will own 5,923,727 shares of Common Stock, representing approximately 60% of the aggregate outstanding shares of Common Stock (including (i) 1,089,999 shares to be acquired by KLT upon conversion of the same number of shares of the Company's Class A Nonvoting Common, and (ii) 1,000,000 shares to be acquired by KLT upon the conversion of the same number of shares of the Company's Class B Nonvoting Common, which number of shares is subject to a proportionate increase if the initial public offering price is less than $12.00 per share, net of underwriting discounts and commissions). This ownership percentage will decline to 56% if the Underwriters' overallotment option is exercised in full. If the Company's executive officers and directors, the Initial Stockholders and the former stockholders of the Acquired Companies act in concert, they will be able to control the Company's affairs, elect all of the members of the Board of Directors and control the outcome of any matter submitted to a vote of stockholders. See "Principal Stockholders."

  Dependence on Key Personnel. The Company's operations are dependent on the continued efforts of its executive officers and on senior management of the Acquired Companies. Furthermore, the Company will likely be dependent on the senior management of companies that it acquires in the future.

The loss of key personnel, or the inability to hire and retain qualified employees could have an adverse effect on the Company's business, financial condition and results of operations. The Company does not intend to carry key-person life insurance on any of its employees. Certain members of the executive management team and other key managers have employment agreements with the Company, each of which contain noncompete agreements. See "Management--Employment Agreements."

  Payments to Affiliates. The Company has entered into leases of real property and equipment with owners of certain of the Acquired Companies, or their respective affiliates, and one of these owners will become a director of the Company following the Offering. Because of these relationships between the parties, these leases may not have been negotiated at arm's length. See "Certain Transactions."

  Shares Eligible for Future Sale. The sale of substantial amounts of the Company's Common Stock in the public market following the Offering (including shares issued on the exercise of outstanding stock options), or the perception that such sales could occur, could adversely affect prevailing market prices of the Company's Common Stock. All of the shares offered hereby will be freely saleable in the public market after completion of the Offering, unless acquired by affiliates of the Company.

  The existing stockholders of the Company and certain members of management own 5,923,727 shares of Common Stock (including (including (i) 1,089,999 shares to be acquired by KLT upon conversion of the same number of shares of the Company's Class A Nonvoting Common, and (ii) 1,000,000 shares that will be acquired by KLT upon the conversion of the same number of shares of Class B Nonvoting Common subject to a proportionate increase in the event that the initial public offering price (net of underwriting discounts and commissions) per share of Common Stock is less than $12.00 per share). None of these shares was or will be issued in a transaction registered under the Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration, including the exemption contained in Rule 144 under the Securities Act. When these shares become eligible for sale, the market price of the Common Stock could be adversely affected by the sale of substantial amounts of the shares in the public market. The stockholders of the Acquired Companies have certain registration rights with respect to the shares that were received as part of the consideration for the purchase of those companies, which rights may be exercised after the expiration of the one-year lock-up period described below. If such stockholders, by exercising such registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the market price of the Common Stock.

  The Company has agreed that it will not sell or offer any shares of Common Stock or options, rights or warrants to acquire any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated, except for the grant of employee stock options (up to a maximum of 1,000,000 shares) under the 1998 Stock Option Plans and for shares issued (i) in connection with acquisitions of businesses and (ii) pursuant to the Nationwide Executive Stock Purchase Plan (up to a maximum of 250,000 shares). Further, the Company's directors, executive officers and certain stockholders who beneficially own 5,923,727 shares of Common Stock (including (i) 1,089,999 shares to be acquired by KLT upon conversion of the same number of shares of the Company's Class A Nonvoting Common, and (ii) 1,000,000 shares that will be acquired by KLT upon the conversion of the same number of shares of Class B Nonvoting Common subject to a proportionate increase in the event that the initial public offering price (net of underwriting discounts and commissions) per share of Common Stock is less than $12.00 per share) have agreed not to directly or indirectly offer for sale, sell, sell short, transfer, hypothecate, pledge or otherwise dispose of any Common Stock or other capital stock of the Company or any other securities convertible into or exchangeable or exercisable for shares of Common Stock or derivatives of Common Stock owned by these persons, or as to which such person has the right to direct the disposition, for a period of one year after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated. BT Alex Brown Incorporated has indicated that it does not currently foresee any circumstances under which it would consent to the sale of Common Stock or options by the Company or existing stockholders of the Company beyond the exceptions stated above in this paragraph.

  Following the Offering, the Company intends to file a Registration Statement on Form S-1 covering up to an additional 5,000,000 shares of Common Stock under the Securities Act for its use in connection with future acquisitions. Unless the Company contractually restricts their resale, these shares generally will be freely tradeable after their issuance so long as the shares are issued to persons not affiliated with the Company or the companies being acquired. See "Shares Eligible for Future Sale."

  No Prior Market Possible Volatility of Stock Price; Determination of Offering Price. Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined through negotiations between the Company and the representatives of the Underwriters and may not be indicative of the price at which the Common Stock will trade after the Offering. See "Underwriting" for a description of the factors to be considered in determining the initial public offering price. The securities markets have, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. These fluctuations often substantially affect the market price of a company's stock. The Common Stock has been approved for listing on the NYSE, although there can be no assurance that an active trading market for the Common Stock will develop or, if developed, will continue after the Offering. The market price of the Common Stock could be subject to significant fluctuations in response to numerous factors, including the timing of acquisitions by the Company, variations in financial results or announcements of material events by the Company or its competitors. Regulatory changes, developments in the Company's industry or changes in general conditions in the economy or the financial markets could also adversely affect the market price of the Common Stock.

  Certain Anti-Takeover Provisions. Certain provisions of the Company's Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company or limit the price that certain investors may be willing to pay in the future for shares of the Common Stock. The Company's Board of Directors is divided into three classes with each class consisting, as nearly as possible, of one-third of the total number of directors and serving a staggered three-year term. The Amended and Restated Certificate of Incorporation permits the Board of Directors to determine the rights, preferences and restrictions of unissued series of the Company's authorized Preferred Stock and to fix the number and the designation of shares thereunder and to adopt amendments to the Amended and Restated Bylaws. The Amended and Restated Bylaws contain restrictions regarding the right of stockholders to nominate directors and to submit proposals to be considered at stockholder meetings. Also, the Amended and Restated Certificate of Incorporation restricts the right of stockholders to call a special meeting of stockholders and to act by written consent. The Company also is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business transactions with an "interested stockholder" for a period of three years following the time such stockholder became an interested stockholder. See "Description of Capital Stock." In addition, the Amended and Restated Certificate of Incorporation also requires super-majority voting requirements for certain business combinations. The Board is also permitted by the Amended and Restated Certificate of Incorporation to take into account the long-term interests of stockholders and the interests of non-stockholder constituencies with respect to business combinations.

  Immediate and Substantial Dilution. Purchasers of shares of the Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their shares in the amount of $7.41 per share from the initial public offering price. See "Dilution." In the event the Company issues additional Common Stock in the future, including shares that may be issued in connection with future acquisitions of businesses or other public or private financings, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock.

  Absence of Dividends. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying cash dividends on its Common Stock in the immediate future. In addition, the Company's credit facility prohibits the payment of cash dividends by the Company on Common Stock without the consent of the lenders. See "Dividend Policy."

  Year 2000 Compliance. The Company is implementing a common management information system for itself, the Acquired Companies and subsequently acquired businesses, that is designed to address Year 2000 issues associated with computer systems that use only two digits to identify a year in the date field. The Company expects to complete the implementation of this new system by November 1, 1999. The total cost of this new system and its implementation is estimated to be approximately $1 million. An acquired business that already has in place a management information system that is certified as being Year 2000 compliant, and is compatible with the Company's management information system, may not be required to substitute the Company's system. There can be no assurance that any business that the Company acquires in the future will have computer systems that are Year 2000 compliant or that will be compatible with the Company's new management information system. The Company is currently preparing a formal questionnaire for all significant suppliers, customers and service providers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate the Year 2000 problem. The Company has received oral assurances of Year 2000 compliance from many of the third parties with whom it has relationships. The Company will continue to consider the likelihood of a material business interruption due to the Year 2000 issue, and, if necessary, implement appropriate contingency plans. The terms of the Company's credit facility require the Company to implement hardware and software modifications as may be necessary to be Year 2000 compliant by November 1, 1999, and, if the Company breaches this covenant, an event of default will arise within 30 days after the lending banks have given notice thereof and required the breach to be remedied. There can be no assurance that the failure of the Company, any newly acquired businesses or third parties with whom the Company does business to address adequately their Year 2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

  Forward-Looking Statements. There are a number of statements in this Prospectus that address activities, events or developments which the Company expects or anticipates will or may occur in the future, including such matters as the Company's strategy for internal growth and improved profitability, additional capital expenditures (including the amount and nature thereof), acquisitions of assets and businesses, industry trends and other such matters. These statements are based on certain assumptions and analyses made by the Company in light of its perception of historical trends, current business and economic conditions and expected future developments as well as other factors it believes are reasonable or appropriate. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the risk factors discussed in this Prospectus; general economic, market or business conditions; the business opportunities (or lack thereof) that may be presented to and pursued by the Company; changes in laws or regulations and other factors, most of which are beyond the control of the Company. Consequently, there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby (after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company) will be approximately $47.5 million ($54.7 million if the Underwriters' overallotment option is exercised in full), assuming an initial public offering price of $13.00 per share.

  The Company intends to use (i) $6 million to redeem the outstanding shares of Series A Preferred owned by KLT, an affiliate of the Company (see "Principal Stockholders"), (ii) approximately $7.2 million to reduce outstanding indebtedness as of December 31, 1998 (amounts so reduced will be available for future borrowing), and (iii) approximately $75,000 to pay accrued but unpaid dividends on the outstanding shares of Series A Preferred. The remaining net proceeds (approximately $34.2 million) will be used for working capital and for general corporate purposes, which are expected to include future acquisitions. Pending such uses, the Company intends to invest the remaining net proceeds in short-term, investment grade, interest bearing securities. While the Company is continuously considering possible acquisition prospects as part of its growth strategy, the Company presently has no binding agreements to effect any mergers or acquisitions.

                                DIVIDEND POLICY

  The Company currently intends to retain its future earnings, if any, to finance the growth, development and expansion of its business and, accordingly, does not currently intend to declare or pay any cash dividends on the Common Stock in the immediate future. The declaration, payment and amount of future cash dividends, if any, will be made at the discretion of the Company's Board of Directors after taking into account various factors, including, among others, the Company's financial condition, results of operations, cash flows from operations, current and anticipated capital requirements and expansion plans, the income tax laws then in effect and the requirements of Delaware law. In addition, the Company's credit facility prohibits the payment of cash dividends by the Company on its Common Stock without the consent of the lenders. The Series A Preferred provides for cumulative dividends, which the Company intends to pay in cash with the proceeds of this Offering.

                                CAPITALIZATION

  The following table sets forth the current maturities of long-term obligations and the capitalization as of December 31, 1998 of the Company on an historical basis and as adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom, as well as other related transactions described in the notes hereto. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Unaudited Pro Forma Consolidated Financial Statements of the Company and the related notes thereto, and the Company's Consolidated Financial Statements and the related notes thereto, included elsewhere in this Prospectus.

                                                             December 31, 1998
                                                            --------------------
                                                                         As
                                                            Actual   Adjusted(1)
                                                            -------  -----------
                                                              (in thousands)
Current maturities of long-term obligations...............  $   137    $   137
                                                            =======    =======
Long-term debt, less current maturities...................  $ 7,366    $   166
                                                            -------    -------
Series A Redeemable Preferred Stock: $.01 par value, 6,000
 shares issued and outstanding, actual; and none issued
 and outstanding, pro forma as adjusted (1)(2)............    6,000        --
                                                            -------    -------
Stockholders' equity:
  Common Stock: $.01 par value, 30,000,000 shares
   authorized; 3,833,728 shares issued and outstanding,
   actual; and 9,923,727 shares issued and outstanding,
   pro forma as adjusted (2)(3)...........................       38         99
  Class A Nonvoting Common Stock: $.01 par value,
   1,200,000 shares authorized; 1,089,999 issued and
   outstanding, actual; and none issued and outstanding,
   pro forma as adjusted (3)..............................       11        --
  Class B Nonvoting Common Stock: $.01 par value,
   1,250,000 shares authorized; 1,000,000 shares issued
   and outstanding (3)....................................       10        --
  Preferred Stock; par value $.01; 10,000,000 authorized:
   Series B Convertible Preferred Stock; 500,000 shares
   issued and outstanding (4).............................        5          5
  Additional paid-in capital..............................   29,079     76,539
  Shareholder notes.......................................     (162)      (162)
  Retained earnings.......................................      316        316
                                                            -------    -------
    Total stockholders' equity............................   29,297     76,797
                                                            -------    -------
    Total capitalization..................................  $42,663    $76,963
                                                            =======    =======

--------


(1) Upon the consummation of the Offering, the Company will redeem all of the issued and outstanding Series A Preferred from the net proceeds of the Offering.

(2) Adjusted to reflect the sale of 4,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom at an assumed initial public offering price of $13.00 per share. See "Use of Proceeds" and "Description of Capital Stock." Excludes options to purchase 223,500 shares of Common Stock that have been granted at an exercise price of $12.00 per share. See Management--1998 Stock Option Plans.

(3) Upon the consummation of the Offering, all of the issued and outstanding shares of Class A Nonvoting Common shall automatically convert into 1,089,999 shares of Common Stock and all of the issued and outstanding shares of Class B Nonvoting Common will be converted into 1,000,000 shares of Common Stock. Pursuant to the agreement relating to the purchase of stock by KLT, the number of shares of the Class B Nonvoting Common issued to KLT will be increased proportionately in the event that the initial public offering price (net of underwriting discounts and commissions) is less than $12.00 per share. Shares of Class B Nonvoting Common are convertible into the same number of shares of Common Stock.

(4) Convertible, at the election of KLT prior to December 31, 1999, into 500,000 shares of Common Stock (subject to customary antidilution adjustments).

                                   DILUTION

  The net tangible book value (defined as total stockholders' equity less the excess of purchase cost over net assets acquired, cost of non-compete agreements, deferred financing costs, dividends on redeemable preferred stock and the consideration paid for the Series B Preferred) of the Company at December 31, 1998 was approximately $8.0 million, or $1.35 per share of Common Stock. The consolidated net tangible book value per share is determined by dividing the net tangible book value of the Company by the number of shares of Common Stock and Class A and Class B Nonvoting Common to be outstanding immediately prior to the Offering. After giving effect to the sale by the Company of 4,000,000 shares of Common Stock offered hereby, and the conversion of 1,089,999 shares of Class A Nonvoting Common and 1,000,000 shares of Class B Nonvoting Common into an equal number of shares of Common Stock (the number of shares of Class B Nonvoting Common shall be increased proportionately in the event that the initial public offering price (net of underwriting discounts and commissions) per share of Common Stock is less than $12.00), and after deduction of the underwriting discounts and commissions and estimated Offering expenses, the net tangible book value of the Company at December 31, 1998 would have been $55.5 million or $5.59 per share. This represents an immediate increase in pro forma net tangible book value of $4.24 per share to existing stockholders and an immediate dilution to new investors purchasing Common Stock in the Offering of $7.41 per share. The following table illustrates the per share dilution to new investors purchasing Common Stock in the Offering:

   Assumed initial public offering price per share...................... $13.00
     Consolidated net tangible book value per share prior
      to the Offering............................................. $1.35
     Increase in pro forma net tangible book value per share
      attributable to
      new investors...............................................  4.24
                                                                   -----
     Pro forma consolidated net tangible book value per share after the
      Offering..........................................................   5.59
                                                                         ------
   Dilution in net tangible book value per share to new investors....... $ 7.41
                                                                         ======

  The following table sets forth, as of December 31, 1998, the number of shares of Common Stock purchased from the Company, the total cash consideration paid and the average price per share paid by (i) existing stockholders and (ii) the new investors purchasing shares from the Company in the Offering (before deducting underwriting discounts and commissions and estimated Offering expenses):

                                     Shares Purchased                 Average
                                     -----------------     Total       Price
                                     Number(3) Percent Consideration Per Share
                                     --------- ------- ------------- ---------
   Existing stockholders where the
    consideration was other than
    cash(1).........................   975,417   9.8%   $       --    $  --
   Other existing
    stockholders(2)(4).............. 4,948,310  49.9%    13,144,500     2.66
   New investors.................... 4,000,000  40.3%    52,000,000    13.00
                                     --------- ------   -----------
       Total........................ 9,923,727 100.0%   $65,144,500
                                     ========= ======   ===========

--------

(1) Shares of Common Stock issued in connection with the acquisitions of Allison and Henderson which were recorded for purchase accounting purposes at a value of $10.20 per share to reflect a 15% marketability discount. See "Certain Transactions."

(2) See "Certain Transactions" for a discussion of the issuance of Common Stock to the existing stockholders and certain management of Nationwide.

(3) Excludes (i) options to purchase 223,500 shares of Common Stock that have been granted at an exercise price of $12.00 per share, See "Management-- 1998 Stock Option Plans", and (ii) 500,000 shares of Series B Preferred issued for $12.00 per share and are convertible into 500,000 shares of Common Stock (subject to certain customary antidilution adjustments).

(4) As described under "Certain Transactions--Purchase of The Allison Company", the amount of Acquisition consideration set forth above does not reflect an opportunity for the former stockholders of Allison-Smith to earn additional cash consideration based on the future financial performance of Allison-Smith.

             SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
                     (in thousands, except per share data)

  The following selected historical financial data for Parsons (Predecessor) as of December 31, 1993 through 1997 and for each of the five years in the period ended December 31, 1997 and the period January 1 to February 27, 1998 have been derived from the audited financial statements of Parsons. The following selected historical financial data of Nationwide (which includes Parsons from date of acquisition effective February 27, 1998) as of March 31, 1998 and for the period September 23, 1997 to March 31, 1998 have been derived from the audited consolidated financial statements of Nationwide. The selected historical data of Nationwide as of December 31, 1998 and for the nine months then ended have been derived from the unaudited consolidated financial statements of Nationwide which management believes reflect all adjustments necessary for a fair statement of the results of operations.

  The selected unaudited pro forma consolidated financial data below present certain data for the Company, adjusted for (i) the effects of certain pro forma adjustments to the historical financial statements and (ii) the consummation of the Offering and the application of the net proceeds therefrom. The unaudited pro forma consolidated statement of operations data assume that the Acquisitions, the Offering and related transactions were closed on April 1, 1997, and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. The unaudited pro forma consolidated statement of operations data should be read in conjunction with the other financial information included elsewhere in this Prospectus. See Unaudited Pro Forma Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                             Predecessor                                  Nationwide
                         -------------------------------------------------------- --------------------------
                                                                                  September 23,
                                                                     January 1 to    1997 to     April 1 to
                                                                     February 27,   March 31,   December 31,
                                 Year Ended December 31,                 1998         1998          1998
                         ------------------------------------------  ------------ ------------- ------------
Historical Statement of
 Operations Data:
Contract revenue........ $37,738 $42,128  $52,017  $58,563  $58,004     $9,700       $4,305       $65,524
Cost of services,
 excluding depreciation
 shown separately below.  32,132  36,401   43,662   49,162   47,347      7,830        3,602        54,531
                         ------- -------  -------  -------  -------     ------       ------       -------
Gross profit............   5,606   5,727    8,355    9,401   10,657      1,870          703        10,993
Selling, general and
 administrative
 expenses...............   4,741   4,874    5,776    6,234    6,985      1,310          927         7,296
Depreciation............     272     400      395      435      447         63           33           325
Goodwill amortization...     --      --       --       --       --         --             8           250
                         ------- -------  -------  -------  -------     ------       ------       -------
Income (loss) from
 operations.............     593     453    2,184    2,732    3,225        497         (265)        3,122
Interest and other
 income (expense), net..     168    (135)    (205)    (121)    (191)       (17)         (81)       (1,375)
Income tax benefit
 (expense)..............     --      --       --       --       --         --           120          (730)
                         ------- -------  -------  -------  -------     ------       ------       -------
Net income (loss).......     761     318    1,979    2,611    3,034        480         (226)        1,016
Pro forma provision for
 income taxes(8)........     319     134      831    1,097    1,274        192          --            --
                         ------- -------  -------  -------  -------     ------       ------       -------
Pro forma net income
 (loss)................. $   442 $   184  $ 1,148  $ 1,514  $ 1,760     $  288       $ (226)      $ 1,016
                         ======= =======  =======  =======  =======     ======       ======       =======

                                                   Year Ended
                                                   March 31,  Nine Months Ended
                                                      1998    December 31, 1998
                                                   ---------- -----------------
Pro Forma Consolidated Statement of Operations
 Data:
Contract revenue..................................  $134,408      $117,570
Cost of services, excluding depreciation shown
 separately below.................................   111,538        97,037
                                                    --------      --------
Gross profit......................................    22,870        20,533
                                                    --------      --------
Selling, general and administrative expenses(1)...    14,349        12,444
Depreciation......................................       760           503
Goodwill amortization(2)..........................       557           418
                                                    --------      --------
Income from operations............................     7,204         7,168
Interest and other income (expense), net(3).......       432          (948)
                                                    --------      --------
Income before income taxes........................     7,636         6,220
Income tax expense(4).............................     3,277         2,668
                                                    --------      --------
Net income before a nonrecurring, noncash charge
 directly attributable to the transaction(1)......  $  4,359      $  3,552
                                                    ========      ========
Basic net income per share before a nonrecurring,
 noncash charge directly attributable to the
 transaction(1)...................................  $   0.35      $   0.29
                                                    ========      ========
Shares used in computing basic income per
 share(5).........................................     9,924         9,924
                                                    ========      ========
Diluted net income per share before nonrecurring,
 noncash charge directly attributable to the
 transaction......................................  $   0.35      $   0.29
                                                    ========      ========
Shares used in computing diluted income per
 share(6).........................................     9,941         9,941
                                                    ========      ========

                                       Predecessor                           Nationwide
                         --------------------------------------- ----------------------------------
                                      December 31,                            December 31, 1998
                         --------------------------------------- March 31, ------------------------
                          1993    1994    1995    1996    1997     1998    Actual(6) As Adjusted(7)
                         ------- ------- ------- ------- ------- --------- --------- --------------
Balance Sheet Data:
Working capital......... $ 2,637 $ 3,240 $ 4,618 $ 5,485 $ 5,399  $   610   $24,345     $ 58,570
Total assets............  13,104  12,373  18,017  16,096  20,959   23,368    68,326      102,551
Long-term debt, net of
 current maturities.....     --      412     362     312     262      --      7,366          166
Series A Redeemable
 Preferred Stock........     --      --      --      --      --     6,038     6,000          --
Total stockholders'
 equity.................   4,663   4,676   6,108   6,959   6,500      837    29,297       76,797

--------

(1) The unaudited pro forma consolidated statement of operations data reflect
    (i) an aggregate of approximately $849,000 for the year ended March 31, 1998 and $670,000 for the nine months ended December 31, 1998 in pro forma reductions in salary, bonus and benefits of the owners of the Acquired Companies to which they have agreed prospectively, and (ii) adjustments to expenses associated with certain non-operating assets that were transferred from the Acquired Companies at the time of the Acquisitions and certain other transactions, including the elimination of activities related to assets not purchased from the shareholders of Parsons (see Note 2 of Notes to Unaudited Pro Forma Consolidated Financial Statements).

  Under certain restricted stock purchase agreements, the Company has sold 315,000 restricted shares of Common Stock to management, two outside directors and one director nominee. These shares may, at the Company's option, be repurchased at the price they were sold if the Offering is not consummated by April 1, 1999. As a result, the Company will record a nonrecurring, noncash compensation charge of $3.6 million and related benefit of $1.4 million or a net charge of $2.2 million ($0.22 per share basic and $0.21 per share diluted) in the first reportable quarter following consummation of the Offering, representing the difference between the amount paid for the shares and the estimated fair value thereof (a fair value that is discounted ten percent from the assumed initial public offering price). This nonrecurring compensation charge is not included in the Unaudited Pro Forma Consolidated Statements of Operations.

(2) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions over a 40-year period.

(3) Reflects the reduction for interest expense of approximately $600,000 for the twelve months ended March 31, 1998 and $590,000 for the nine months ended December 31, 1998 attributable to the repayment of approximately $10.8 and $7.2 million, respectively, of historical debt of Nationwide with proceeds from the Offering. Additionally, reflects reductions in expenses associated with certain non-operating assets that were transferred to the Acquired Companies at the time of the Acquisitions, as well as activities related to assets not purchased from the shareholders of Parsons.
(4) Assumes all pretax income before non-deductible goodwill and other permanent items is subject to a statutory 40% tax rate.

(5) Includes (i) 5,923,727 shares of Common Stock issued to certain management personnel and the existing stockholders, (ii) 1,089,999 shares of Common Stock (included within the 5,923,727 shares of Common Stock listed in (i)) resulting from the conversion, upon consummation of this Offering, of 1,089,999 shares of Class A Nonvoting Common owned by KLT, (iii) 1,000,000 shares of Common Stock (included within the 5,923,727 shares of Common Stock listed in (i) resulting from the conversion, upon consummation of the Offering, of 1,000,000 shares of Class B Nonvoting Common owned by KLT (such number of shares shall be proportionately increased in the event that the initial public offering price (net of underwriting discounts and commissions) per share of Common Stock is less than $12.00 per share), and
    (iv) 4,000,000 shares of Common Stock to be sold in the Offering. Excludes
    (i) options to purchase 223,500 shares of Common Stock that have been granted at an exercise price of $12.00 per share, and (ii) 500,000 shares of Series B Preferred which is convertible, at the election of KLT prior to December 31, 1999, into the same number of shares of Common Stock (subject to customary antidilution adjustments). See "Management--1998 Stock Option Plans," "Certain Transactions--Organization of the Company" and "Description of Capital Stock."

(6) Adjusted to reflect the dilutive effect of stock options and does not assume the conversion of outstanding Series B Preferred into the equivalent number of common shares at the date of issuance as the effect is anti-dilutive.

(7) As adjusted to reflect the sale of the Common Stock offered hereby at an assumed initial public offering price of $13.00 per share, and the application of the net proceeds therefrom. See "Use of Proceeds."

   Reflects the incremental provision for federal and state income taxes at an appropriate 40.0% overall tax rate before nondeductible goodwill and other permanent items, relating to other statements of operations adjustments and for income taxes on S corporation income not provided for in the historical financial statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Such statements are only predictions and the actual events or results may differ materially from the results discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus. The historical results set forth in this discussion and analysis are not indicative of trends with respect to any actual or projected future financial performance of the Company. This discussion and analysis should be read in conjunction with the Company's Unaudited Pro Forma Combined Financial Statements, and Parson's and the Acquired Companies' and Nationwide's Financial Statements and the related notes thereto included elsewhere in this Prospectus.

Introduction

  The Company's revenues are derived primarily from electrical contracting and maintenance services provided to commercial, industrial and institutional markets. The Company's services include installation and design for new construction, renovation and retrofit projects as well as long-term and per call maintenance and repair services. In addition, the Company offers design-build expertise and specialized services that typically provide higher margins than general electrical contracting and maintenance services as well as enhance the value received by its customer. Specialized services include installation of wiring or cabling for the following: data cabling for computer networks; fiber optic cable systems; telecommunications systems; energy management systems which control the amount of power used in facilities; fire alarm and security systems; building management systems that integrate computer, energy management, security, safety, comfort and telecommunication systems; lightning protection systems; computer rooms; back-up electrical systems and uninterruptible power supplies; and high voltage distribution. Following the Offering, the Company also plans to offer value added services such as energy efficiency, quality power and preventive maintenance.

  The Company's customers include general contractors and builders, architects, managers, operators and owners of commercial, industrial and institutional properties (including manufacturers and service providers), retail store chains, real estate developers and governmental entities. The Company had pro forma consolidated revenues of $134.4 million for the fiscal year ended March 31, 1998 and $117.6 million for the nine months ended December 31, 1998. Of such pro forma fiscal 1998 revenues, approximately 18% were derived from "design-build" new construction projects, 29% were derived from "bid-to-spec" new construction projects, 30% were derived from retrofit and renovation projects, 13% were derived from maintenance and repair services and 10% were derived from specialized and value-added services.

  The Company believes that it can reduce total operating expenses of the Acquired Companies by eliminating duplicative administrative functions in future smaller acquisitions that may be integrated into the Company's operations as well as by consolidating certain administrative functions performed separately by each company prior to its acquisition. Additionally, the Company believes that its scale should lead to reduced costs in many other areas, without compromising quality, particularly in the areas of (i) procurement best practices and volume discounts from negotiating national agreements that reflect combined purchasing power, (ii) fleet management,
(iii) equipment maintenance, (iv) financing, (v) insurance and bonding and
(vi) employee benefits. It is possible that costs related to the Company's new corporate management, its status as a public company and integrating the Acquisitions could offset a portion of these savings. The Company has preliminarily analyzed the savings that it expects to be realized by consolidating certain administrative functions. The Company has not and cannot quantify all of these savings due to the short period of time that has elapsed since the Acquisitions occurred. It is anticipated that these savings will be partially offset by the costs of being a publicly held company and the incremental increase in costs related to the Company's corporate management. However, these costs, like the savings they offset, cannot be quantified accurately. Neither the anticipated savings nor the anticipated costs have been included in the pro forma financial information included herein.

  Under certain restricted stock purchase agreements, the Company has sold 315,000 shares of Common Stock to management, two outside directors and one director nominee. As a result, the Company will record a non-recurring, non-cash compensation charge of $3.6 million and related benefit of $1.4 million or net charge of $2.2 million in the first reportable quarter following consummation of the Offering, representing the difference between the amount paid for the shares and the estimated fair value thereof (a fair value that is discounted ten percent from the assumed initial public offering price). This non-recurring compensation charge is not included in the Unaudited Pro Forma Combined Statements of Operations. These shares may, at the Company's option, be repurchased at the price they were sold if the Offering is not consummated by April 1, 1999.

  The Acquisitions were accounted for using the purchase method of accounting. Accordingly, the excess of the fair value of the consideration paid for the Acquisitions of $15.7 million over the fair value of the net assets acquired by Nationwide from the Acquired Companies was recorded as "goodwill." Goodwill will be amortized over its useful life of 40 years as a non-cash charge to operating income. The pro forma effect of this amortization expense is expected to be approximately $393,000 per year. For purposes of the transactions discussed above, the Company utilized a $10.20 per share value for the Common Stock. This valuation reflects a 15% discount from the valuation placed on the stock for purposes of the stock portion of the Acquisitions and the value used in the sale of Class B Nonvoting Common sold to KLT. See "Certain Transactions." The difference between the discount used and a nominal discount of 10% is immaterial. See "Certain Transactions-- Organization of the Company." In addition, $425,000 of payments made pursuant to non-compete agreements with key managers at Parsons will be amortized over lives ranging from 21-54 months as a non-cash charge to operating income, or $164,000 per year.

  A brief description of the accounting terms used to present the results of operations of Parsons and the significant Acquired Companies is as follows:

  Contract Revenues. The Company enters into contracts either on a negotiated basis or based on competitive bids (the final terms and prices of which are frequently negotiated with the customer). Although the terms of the contracts undertaken by the Company vary considerably, the contracts are usually based on either a lump sum or fixed fee. Most installation projects are completed within one year, while maintenance and repair work is frequently provided under open-ended service agreements which are renewable annually and are based on an hourly labor rate and an agreed mark-up on materials. Revenues from lump sum contracts are generally recorded on a percentage-of-completion basis, using the cost-to-cost method based on the percentage of total costs incurred to date in proportion to total estimated costs to complete the contract. The Company recognizes revenue when services are performed except when work is being performed under a fixed price or cost-plus-fee contract. Such contracts generally provide that once the customer accepts completion of progress to date, it is obligated to compensate the Company for services which have been rendered, measured typically in terms of units installed, hours expended or some other measure of progress. Certain of the Company's customers require the Company to post performance and payment bonds upon execution of the contract, depending upon the nature of the work to be performed. The Company's fixed price contracts often include payment provisions pursuant to which the customer withholds a 5% to 10% retainage from each progress payment and forwards the retainage to the Company upon final completion and approval of the work. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion. Revenues from claims are recorded only when the amounts have been received.

  Cost of services. Cost of services consists primarily of salaries and benefits to non-management employees, materials, parts and supplies, fuel and other vehicle expenses, equipment rentals, and subcontracted services. The Company's gross margin, which is gross profit expressed as a percentage of revenues, is typically higher on projects where labor, rather than materials, constitutes a greater portion of the cost of services. Labor costs can be calculated with relatively less accuracy than materials costs. Therefore, to compensate for the potential variability of labor costs, the Company seeks to maintain higher margins on its labor-intensive projects.

  Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of compensation and related benefits to management, administrative salaries and benefits, marketing, office rent and utilities, depreciation, communications and professional fees.

  The Acquired Companies have primarily operated throughout the periods presented as independent, privately-owned entities, and their results of operations reflect varying tax structures (Parsons was an S corporation and the other Acquired Companies were C corporations) which have influenced the historical level of owners' compensation. Gross profits and selling, general and administrative expenses as a percentage of revenues may not be comparable among the individual Acquired Companies. In connection with the Acquisitions, certain owners of the Acquired Companies have agreed to reductions in their compensation and related benefits. Such reductions have been reflected for the pro forma nine months ended December 31, 1998 and the year ended March 31, 1998 totaling $670,000 and $849,000, respectively. Such reductions have been reflected as a pro forma adjustment in the Pro Forma Consolidated Financial Statements and in the terms of the employment agreements which such persons have agreed to enter with the Company.

Regulatory Matters

  The Company's operations are subject to the authority of various state and municipal regulatory bodies concerned with the licensing of contractors. The Company has experienced no material difficulty in complying with the requirements imposed on it by such regulatory bodies. See "Business-- Regulation."

Seasonality; Fluctuations of Quarterly Results

  The Company's results of operations can be subject to seasonal variations. Historically, during the winter months, demand related to new projects and maintenance services may be lower due to reduced construction activity during inclement weather while demand for electrical contracting and maintenance services may be higher due to damage caused by such weather. Additionally, the industry can be highly cyclical. As a result, the Company's volume of business may be adversely affected by declines in new projects in various geographic regions in the U.S. The Company believes, however, that such seasonality will be substantially mitigated by its emphasis on acquiring businesses in growing markets as well as the geographic diversity and significant contracts of the Acquired Companies in place. Quarterly results may also be materially affected by the timing of acquisitions, variations in the profit margins of projects performed during any particular quarter, the timing and magnitude of acquisition assimilation costs and regional economic conditions. Accordingly, the Company's operating results in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year.

Liquidity and Capital Resources

  At December 31, 1998, Nationwide had consolidated cash and cash-equivalents of approximately $1.1 million, working capital of $24.3 million and $7.4 million of long-term debt. Nationwide used $980,000 of net cash for operating activities for the nine months ended December 31, 1998. Net cash used in investing activities was $14.3 million, primarily for the acquisitions of Allison-Smith and Henderson Electric. Net cash generated from financing activities was $15.3 million, primarily from the issuance of equity securities.


  After applying the net proceeds of the Offering as discussed under "Use of Proceeds," the Company will have $35.3 million of pro forma cash and cash equivalents, $58.5 million of pro forma working capital and $166,000 outstanding indebtedness. It is anticipated that $7.2 million of Nationwide indebtedness will be repaid from the proceeds of the Offering.

  The Company has obtained a $30 million credit facility maturing on December 1, 2001, with Norwest Bank of Minnesota, N.A., acting as agent, which is composed of a $15 million revolving credit facility and a $15 million term facility. The term facility may be used exclusively to finance acquisitions permitted under the credit agreement ("Permitted Acquisitions"). A Permitted Acquisition must satisfy the following conditions (i) the cash consideration is not in excess of $7.5 million, (ii) the purchase price does not exceed a specified multiple of adjusted EBIT (earnings before interest and taxes) of the acquired company and (iii) the cash consideration does not exceed 60% of the purchase price with respect to the acquisition in a market where the Company does not have operations. The revolving credit facility may be used for (i) working capital, (ii) general corporate purposes, (iii) accounts receivable, inventory and cash which may be acquired in Permitted Acquisitions, and (iv) to make advances to and equity investments in the Company's subsidiaries. The Agent has indicated that the borrowing limit under the credit agreement may be increased up to a total of $100 million, subject to certain conditions, including successful completion of the Offering, the addition of at least three more lenders, receipt of an unqualified audit report on the Company's financial statements for its fiscal year ended March 31, 1999, and the absence of any default or event of default under the credit agreement. The borrowing base is limited to the sum of 80% of eligible accounts receivable, 50% of eligible inventory, and 50% of the net book value of eligible equipment. It is anticipated that after the Offering the loan will become unsecured and that certain covenants will be adjusted.

  Amounts borrowed under the credit facility will bear interest at a rate equal to the Prime Rate plus a margin ranging from 0 to 0.25% (based on the Consolidated Cash Flow Leverage ratio, i.e., the ratio of (i) funded debt, less subordinated debt, to (ii) EBITDA (as defined in the Credit Agreement)) or, alternatively, at the Company's option LIBOR plus a margin ranging from 1.40% to 1.90% based on the same ratio. Commitment fees of 0.25% to 0.35% (based on the Consolidated Cash Flow Leverage ratio) are payable with respect to amounts not borrowed on either facility. The facility is secured by all assets of the Company, including the pledges of all stock of the Company's subsidiaries. In addition, the Company's subsidiaries guarantee the repayment of all amounts due under the facility and the facility restricts pledges of all material assets.

  As part of its growth strategy, the Company intends to pursue an acquisition program. The timing, size or success of any acquisition effort and the associated potential capital commitments cannot be predicted. The Company expects to fund future acquisitions primarily with a portion of the net proceeds of the Offering, working capital, issuances of additional equity, borrowings, including any unborrowed portion of the credit facility, as well as cash flow from operations. The Company anticipates that its cash flow from operations and proceeds from the Offering will provide sufficient cash to enable the Company to meet its working capital needs, debt service requirements and planned capital expenditures for property and equipment through at least calendar year 1999. On a pro forma consolidated basis, the Company made capital expenditures of approximately $625,000 in fiscal 1998.

Year 2000 Compliance

  The Company is implementing a common management information system for itself, the Acquired Companies and subsequently acquired businesses, that is designed to address Year 2000 issues associated with computer systems that use only two digits to identify a year in the date field. The Company expects to complete the implementation of this new system before November 1, 1999. The total cost of this new system and its implementation is estimated to be approximately $1 million which will be funded from working capital. An acquired business that already has in place a management information system that is certified as being Year 2000 compliant, and that is compatible with the Company's management information system, may not be required to substitute the Company's system. There can be no assurance that any business that the Company acquires in the future will have computer systems that are Year 2000 compliant or that such computer system will be compatible with the Company's new management information system. The Company is currently preparing a formal questionnaire for all significant suppliers, customers and service providers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate the Year 2000 problem. The Company has received oral assurances of Year 2000 compliance from many of the third parties with whom it has relationships. The Company will continue to consider the likelihood of a material business interruption due to the Year 2000 issue, and, if necessary, implement appropriate contingency plans. The terms of the Company's credit facility requires the Company to implement hardware and software modifications as may be necessary to be Year 2000 compliant by November 1, 1999, and, if the Company breaches this covenant, an event of default will arise within 30 days after the lending banks have given notice thereof and requiring it to be remedied. There can be no assurance that the failure of the Company, any newly acquired businesses or third parties with whom the Company does business to address adequately their Year 2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

Impact of Inflation

  Due to relatively low levels of inflation experienced during the years ended December 31, 1995, 1996 and 1997, inflation did not have a significant effect on the consolidated results of the Acquired Companies in those periods. Due to the relatively short-term nature of the Acquired Companies' contracts, the Acquired Companies expect to be able to adjust contract bids to recover cost increases and therefore negate the impact on gross margins.

Impact of Future Accounting Pronouncements

  In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management of the Company has not yet fully evaluated the potential impact on the Company's financial statements of the adoption of SFAS No. 133.


Results of Operations--Nationwide and Predecessor

  Nationwide was organized in February 1998 to undertake the Acquisitions and the Offering. On February 27, 1998, the Company acquired Parsons, also referred to herein as the Company's Predecessor, in a cash purchase transaction.

  The following table sets forth selected historical statement of operations data and such data as a percentage of revenues for the periods indicated (in thousands):

                                               Nine Months Ended December 31, 1998
                          Predecessor   --------------------------------------------------
                          Nine Months                  Nationwide Excluding
                             Ended      Allison-Smith        Allison-
                          December 31,  and Henderson  Smith and Henderson
                              1997       Acquisitions      Acquisitions      Consolidated
                         -------------- -------------- -------------------- --------------
Contract Revenues....... $46,647 100.0% $18,518 100.0% $   47,006    100.0% $65,524 100.0%
Costs of services.......  38,062  81.6%  15,609  84.3%     38,922     82.8%  54,531  83.2%
                         ------- ------ ------- ------ ---------- --------- ------- ------
  Gross profit..........   8,585  18.4%   2,909  15.7%      8,084     17.2%  10,993  16.8%
Selling, general and
 administrative
 expenses...............   5,714  12.2%   1,387   7.5%      6,484     13.8%   7,871  12.0%
                         ------- ------ ------- ------ ---------- --------- ------- ------
Income from Operations.. $ 2,871   6.2% $ 1,522   8.2% $    1,600      3.4% $ 3,122   4.8%
                         ======= ====== ======= ====== ========== ========= ======= ======

Nationwide results for the nine months ended December 31, 1998 compared to the Predecessor results for the nine months ended December 31, 1997

  The consolidated information set forth in the above tables includes operating results from October 22, 1998 thru December 31, 1998 for Allison-Smith and Henderson which were acquired on October 22, 1998. Allison-Smith and Henderson operating results from October 22 through December 31, 1998 have been excluded from the discussion set forth below of Nationwide information in order to provide comparable information with respect to the Predecessor data because comparable information for Allison-Smith and Henderson was not available.

  Contract Revenues. Revenues increased $359,000, or 0.8%, from $46.6 million for the nine months ended December 31, 1997 to $47.0 million for the nine months ended December 31, 1998. The nine months ended December 31, 1997 included revenues for welding distribution of $2.3 million. The welding distribution business previously operated by Predecessor was not purchased by the Company. Excluding welding distribution sales from the Predecessor results for the nine months ended December 31, 1997, revenues would have increased $2.7 million or 6.0%, in the 1998 period compared to the 1997 period.

  Gross Profit. Gross profit decreased $501,000, or 5.8%, from $8.6 million for the nine months ended December 31, 1997 to $8.1 million for the nine months ended December 31, 1998. As a percentage of revenues, gross profit decreased from 18.4% to 17.2%. The gross profit associated with welding distribution sales for the nine months ended December 31, 1997 was $410,000. Excluding the welding distribution gross profit from the 1997 period, gross profit decreased $91,000 or 1.1%, in the 1998 period compared to the 1997 period. The decrease in gross profit and gross margin was primarily attributable to a large "bid to spec" contract which had a number of approved change orders which have not yet been priced, resulting in no margin to date.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $770,000, or 13.5%, from $5.7 million for the nine months ended December 31, 1997 to $6.5 million for the nine months ended December 31, 1998, primarily due to Nationwide organizational and administrative expenses incurred for additional personnel to implement the Company's growth strategies.

  Other income (expense). Other income for the nine months ended December 31, 1997 and December 31, 1998 consists principally of employee vehicle reimbursement. In the nine months ended December 31, 1998 there was $878,000 of previously deferred Offering costs expensed due to the extensive delay of the Offering.

  Income tax expense. Income tax expense increased $796,000 for the nine months ended December 31, 1998 compared to the nine months ended December 31, 1997. For the period in 1997, the Predecessor did not show the expense since it had elected to be taxed as a Subchapter S Corporation.

  Net income. The change in net income for the nine month period is the result of the other changes noted above.

Results of Operations--Parsons

  Parsons was founded in 1927 and is headquartered in Minneapolis, Minnesota. During the twelve months ended March 31, 1998, Parsons provided services to customers primarily in Minnesota, as well as in Alabama, Arkansas, Illinois, Iowa, North Dakota, Oregon, South Dakota, Texas, Virginia and Wisconsin. Parsons is a union contractor with over 400 employees providing electrical contracting and maintenance services, including design and installation, new construction and retrofit/renovation for commercial, industrial and institutional customers.

  The following table sets forth selected historical statement of operations data and such data as a percentage of revenues for the periods indicated (in thousands):

                                            Year ended December 31,
                                   -------------------------------------------
                                       1995           1996           1997
                                   -------------  -------------  -------------
Revenue........................... $52,017 100.0% $58,563 100.0% $58,004 100.0%
Cost of services..................  43,662  83.9%  49,162  83.9%  47,347  81.6%
                                   ------- -----  ------- -----  ------- -----
  Gross profit....................   8,355  16.1%   9,401  16.1%  10,657  18.4%
Selling, general and
 administrative expenses..........   6,171  11.9%   6,669  11.4%   7,432  12.8%
                                   ------- -----  ------- -----  ------- -----
Operating income.................. $ 2,184   4.2% $ 2,732   4.7% $ 3,225   5.6%
                                   ======= =====  ======= =====  ======= =====

Parsons results for the year ended December 31, 1997 compared to the year ended December 31, 1996

  Revenues. Revenues decreased $559,000, or 1.0%, from $58.6 million for the year ended December 31, 1996 to $58.0 million for the year ended December 31, 1997, primarily as a result of a decrease in demand for services associated with a large "bid-to-spec" contract on the new Federal Reserve building in Minneapolis in 1996, which decrease was partially offset by increased demand for design-build services.

  Gross profit. Gross profit increased $1.3 million, or 13.4%, from $9.4 million for the year ended December 31, 1996 to $10.7 million for the year ended December 31, 1997. As a percentage of revenues, gross profit increased from 16.1% to 18.4%. The increase in gross profit and gross margin is primarily a result of Parsons replacing lower margin bid work with higher margin design-build services.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $763,000, or 11.4%, from $6.7 million for the year ended December 31, 1996 to $7.4 million for the year ended December 31, 1997, primarily due to increases in administrative salaries and benefits. As a percentage of revenues, selling, general and administrative expenses increased from 11.4% to 12.8%.

  Other income (expense). Other income in 1997 and 1996 consists principally of employee vehicle reimbursement.

  Net Income. The change in net income for the year is the result of the other changes noted above.

Parsons results for the year ended December 31, 1996 compared to the year ended December 31, 1995.

  Revenues. Revenues increased $6.6 million, or 12.6%, from $52.0 million for the year ended December 31, 1995 to $58.6 million for the year ended December 31, 1996, primarily as a result of securing and executing a significant portion of one large "bid-to-spec" contract for the Federal Reserve building in Minneapolis.

  Gross profit. Gross profit increased $1.0 million, or 12.5%, from $8.4 million for the year ended December 31, 1995 to $9.4 million for the year ended December 31, 1996, primarily as a result of the increased demand for services during the year. As a percentage of revenues, gross profit was unchanged at 16.1%.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $498,000, or 8.1%, from $6.2 million for the year ended December 31, 1995 to $6.7 million for the year ended December 31, 1996, primarily due to increases in administrative salaries and benefits and costs associated with the implementation of new information systems. As a percentage of revenues, selling, general and administrative expenses decreased from 11.9% to 11.4%.

  Other income (expense). Other income in 1996 and 1995 consists principally of employee vehicle reimbursement.

  Net Income. The change in net income for the year is the result of the other changes noted above.

Results of Operations--Allison-Smith

  Allison-Smith was founded in 1943 and is headquartered in Atlanta, Georgia. Allison-Smith has provided services to customers in primarily in Georgia as well as in Florida, Kansas, Texas, Canada and the United Kingdom during the year ended June 30, 1998. Allison-Smith earned revenues of $31.4 million for the fiscal year ended June 30, 1998 with approximately 80% derived from repeat customers. Allison-Smith also has significant design-build capability, particularly, an established capability to complete these projects on a "fast track" basis.

  The following table sets forth selected historical statement of operations data and such data as a percentage of revenues for the periods indicated (in thousands):

                                      Three Months Ended  Three Months Ended
                                      September 30, 1997  September 30, 1998
                                      ------------------- --------------------
                                         (unaudited)         (unaudited)
Contract revenues.................... $   6,572    100.0% $   7,574     100.0 %
Cost of services.....................     5,494     83.6%     6,323      83.5 %
                                      --------- --------  ---------  --------
  Gross profit.......................     1,078     16.4%     1,251      16.5 %
Selling, general and administrative
 expenses............................       634      9.6%     1,258      16.6 %
                                      --------- --------  ---------  --------
Operating income (loss).............. $     444      6.8% $      (7)     (0.1)%
                                      ========= ========  =========  ========

Allison-Smith results for the three months ended September 30, 1998 compared to the three months ended September 30, 1997

  Contract revenues. Revenues increased $1.0 million, or 15.3%, from $6.6 million for the three months ended September 30, 1997 to $7.6 million for the three months ended September 30, 1998, primarily as a result of increased demand for specialized and value added services.

  Gross profit. Gross profit increased $173,000, or 16.0%, from $1.1 million for the three months ended September 30, 1997 to $1.3 million for the three months ended September 30, 1998. As a percentage of revenues, gross profit increased from 16.4% to 16.5%.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $624,000, or 98.4%, from $634,000 for the three months ended September 30, 1997 to $1.3 million for the three months ended September 30, 1998, due to additional owner compensation of $664,000 which will not be recurring in nature and which were more than offset other reductions in selling, general and administrative expenses. As a percentage of revenues, selling, general and administrative expenses increased from 9.6% to 16.6%. The additional owner compensation for the three months ended September 30, 1998 was 8.8% of revenues.

  Other income (expense). During the three months ended September 30, 1998, $1.2 million was accrued to recognize a liability in accordance with the requirements of SFAS No.5. The liability relates to litigation arising out of electrical work performed by the Company as a sub-contractor more than nine years ago. The initial complaint filed against the general contractor for the project alleges the system installed by the Company was defective. The Company denies any responsibility for the claims on the basis that, among other things, installation was in accordance with the approved plans and specification of the project. Under the Stock Purchase Agreement entered into which Nationwide, former stockholders of Allison-Smith have agreed to indemnify Nationwide for settlements reached in the above matter, accordingly, Nationwide recorded an asset of $720,000 (which is net of associated tax benefit) to reflect such indemnification.

  Net Income. The change in net income for the three months is the result of the other changes noted above.

  The following table sets forth selected historical statement of operations data and such data as a percentage of revenues for the periods indicated (in thousands):

                                              Year ended June 30,
                                   -------------------------------------------
                                       1996           1997           1998
                                   -------------  -------------  -------------
Contract revenues................. $32,392 100.0% $28,000 100.0% $31,373 100.0%
Cost of services..................  27,324  84.4%  22,801  81.4%  25,452  81.1%
                                   ------- -----  ------- -----  ------- -----
    Gross profit..................   5,068  15.6%   5,199  18.6%   5,921  18.9%
Selling, general and
 administrative expenses..........   2,502   7.7%   2,660   9.5%   3,302  10.5%
                                   ------- -----  ------- -----  ------- -----
Operating income.................. $ 2,566   7.9% $ 2,539   9.1% $ 2,619   8.4%
                                   ======= =====  ======= =====  ======= =====

Allison-Smith results for the year ended June 30, 1998 compared to the year ended June 30, 1997

  Contract revenues. Revenues increased $3.4 million, or 12.0%, from $28.0 million for the year ended June 30, 1997 to $31.4 million for the year ended June 30, 1998, primarily due to increased demand for specialized and value-added services, including fast-track design-build services for telecommunications customers.

  Gross profit. Gross profit increased $722,000, or 13.9%, from $5.2 million for the year ended June 30, 1997 to $5.9 million for the year ended June 30, 1998. As a percentage of revenues, gross profit increased from 18.6% to 18.9%, primarily due to the increased proportion of revenues attributable to specialized and value-added services which have a higher margin than the general contracting services provided by Allison-Smith.

  Selling, general and administrative expense. Selling, general and administrative expenses increased $642,000, or 24.1%, from $2.7 million for the year ended June 30, 1997 to $3.3 million for the year ended June 30, 1998, primarily due to an increase in owner's compensation for the year ended June 30, 1998. As a percentage of revenues, selling, general and administrative expenses increased from 9.5% to 10.5%.

  Other income (expense). Other income and expense was insignificant for each of the years ended June 30, 1998 and June 30, 1997.

  Net Income. The change in net income for the period is the result of the other changes noted above.

Allison-Smith results for the year ended June 30, 1997 compared to the year ended June 30, 1996

  Contract revenues. Allison-Smith experienced an abnormally high demand for general contracting services in the year ended June 30, 1996 due to the building activity associated with the Olympics. Primarily due to the fact that the unusual demand from the Olympics did not reoccur in 1997, revenues decreased $4.4 million, or 13.6%, from $32.4 million for the year ended June 30, 1996 to $28.0 million for the year ended June 30, 1997.

  Gross profit. Gross profit increased $131,000, or 2.6%, from $5.1 million for the year ended June 30, 1996 to $5.2 million for the year ended June 30, 1997. As a percentage of revenues, gross profit increased from 15.6% to 18.6%, primarily due to a shift in business toward the higher margin renovation and retrofit projects which replaced some of the lower margin general contracting services provided by Allison-Smith.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $158,000, or 6.3%, from $2.5 million for the year ended June 30, 1996 to $2.7 million for the year ended June 30, 1997, primarily due to increased personnel costs associated with the increased revenues achieved in 1996 and increased administrative salaries and owner compensation. As a percentage of revenues, selling, general and administrative expenses increased from 7.7% to 9.5%.

  Other income (expense). Other income (expense) was not significant for the year ended June 30, 1997. Other expense for the year ended June 30, 1996 primarily consists of loss on disposals of fixed assets.

  Net Income. The change in net income for the year is the result of the other changes noted above.

Results of Operations--Henderson

  Henderson and Eagle have been reported on a consolidated basis.

  Henderson was founded in 1919 as a union contractor, is headquartered in Louisville, Kentucky and maintains an additional office in Lexington, Kentucky. During the year ended March 31, 1998 Henderson has provided services to customers in Kentucky and Indiana. In 1986 Henderson established Eagle as a wholly-owned open-shop subsidiary which is headquartered in Cincinnati, Ohio. During the year ended March 31, 1998, Eagle provided services to customers in Indiana, Kansas, Kentucky, Ohio and Wisconsin. Henderson provides electrical contracting and maintenance services, as well as installation of wiring or cabling for computer, telecommunications and security systems, and has significant design-build capability.

  The following table sets forth selected historical statement of operations data and such data as a percentage of revenues for the periods indicated (in thousands):

                                            Six Months Ended
                                             September 30,    Six Months Ended
                                                  1997       September 30, 1998
                                            -----------------------------------
                                              (unaudited)       (unaudited)
Contract revenues.......................... $ 20,828  100.0% $  26,657   100.0%
Cost of services...........................   18,546   89.0%    21,955    82.4%
                                            -------- ------- --------- --------
  Gross profit.............................    2,282   11.0%     4,702    17.6%
Selling, general and administrative
 expenses..................................    1,850    8.9%     2,257     8.5%
                                            -------- ------- --------- --------
Operating income........................... $    432    2.1% $   2,445     9.1%
                                            ======== ======= ========= ========

Henderson results for the six months ended September 30, 1998 compared to the six months ended September 30, 1997

  Contract revenues. Revenues increased $5.8 million, or 28.0%, from $20.8 million for the six months ended September 30, 1997 to $26.6 million for the six months ended September 30, 1998, primarily as a result of increased demand for "bid-to-spec" new construction services in the food processing and distribution, automotive markets, and hospitality market.

  Gross profit. Gross profit increased $2.4 million or 106%, from $2.3 million for the six months ended September 30, 1997 to $4.7 million for the six months ended September 30, 1998, primarily as a result of increased revenues and the completion of some jobs at better than expected margins. As a percentage of revenues, gross profit increased from 11.0% to 17.6%, primarily due to the completion of some jobs at better than anticipated margins and to a more favorable mix of jobs.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $407,000, or 22.0%, from $1.9 million for the six months ended September 30, 1997 to $2.3 million for the six months ended September 30, 1998, primarily due to headcount additions resulting in increased salaries and benefits and increased owner compensation. As a percentage of revenues, selling, general and administrative expenses decreased from 8.9% to 8.5%.

  Other income (expense). During 1998, the Company received a workers compensation insurance refund in the amount of $124,000.

  Net Income. The change in net income for the six months is the result of the other changes noted above.

  The following table sets forth selected historical statement of operations data and such data as a percentage of revenues for the periods indicated (in thousands):

                                             Year ended March 31,
                                   -------------------------------------------
                                       1996           1997           1998
                                   -------------  -------------  -------------
Contract revenues................. $27,337 100.0% $36,409 100.0% $44,000 100.0%
Cost of services..................  23,188  84.8%  31,025  85.2%  37,952  86.3%
                                   ------- -----  ------- -----  ------- -----
    Gross profit..................   4,149  15.2%   5,384  14.8%   6,048  13.7%
Selling, general and
 administrative expenses..........   3,230  11.8%   3,439   9.5%   4,376   9.9%
                                   ------- -----  ------- -----  ------- -----
Operating income.................. $   919   3.4% $ 1,945   5.3% $ 1,672   3.8%
                                   ======= =====  ======= =====  ======= =====

Henderson results for the year ended March 31, 1998 compared to the year ended March 31, 1997

  Revenues. Revenues increased $7.6 million, or 20.8%, from $36.4 million for the year ended March 31, 1997 to $44.0 million for the year ended March 31, 1998, primarily as a result of increased demand for "bid-to-spec" new construction services in the food processing and distribution, and institutional markets.

  Gross profit. Gross profit increased $664,000, or 12.3%, from $5.4 million for the year ended March 31, 1997 to $6.0 million, primarily as a result of increased revenues. As a percentage of revenues, gross profit decreased from 14.8% to 13.7%, primarily due to the increased proportion of "bid-to-spec" new construction services provided by Henderson which generally generate lower gross margins than the "design-build" services provided by Henderson.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $937,000, or 27.2%, from $3.4 million for the year ended March 31, 1997 to $4.3 million for the year ended March 31, 1998, primarily due to increases in administrative salaries and bonuses. As a percentage of revenues, selling, general and administrative expenses increased from 9.5% to 9.9%.

  Other income (expense). Other income and expense primarily included joint venture income during 1998 and 1997 of $202,233 and $139,909, respectively. In addition, during 1997 the Company sold its interest in a partnership which developed and leased property and recognized a gain on the sale of $120,417.

  Net Income. The change in net income for the year is the result of the other changes noted above.

Henderson results for the year ended March 31, 1997 compared to the year ended March 31, 1996

  Revenues. Revenues increased $9.1 million, or 33.2%, from $27.3 million for the year ended March 31, 1996 to $36.4 million for the year ended March 31, 1997, primarily as a result of increased demand for "bid-to-spec" services associated with the automotive market.

  Gross profit. Gross profit increased $1.2 million, or 29.8%, from $4.2 million for the year ended March 31, 1996 to $5.4 million for the year ended March 31, 1997, primarily as a result of the increase in revenues. As a percentage of revenues, gross profit decreased 0.4%, from 15.2% for the year ended March 31, 1996 to 14.8% for the year ended March 31, 1997. The decrease in gross margin was primarily a result of an increased portion of "bid-to-spec" new construction services during the year, which generally generate lower gross margins than the "design-build" services provided by Henderson.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $209,000, or 6.5%, from $3.2 million for the year ended March 31, 1996 to $3.4 million for the year ended March 31, 1997, primarily due to increases in administrative salaries and benefits. As a percentage of revenues, selling, general and administrative expenses decreased from 11.8% to 9.5%.

  Other income (expense). The Company recognized joint venture income during 1997 of $139,909 and there were no joint venture activities during 1996. During 1997, the Company sold its interest in a partnership which developed and leased property and recognized a gain on the sale of $120,417.

  Net Income. The change in net income for the year is the result of the other changes noted above.

                                   BUSINESS

General

  Nationwide provides a wide array of electrical contracting services ranging from the design and installation of electrical systems for new facilities, the renovation and retrofit of existing electrical systems, specialized and value-added services, as well as long-term and on-call maintenance and repair services. The Company believes that its focused operating strategy, emphasis on providing design-build, specialized and value-added services, prominence within its markets and the experience of its executive management team will provide the Company with significant competitive advantages as it pursues its growth strategy.

  Nationwide is one of the largest providers of electrical contracting and maintenance services in the U.S. The Company generated pro forma consolidated revenues of $134.4 million in the fiscal year ended March 31, 1998, and $117.6 million for the nine months ended December 31, 1998. Of such fiscal 1998 pro forma combined revenues, approximately 18% were derived from "design-build" new construction projects, 29% were derived from "bid-to-spec" new construction projects, 30% were derived from retrofit and renovation projects, 13% were derived from maintenance and repair services and, 10% were derived from specialized and value-added services. The Company's customers include general contractors, property managers, operators and owners of commercial, industrial and institutional properties, real estate developers and governmental entities. See "Business--Services" and "--Customers and Marketing."

Industry Overview

  According to industry estimates, annual revenues generated by the electrical contracting industry grew from approximately $39.3 billion in 1990 to approximately $72.0 billion in 1998 and are expected to increase in 1999 to $76.5 billion. Approximately 81% of the annual revenues in 1995 were derived from non-residential customers.

  Industry sources indicate that the overall industry revenue mix has shifted over the past 30 years as modernization, or retrofit work, and the percentage of services provided on a negotiated rather than bid basis have increased. According to industry sources, during the period from 1967 through 1993, the percentage of revenues from new construction projects generated by the largest electrical contractors (those with annual sales in excess of $1,000,000 who traditionally are most heavily involved in new construction projects) has declined from 83% to 56%. On an industry-weighted basis, approximately 30% of revenues in 1993 were attributable to electric modernization, or retrofit work, and approximately 20% of revenues were derived from maintenance and repair services. Thirty years ago, approximately 75% of electrical contractors' work was obtained through the traditional competitive bid process. It is estimated that 50% of such work currently is obtained through competitive bidding with the remainder being obtained on a negotiated basis.

  The Company believes that growth in the commercial, industrial and institutional markets reflects a number of factors, including (i) increased levels of construction and renovation activity; (ii) the effects of more stringent electrical codes which establish minimum power and wiring requirements; (iii) increases in use of electrical power due to new technologies, creating needs for increased capacity and outlets, as well as data cabling and fiber optics; (iv) requirements for enhanced safety systems resulting in large part from enactment of the Americans with Disabilities Act;
(v) new demands for uninterruptible power in high-tech environments; (vi) increased complexity of systems requiring specialized technical expertise;
(vii) networking of local area and wide area computer systems; (viii) minimization of downtime through predictive and preventive maintenance; (ix) revised national energy standards that dictate the use of more energy-efficient lighting fixtures and other equipment; (x) continuing demand to build out lease spaces in office buildings and to reconfigure space for new tenants; and (xi) installation of electrical capacity in excess of minimum code requirements by building owners and developers to improve the marketability of their properties.

  In addition, the Company believes that the impending deregulation of the electric utility industry will lead to new demands for the Company's services. As suppliers of power are generating and supplying electricity to the power distribution system and as customers choose suppliers other than their local utility monopoly, the Company believes a market perception will result that power will become less reliable. The Company believes further that, as a result of this perception, customers will take more responsibility to ensure the quality and reliability of their power. Such customers will increase demand for a number of the Company's specialized services including: uninterruptible power systems, surge suppression systems, and diesel and battery back-up systems, among others.

  The Company believes that the highly fragmented nature of this industry presents substantial consolidation and growth opportunities. According to the industry sources, there are approximately 60,000 electrical contracting businesses in the U.S., consisting of a small number of regional or national providers and a large number of relatively small, owner-operated businesses that have limited access to capital and that offer a limited range of services. The Company believes that its disciplined acquisition strategy, financial strength, experienced management, decentralized operating philosophy, performance incentive programs and opportunities for advancement within the Company will enable it to attract and acquire electrical contractors with leading reputations in their regional or local markets.

Strategy

  The Company plans to enhance its position as a leading provider of electrical contracting and maintenance services to commercial, industrial and institutional customers by continuing to implement its operating strategy, emphasizing continued internal growth and expanding through acquisitions.

  Operating Strategy. The Company believes there are significant opportunities to increase its revenues and profitability as well as those of subsequently acquired businesses. The key elements of the Company's operating strategy are:

    Operate on a Decentralized Basis. The Company manages the Acquired Companies and intends to manage subsequently acquired businesses on a decentralized basis, with local management retaining responsibility for the day-to-day operations, profitability and internal growth of each local business. Although the Company maintains strong central operating and financial controls, its decentralized operating structure allows it to capitalize on the considerable local and regional market knowledge, specialized skills and customer relationships of the Acquired Companies and future acquired businesses, as well as retain the entrepreneurial spirit possessed by local management. The Company's corporate management is responsible for corporate strategy and acquisitions, centralized vendor relationships to take advantage of volume discounts, banking arrangements, insurance, shareholder relations and employee benefit plans and also provides support to local management in expanding services, operating and purchasing expertise, marketing, recruiting and risk management. In addition, the Company has implemented certain Company-wide standards pertaining to safety, training and other matters designed to ensure integration and uniformly high quality and reliability.

    Achieve Operating Efficiencies. Certain administrative functions have been centralized, and this process will continue following the Offering. In addition, by eliminating redundant operations of the Acquired Companies and subsequently acquired businesses, the Company expects to achieve more efficient asset utilization and realize savings in overhead and other expenses. The Company uses "best practices" procurement methods and increased purchasing power in the process of negotiating national purchasing agreements providing substantial volume discounts in areas such as vehicles and equipment, electrical materials, marketing, bonding, employee benefits and insurance. In addition, the Company seeks to realize cost savings and increase efficiency and productivity through the implementation of "best practices" for operating management, pricing, working capital management, bidding and other business practices and through the sharing of licenses and systems. As used in this prospectus, the term "best practices" means those business practices designed by the Company that are intended to optimize the efficient use of capital and human resources and reduce costs consistent with maintaining uniformly high quality of service and materials, in each case to the greatest extent reasonably practicable. The Company continues to develop further and expand the use of management information systems to facilitate financial control, project costing and asset utilization. At some locations, the larger combined workforce provides additional staffing flexibility.

    Focus on Commercial, Industrial and Institutional Customers and National Accounts. The Company believes that commercial, industrial and institutional customers and national accounts are attractive because of (i) the potential for preferred relationships with such customers, particularly those that are expanding nationally and regionally, (ii) the opportunity to create recurring revenues through long-term service and maintenance contracts, (iii) the increasing importance of such customers due to the consolidation of real estate ownership by real estate investment trusts ("REITS") and other national real property owners, and (iv) the opportunity to create greater profitability through more negotiated jobs, repeat business and national pricing arrangements. The Company believes that its geographic presence and technical capabilities position it to meet the significant demands of such customers seeking to reduce the number of vendors with which they do business.

  Internal Growth. A principal component of the Company's strategy is to continue its internal growth in revenues and profitability by improving job selection and leveraging its technical expertise, increasing focus on specialized and value-added services, increasing its market penetration and geographic scope. The key elements of the Company's internal growth strategy are:

    Improve Job Selection and Sharing of Technical Expertise. The Company believes that it can improve its job selection processes by strategically pursuing opportunities presenting the most desirable combination of revenue and profit potential. These processes will facilitate access to technical expertise and referrals among the Company's operating subsidiaries in order to leverage such expertise and existing resources.

    Increase Focus on Specialized and Value-Added Services. The Company expands upon the scope of the traditional services offered by electrical contractors by providing specialized and value-added services. These services include: design and engineering for, and installation of, wiring and switching systems for computers and data transmission, uninterruptible power and surge suppression systems; energy efficiency technologies; and preventive and predictive maintenance programs. Such services, typically sold on a negotiated bid basis directly to the customer, rather than through a general contractor or other intermediary, can provide higher margins than general electrical contracting services.

    Increase Market Penetration and Geographic Scope. The Company also intends to continue to expand its market share and the markets it serves by
  (i) increasing the volume and scope of services provided to existing customers, (ii) broadening its customer base, and (iii) expanding its geographic service area. The Company believes it will be able to expand the services it offers in its markets by leveraging the specialized strengths of the Acquired Companies as well as strengthen its preferred provider relationships with its national and regional customers.

  Acquisitions. The Company is pursuing an aggressive but disciplined acquisition strategy, in conjunction with its operating strategy, to increase revenue growth, improve profitability, capitalize on procurement and operating efficiencies, and improve its position to serve customers with national, regional or local scope. The Company has significant opportunities to pursue its acquisition strategy due to (i) the highly fragmented nature of the electrical contracting industry, (ii) the desire of property managers, owners and other existing and potential clients with locations in multiple markets to limit the number of vendors that can serve their needs, (iii) the need for economies of scale, access to capital to expand and operating expertise to remain competitive, and (iv) the desire of business owners for liquidity.

The Company believes that its financial strength, experienced management, decentralized operating philosophy, performance incentive programs and opportunities for advancement within the Company are attractive to acquisition candidates. The key elements of the Company's acquisition strategy are:

    Enter New Geographic Markets. The Company intends to expand into geographic markets not currently served by the Acquired Companies. Based on its analysis of growth rate, size and other demographic trends in regions of the U.S., the Company has prioritized expansion in the Southeast, Southwest and Midwest U.S. The Company may also pursue acquisitions as opportunities arise in other regions where consistent with its financial and strategic goals. The Company will target one or more electrical contractors that are leaders in their respective regional markets or have unique market positions, as well as possess the critical mass and committed senior management necessary to operate on a decentralized basis and to become a hub into which other, smaller operations in the geographic market, can be consolidated. The Company also expects that increasing its geographic diversity will (i) enable it to better serve the needs of large national and regional customers, (ii) mitigate market-related risks such as local and regional economic cycles as well as weather related or seasonal variations in business, and (iii) enable it to flexibly pool and effectively deploy its human and financial resources.

    Expand Within Existing Markets. The Company is seeking acquisition opportunities in the geographic markets it already serves as well as in geographic markets served by businesses the Company may acquire in the future. The Company believes that such acquisitions would enable it to expand the Company's share in that market, broaden its range of service offerings, add customers, and amortize over a broader base the fixed costs associated with establishing a presence in that market. The Company also will pursue "tuck-in" acquisitions of smaller electrical contractors whose operations can be integrated effectively into existing operations in that market and create additional leverage of existing resources and technical expertise and acquires additional capabilities, customers and project managers.

Acquisition Program

  The Company currently maintains five offices in four states and performs work in several more states. The Company has developed a set of financial, geographic and management criteria to establish a disciplined approach to evaluating acquisition candidates. These criteria contain a variety of factors, including, but not limited to: (i) reputation and market share of the candidate in the local and regional market, (ii) historical and projected financial performance, including growth of revenues, profits and cash flow,
(iii) internal rate of return and return on assets, (iv) valuation of assets, balance sheet strength and quality and adequacy of equipment, facilities and other infrastructure, (v) size, growth rate and other demographic trends of the relevant local and regional market and whether that market will enhance the Company's market area or ability to attract other candidates, (vi) size, breadth, depth and quality of the candidate's customer base, (vii) whether the candidate provides special skills or services or access to new customer segments, (viii) quality of management team, (ix) potential synergies obtainable from the acquisition, and (x) liabilities of the candidate, contingent or otherwise.

  The Company believes that it is regarded by acquisition candidates as an attractive acquiror because of (i) its operating and growth strategies that are intended to maintain and further its status as a national, comprehensive and professionally managed provider of traditional, specialized and value added electrical contracting services, (ii) its emphasis on development of long-term customer relationships at the national, regional and local levels using enhanced and proactive marketing programs that build brand identity and loyalty in conjunction with maintaining existing business names and identities to retain goodwill for marketing purposes, (iii) the opportunity to leverage existing customer relationships by cross-selling the technical expertise and niche capabilities of the Company's operating subsidiaries, (iv) the Company's decentralized operating philosophy that will capitalize on local and regional market knowledge and retain entrepreneurial spirit and initiative, (v) the potential for owners of the acquired businesses to participate in the Company's growth through stock ownership, attractive performance-based bonuses, stock options and other incentives, and advancement within the Company, (vi) the Company's increased access to financial resources as a public company to support internal growth and fund acquisitions, (vii) the opportunity to realize liquidity through sales of Company stock, (viii) the potential for a reduced and more competitive cost structure due to purchasing economies and other economies of scale, the implementation of "best practices," enhanced management information and other system capabilities, and centralization of certain administrative functions, and (ix) the investment in the Company by KCPL, a publicly traded electric utility which, has an indirect ownership interest in the Company through its wholly-owned subsidiary, KLT.


  The principals of the Acquired Companies have substantial experience in the commercial, institutional and industrial electrical contracting industry, are active in industry associations and are personally acquainted with the owners of numerous acquisition targets. Within the past several months, the Company has contacted the owners of a number of acquisition candidates, several of whom have expressed interest in having their businesses acquired by the Company. The Company currently has no binding agreements to effect any additional acquisitions.

  As consideration for future acquisitions, the Company intends to use various combinations of its Common Stock, cash and debt financing. The consideration for each future acquisition will vary on a case-by-case basis, with the major factors in establishing the purchase price being historical operating results, future prospects of the candidate, return on invested capital, asset valuation, strength of management and the ability of the candidate to complement or leverage the services already offered by the Company. The Company has obtained a $30 million credit facility from Norwest Bank of Minnesota, N.A., acting as Agent. The facility will be used to finance acquisitions and for working capital and other general corporate purposes. Following completion of this Offering, the Company intends to register up to 5,000,000 additional shares of Common Stock under the Securities Act for its use in connection with future acquisitions. The Agent has indicated that the borrowing limit under the credit agreement may be increased up to a total of $100 million, subject to certain conditions including successful completion of the Offering, the addition of at least three more lenders, receipt of an unqualified audit record on the Company's financial statements for its fiscal year ended March 31, 1999, and the absence of any default or event of default under the credit agreement.

Recent Acquisition Developments

  Effective February 27, 1998, the Company acquired Parsons, a union contractor with over 400 employees, which was founded in 1927 and is headquartered in Minneapolis, Minnesota. During the twelve months ended March 31, 1998, Parsons provided electrical contracting and maintenance services to customers primarily in Minnesota, as well as in Alabama, Arkansas, Illinois, Iowa, North Dakota, Oregon, South Dakota, Texas, Virginia and Wisconsin. Parsons had revenues of approximately $58 million for the fiscal year ended December 31, 1997 with approximately 85% derived from repeat customers.

  On October 22, 1998, the Company acquired all of the stock of The Allison Company and its wholly-owned subsidiary, Allison-Smith, a union contractor with over 250 employees, which was founded in 1943 and is headquartered in Atlanta, Georgia. During the twelve months ended March 31, 1998, Allison-Smith provided electrical contracting and maintenance services to customers primarily in Georgia as well as Florida, Kansas, Texas, Canada and the United Kingdom. Allison-Smith had revenues of approximately $31 million for the fiscal year ended June 30, 1998 with approximately 80% derived from repeat customers.

  Also on October 22, 1998, Henderson was merged into the Company and its assets were concurrently transferred to a wholly-owned subsidiary of the Company which was renamed Henderson Electric Co., Inc. Henderson, a union contractor with over 400 employees, was founded in 1919, is headquartered in Louisville, Kentucky and maintains an additional office in Lexington, Kentucky. During the twelve months ended March 31, 1998, Henderson provided electrical contracting and maintenance services to customers in Indiana and Kentucky. Henderson had consolidated revenues of approximately $44 million for the fiscal year ended March 31, 1998 with approximately 75% derived from repeat customers.

  The Company also acquired Eagle, formerly a wholly-owned subsidiary of Henderson, as part of the Henderson Acquisition. Eagle is an open-shop contractor founded in 1986 with over 90 employees which is headquartered in Cincinnati, Ohio. During the twelve months ended March 31, 1998, Eagle provided electrical contracting and maintenance services to customers in Indiana, Kansas, Kentucky, Ohio, and Wisconsin.

Services

  The Company provides a wide array of electrical contracting services ranging from the design and installation of electrical systems for new facilities, the renovation and retrofit of existing electrical systems, specialized and value added services, as well as long-term and on-call maintenance and repair services.

  Design, Installation, Renovation and Retrofit Services. The Company designs and installs electrical systems for new construction as well as renovation and retrofit projects. New construction projects, and renovation and retrofit projects, for commercial, industrial and institutional customers begin with either a design request or engineer's plans from the owner or general contractor. Initial meetings with the parties allow the contractor to prepare preliminary and then more detailed design specifications, engineering drawings and cost estimates. Once a project is awarded, it is conducted in scheduled phases, and progress billings are rendered to the owner for payment, oftentimes less a retainage of 5% to 10% of the construction cost of the project. Actual field work (ordering of equipment and materials, fabrication or assembly of certain components, delivery of materials and components to the job site, scheduling of work crews and inspection and quality control) is coordinated during these phases. The Company generally provides the materials to be installed as a part of these contracts, which vary significantly in size from a few hundred dollars to in excess of $10 million and vary in duration from less than a day to approximately two years.

  Maintenance and Repair Services. The Company's maintenance services are supplied on a long-term and on call basis. Such services generally provide recurring revenues and high margins that are relatively independent of construction activity levels. The Company's long-term maintenance services are typically provided by Company personnel who remain on-site at the customer's premises. The Company believes that such continuous on-site presence provides it with a preferred position to obtain opportunities for renovation or retrofit projects from such customers.

  The Company's on call maintenance services are initiated when a customer requests repair service or the Company calls the client to schedule periodic maintenance work. Service technicians are scheduled for the call or routed to the customer's business by the dispatcher. Service personnel work out of the Company's service vehicles, which carry an inventory of equipment, tools, parts and supplies needed to complete the typical variety of jobs. The technician assigned to a service call travels to the business, interviews the customer, diagnoses the problem, prepares and discusses a price quotation, performs the work and often collects payment from the customer. Most work is warrantied for one year.

  Specialized and Value Added Services. The Company also offers specialized and value-added services that differentiate it from competitors and typically provide higher margins than general electrical contracting and maintenance services. Specialized services include design and engineering for, and installation of, wiring or cabling for the following: data cabling and switching systems for computer networks; fiber optic cable systems; telecommunications systems; energy management systems; fire alarm and security systems; building management systems; lightning protection systems; computer rooms; and high voltage distribution. Value-added services include design and engineering for, and installation of uninterruptible power and surge suppression systems, energy efficiency technologies, and preventive and predictive maintenance programs.

Customers and Marketing

  The Company markets its services by building long-term relationships with its customers by seeking to provide high quality, responsive services, and customer satisfaction as well as developing rapport at a personal level with the decision-makers and influencers within the customer's organization who are involved in the selection of electrical contractors for their work. The Company plans to capitalize on these long-standing relationships by engaging in a proactive sales and marketing program that is focused on increasing penetration of its design-build, specialized and value-added services. This program will emphasize the Company's distinctive knowledge, technical capabilities, track record, staffing flexibility, resources, geographic reach, and implementation of best practices. These strengths will also be promoted in marketing materials and personal visits targeted to national and regional customers to seek to become a preferred vendor in a broader geographic service area. In addition, the Company will attend national and regional conventions, including those sponsored by trade associations such as the Building Owners and Managers Association ("BOMA") and the Institute of Real Estate Managers.

  The Company has a diverse customer base, including general contractors, property managers, owners and operators of commercial, industrial and institutional properties, real estate developers and governmental entities. The Company's long-standing relationships with leading general contractors in each of the regions in which it does business are particularly important because general contractors frequently select the electrical contractor for projects. The Company's commercial customers include managers and owners of office buildings, apartments, condominiums, theaters, race tracks, casinos, hotels, retail stores, shopping centers, and banks. Industrial customers served by the Company include manufacturing plants, processing facilities and warehouses. The Company's institutional customers include hospitals, schools, universities, churches, airports, arenas, convention centers, governmental agencies at the national, state and local levels, and military facilities. No single customer accounted for more than 10% of the Company's pro forma combined revenues for the fiscal year ended March 31, 1998.

  The Company has developed and maintained successful long-term relationships with key customers by emphasizing customer satisfaction and high quality service which will be a continuing priority. The Company relies heavily on repeat customers and uses both the written and oral referrals of its satisfied customers to help generate new business. Many of the Company's customers or prospective customers have a qualification procedure for becoming an approved bidder or vendor based upon the satisfaction of particular performance and safety standards set by the customer. Such customers often maintain a list of vendors meeting such standards and award contracts for individual jobs only to such vendors. The Company strives to maintain its status as a preferred or qualified vendor to such customers as well as to national and regional accounts.

Employees

  As of December 31, 1998, the Company had approximately 137 salaried employees, including executive officers, project managers, engineers, job superintendents, staff and clerical personnel and approximately 1,160 hourly rated employees, the number of which fluctuates depending upon the number and size of the projects undertaken by the Company at any particular time. The Company does not anticipate any overall reductions in staff as a result of the integration of the Acquired Companies, although there may be some job realignments and new assignments in an effort to eliminate overlapping and redundant positions.

  The Company has organized two separate subsidiaries to serve as first-tier holding companies for its operating subsidiaries, one of which will acquire businesses with unionized workforces and operate them as second-tier subsidiaries of the Company functioning as union contractors and the other of which will acquire businesses with open-shop workforces and operate them as second-tier subsidiaries of the Company and functioning as open-shop contractors. The Acquired Companies that are union contractors are owned by the former and the Acquired Company that is an open-shop contractor is owned by the latter. While there are no legal restrictions on the Company's ability to operate in the same geographic market on both a union and open-shop basis, the Company does not currently intend to operate on a dual basis in any particular geographic market.

  The second-tier subsidiaries that function as union contractors are signatories to master collective bargaining agreements with the International Brotherhood of Electrical Workers (the "IBEW") as well as local agreements with the Laborers International Union and the Operating Engineers Union. Under these agreements, these second-tier subsidiaries agree to pay specified wages to their union employees, observe certain workplace rules and make employee benefit payments to multi-employer pension plans and employee benefit trusts rather than administering the funds on behalf of their employees. IBEW covered employees are represented by numerous local unions under various agreements with varying terms and expiration dates. Such local agreements are entered into by and between the IBEW local and the National Electrical Contractors Association ("NECA"), of which the Company's union operating subsidiaries are members. The majority of the collective bargaining agreements contain provisions that prohibit work stoppages, slow-downs or strikes, even during specified negotiation periods relating to agreement renewal, and provide for binding arbitration dispute resolution in the event of prolonged disagreement; however, there can be no assurance that work stoppages, slow-downs or strikes will not occur at any given time.

  The electrical contracting industry is currently experiencing a shortage of skilled craftsmen. In response to the shortage, the Company seeks to take advantage of various IBEW and NECA referral programs and hire graduates of the joint IBEW/NECA apprenticeship program for training qualified electricians for its union operating subsidiaries.

  None of the Acquired Companies has experienced any strikes, work stoppages or slow-downs in the past five years. The Company believes its relationships with its employees and union representatives is satisfactory.

Training, Quality Assurance and Safety

  The Company is committed to providing the highest level of customer service through the development of a highly trained workforce. Management is continually establishing Company-wide training and educational programs, as well as comprehensive safety policies and regulations, and to share "best practices" throughout its operations. These programs and practices will supplement the training for union technicians through joint IBEW/NECA apprenticeship programs and for its non-union technicians through the Bureau of Apprenticeship and Training of the Department of Labor and similar state agencies.

  Employees are encouraged through compensation increases, course funding, and opportunities for advancement to complete a progressive training program to advance their technical competencies and to ensure that they understand and follow the applicable codes, the Company's safety practices and other internal policies. More highly trained employees serve as foremen, estimators and project managers. The Company's master electricians are licensed in one or more cities or states in order to obtain the permits required in the Company's business, and certain master electricians have also obtained specialized licenses in areas such as security systems and fire alarm installation. In some areas, licensing boards have set continuing education requirements for maintenance of licenses. Because of the lengthy and difficult training and licensing process for electricians, the Company believes that the number, skills and licenses of its employees constitute a competitive strength in the industry.

  The Company screens applicants for its technical positions and is establishing programs to recruit apprentice technicians for its non-union subsidiary directly from high schools and vocational-technical schools. Prior to employment, the Company makes an assessment of the technical competence level of all potential new employees, confirms background references, conducts random drug testing and checks criminal and driving records.

  Although the Company is committed to a policy of operating safely and prudently, the Company has been and is subject to claims by employees, customers and third parties for property damage and personal injuries resulting from performance of the Company's services.

Equipment and Facilities

  The Company operates a fleet of approximately 230 owned and leased service trucks, vans and support vehicles. The Company believes that these vehicles generally are well-maintained and adequate for its present operations. The Company's corporate headquarters are located in Minneapolis, Minnesota. The Company operates five sites in Minneapolis, Minnesota; Atlanta, Georgia; Louisville, Kentucky; Lexington, Kentucky; and Cincinnati, Ohio. These sites are used for offices, warehousing, storage and vehicle shops. The Company leases all of the facilities it currently occupies. The Company believes that its facilities are sufficient for its current needs. See "Certain Transactions."

Procurement

  As a result of economies of scale derived through the Acquisitions and implementation of procurement best practices, the Company believes it is able to purchase electrical materials, equipment, parts and supplies at substantial volume discounts to historical levels. Because materials, parts and supplies generally constitute approximately 40% of revenues, the Company believes that these procurement savings have the potential to significantly enhance its profitability. In addition, the Company believes its size will also lower its costs for (i) the purchase or lease and maintenance of vehicles; (ii) bonding, casualty and liability insurance; (iii) health insurance and related benefits;
(iv) retirement benefits administration; (v) office and computer equipment;
(vi) marketing and advertising; (vii) long distance services and (viii) a variety of accounting, financial management and legal services.

  Substantially all the equipment and component parts the Company sells or installs are purchased from manufacturers and other outside suppliers. The Company is not materially dependent on any of these outside sources.

Regulation

  The Company's operations are subject to various federal, state and local laws and regulations including (i) licensing requirements applicable to electricians and engineers, (ii) building and electrical codes, (iii) permitting and inspection requirements applicable to construction projects,
(iv) regulations relating to worker safety and environmental protection and
(v) special bidding and procurement requirements on government projects. Licenses in certain states cover operations throughout the state while laws in other states and cities require separate licenses in each jurisdiction. The Company plans to share licenses among its operations wherever possible to reduce expense and increase its responsiveness to market opportunities.

  The Company believes that it has all the required licenses to conduct its current operations and is in substantial compliance with applicable regulatory requirements. Failure of the Company to comply with applicable regulations could result in substantial fines and/or revocation of the Company's operating licenses. Many state and local regulations governing electrical construction require permits and licenses to be held by individuals who typically have passed an examination or met other requirements. The Company intends to implement a policy to ensure that, where possible, any such permits or licenses that may be material to the Company's operations are held by at least two Company employees.

Competition

  The electrical contracting industry is highly fragmented and competitive. Most of the Company's competitors are small, owner-operated companies that typically operate in a limited geographic area.

There are few public companies focused on providing electrical contracting services. In the future, competition may be encountered from new entrants, such as public utilities and other companies attempting to consolidate electrical contracting service companies. Competitive factors in the electrical contracting industry include (i) the availability of qualified and licensed electricians, (ii) safety record, (iii) cost structure, (iv) relationships with customers, (v) geographic diversity, (vi) ability to reduce project costs, (vii) access to technology, (viii) experience in specialized markets and (ix) ability to obtain bonding.

  There are relatively few, if any, barriers to entry into the markets in which the Company operates and, as a result, any organization that has adequate financial resources and access to technical expertise may become a competitor to the Company. There can be no assurance that the Company's competitors will not develop the expertise, experience and resources to provide services that are equal or superior in both price and quality to the Company's services, or that the Company will be able to maintain or enhance its competitive position. The Company may also face competition from the in-house service organizations of its existing or prospective customers, which employ personnel who perform some of the same types of services as those provided by the Company. Although a significant portion of these services is currently outsourced, there can be no assurance that existing or prospective customers of the Company will continue to outsource services in the future.

  The Company may face competition for acquisition targets from entities including, but not limited to, the small number of large companies in the electrical contracting and maintenance services industry. These competitors may have greater name recognition, greater financial resources and equity securities with greater potential capital appreciation than the Company with which to finance acquisition and development opportunities and the ability to pay higher prices, which could limit the Company's acquisition program.

Risk Management, Insurance and Performance Bonds

  The primary risks in the Company's operations are bodily injury, property damage and injured workers' compensation. The Company maintains automobile and general liability insurance for third party bodily injury and property damage and workers' compensation coverage which it considers sufficient to insure against these risks, subject to self-insured amounts. The Company has consolidated the purchase of insurance, which management believes will result in savings from the amounts paid by the companies it acquires.

  Contracts in the electrical contracting industry may require performance bonds or other means of financial assurance to secure contractual performance. If the Company is unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, it may be precluded from entering into additional contracts with certain of its customers.

Legal Proceedings

  The Company is, from time to time, a party to litigation or administrative proceedings that arise in the normal course of its business. The Company believes it does not have pending any litigation that, separately or in the aggregate, if adversely determined, would have a material adverse effect on the Company's results of operations, financial condition or cash flows.

                                  MANAGEMENT

Directors, Executive Officers and Key Employees

  The following table sets forth certain information concerning each of the Company's current executive officers, directors and key employees.

       Name               Age                        Position
       ----               ---                        --------
Gregory J. Orman........   30 Chairman of the Board and Director
Frederick C. Green, IV*.   42 President, Chief Executive Officer and Director Nominee
Frank R. Clark..........   54 Vice President, Chief Financial Officer,
                               Secretary and Treasurer
David W. Smith..........   40 Vice President, Operations
Robert B. Allison*......   55 President, Allison-Smith and Director Nominee
Bruce M. Henderson......   48 President, Henderson
Rodney J. Henderson.....   52 Chief Executive Officer, Henderson
Stephen L. Howell.......   42 President, Eagle
Joel T. Moryn...........   35 President, Parsons
Bernard J. Beaudoin.....   58 Director
Robert H. Hoffman.......   54 Director
Andrew V. Johnson.......   42 Director
Wade C. Lau*............   38 Director Nominee
Ronald G. Wasson........   54 Director

--------
*To be elected as a director of the Company, effective upon consummation of the Offering.

  Gregory J. Orman, Founder of the Company, also serves as its Chairman of the Board. Mr. Orman also holds the following positions: President and Director of KLT, an unregulated subsidiary of KCPL (since November 1996), Chief Executive Officer and President of Custom Energy, LLC, a national energy services provider (since January 1997), Chairman of ELC Electric, Inc., a licensed electrical contractor (since January 1994), and Chairman of Energy Financing Corp., a captive leasing company (since January 1994). Previously, Mr. Orman was Chairman and Chief Executive Officer of Environmental Lighting Concepts
(ELC), a company he co-founded in 1992 and a majority of the stock of which was subsequently sold to KLT Energy Services, Inc. From September 1991 to December 1994, Mr. Orman was an Associate at McKinsey & Company, Inc., an international management consulting firm. Mr. Orman holds a Bachelor's Degree in Economics from Princeton University.

  Frederick C. Green, IV, President and Chief Executive Officer, joined the Company in April 1998. From 1996 to 1998, Mr. Green served as President and Chief Executive Officer of Product Safety Resources, Inc., ("PROSAR") a venture capital funded start-up company focused on electronic product safety information consolidation and distribution. Prior to joining PROSAR, he served as President and Chief Operating Officer of Plum Building Systems, Inc., a wholly-owned subsidiary of Great Plains Companies, Inc. From 1988 to 1996, Mr. Green also filled several executive roles with the Fisher-Rosemount Group of Emerson Electric. He has also served as an Engagement Manager with McKinsey & Company, Inc., an international management consulting company, and as a design engineer for General Motors. Mr. Green holds a Master's of Management from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelor's of Science Degree in Mechanical Engineering from Stanford University.

  Frank R. Clark, Vice President, Chief Financial Officer, Secretary and Treasurer, joined the Company at the time of its formation. From 1994 until 1997, Mr. Clark served as Executive Vice President, Chief Financial Officer and Treasurer of Performance Contracting, Inc., a multi-location specialty contractor. From 1985 to 1994, Mr. Clark served as Chief Financial Officer and Treasurer of Layne Christensen

Company, a publicly traded company. Mr. Clark is a CPA and holds a Bachelor's Degree in Accounting from Drake University.

  David W. Smith, Vice President of Operations, joined the Company at the time of its formation. From 1994 to 1997, Mr. Smith served Great Plains Companies, Inc. ("Great Plains") in the capacities of Executive Vice President and Chief Financial Officer, and as President of Plum Building Systems, Inc. From 1989 to 1994, Mr. Smith was President of Griffin Real Estate Company. Mr. Smith holds a Master's Degree in Business Administration from the Harvard Business School, and a Bachelor's Degree in Economics from Macalester College.

  Robert B. Allison, Director nominee, has been President and Chief Executive Officer of Allison-Smith since 1990. Mr. Allison has been employed by Allison-Smith for 30 years, including in prior positions as Project Manager (from 1968 to 1980), and Vice President and Treasurer (from 1980 to 1990). Mr. Allison holds a Bachelor's Degree from Presbyterian College.

  Bruce M. Henderson has been President of Henderson since 1989. Mr. Henderson has been employed by Henderson for 23 years. Mr. Henderson holds a Master's degree in Electrical Engineering from the University of Louisville. Mr. Henderson is the brother of Rodney J. Henderson.

  Rodney J. Henderson has been Chief Executive Officer of Henderson since 1989. Mr. Henderson has been employed by Henderson for 31 years. Mr. Henderson holds a Bachelor's of Science in Commerce from the University of Louisville. Mr. Henderson is the brother of Bruce M. Henderson.

  Stephen L. Howell is President of Eagle. He has been employed by Eagle for 12 years, beginning as Purchasing Agent, subsequently appointed Vice President before becoming President.

  Joel T. Moryn was named President of Parsons in 1998. He joined Parsons in 1981, and has held several positions during his tenure, including Vice President and General Manager; Vice President, Operations; Project Manager; and Estimator. Mr. Moryn holds a Bachelor's of Science degree in Electrical Engineering from the University of Minnesota, and a Master's Degree in Business Administration from the University of St. Thomas.

  Bernard J. Beaudoin, Director, has served since January 1999 as President of KCPL. He has served in several other management positions with KCPL since joining it in 1980, including Senior Vice President (1991-1994), Senior Vice President--Finance and Business Development (1994-1995), Executive Vice President and Chief Financial Officer (1996-1998), and President of KLT Inc., a wholly-owned subsidiary of KCPL (1995-1996). Mr. Beaudoin holds a Bachelor's of Arts Degree from Bowdoin College and a Bachelor's Degree in Electrical Engineering and a Master's Degree in Industrial Management from Massachusetts Institute of Technology ("MIT").

  Robert H. Hoffman, Director, is Group Vice President (since 1988) of Taylor Corporation, a privately held national printing company. Mr. Hoffman is responsible for overseeing the Commercial Printing Division of Taylor Corporation and has had operational responsibility for completion of 15 acquisitions in the past ten years. Mr. Hoffman holds Bachelor's and Master's Degrees in Science from Mankato State University and a Doctorate in Management from Utah State University.

  Andrew V. Johnson, Director, is Senior Vice President of Market Development at Fingerhut Companies Inc., a publicly-traded direct marketing company ("Fingerhut") and President of Andy's Garage Sale, a wholly-owned subsidiary of Fingerhut. He joined Fingerhut in 1978 and has held various roles, most recently as the Senior Vice President of Marketing. Mr. Johnson holds a degree in Business Administration from the University of Minnesota.

  Wade C. Lau, Director nominee, is Executive Managing Director (since May
1998) of CB Richard Ellis, a publicly-traded international commercial real estate services firm, where he oversees property and asset management services for the Central Division. From July 1997 to May 1998, Mr. Lau served as Executive Vice President and Central Division Manager for CB Commercial/Koll Management Services, from October 1996 to July 1997, as Regional President (of the Minnesota Region) of Koll Management Services, Inc., and from 1993 to 1996 as Executive Vice President of Shelard, Inc. Mr. Lau holds a Bachelor's Degree in Economics from Harvard College and a Master's Degree in Business Administration from the Harvard Business School.

  Ronald G. Wasson, Director, has served as President and Director of KLT Inc., a wholly-owned subsidiary of KCPL since 1996. He has served in several management positions with KCPL and its subsidiaries since joining KCPL in 1966, including Vice President of Purchasing of KCPL (1983-1986), Vice President of Administrative Services of KCPL (1986-1991), Senior Vice President of Administrative and Technical Services of KCPL (1991-1995) and Executive Vice President of KLT, Inc. (1995-1996). Mr. Wasson holds Bachelor's and Master's Degrees in Electrical Engineering from the University of Missouri at Columbia. He also holds a Master's Degree in Business Administration from Central Missouri State University.

Staggered Board of Directors

  Following the Offering the Company's Board of Directors will consist of eight directors and will be divided into three classes. The initial term of the first class expires at the annual meeting of stockholders to be held in 2000, the initial term of the second class expires in 2001, and the initial term of the third class expires in 2002. Messrs. Wasson and Allison will be included in the first class, Messrs. Lau, Hoffman and Beaudoin will be included in the second class, and Messrs. Orman, Green and Johnson will be included in the third class. At each succeeding annual meeting of stockholders beginning in 2000, the stockholders will elect directors for a term of three years who will serve until his or her successor is elected and qualified or until earlier resignation, removal, retirement, disqualification or death.

Committees of the Board of Directors

  The Company's Amended and Restated Bylaws establish an Audit Committee, a Compensation Committee and an Executive Committee. The Audit Committee will examine and consider matters relating to the financial affairs of the Company, including reviewing the Company's annual financial statements, the scope of the independent annual audit and internal audits and the independent auditor's letter to management concerning the effectiveness of the Company's internal financial and accounting controls. Messrs. Lau and Hoffman will serve on the Company's Audit Committee. The Compensation Committee will consider and make recommendations to the Company's Board of Directors with respect to compensation matters and policies and employee benefit and incentive plans, exercise authority granted to it to administer such plans, and administer the Company's stock option and equity based plans and grant stock options and other rights under such plans. Messrs. Orman, Johnson and Wasson will serve on the Compensation Committee. The Executive Committee will manage the business and property of the Corporation between regular meetings of the Board of Directors. Messrs. Orman, Green, Johnson and Wasson shall constitute the members of the Executive Committee immediately following the Offering.

Directors' Compensation

  Directors who also are employees of the Company or any of its subsidiaries or affiliates will not receive additional compensation for serving as directors. Robert Hoffman, Wade Lau and Andrew Johnson, who are or will be non-employee directors of the Company, have each purchased 5,000 shares of Common Stock from the Company at $0.30 per share. In view of the incentive created by those stock purchases, it is currently anticipated that Messrs. Hoffman, Lau and Johnson will not receive compensation in the future for their services as directors. Directors of the Company will be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or the committees thereof, and for other expenses reasonably incurred in their capacity as directors of the Company.

Executive Compensation

  The Company was incorporated in February 1998 and until it began operations, effective February 27, 1998, its activities were solely those related to the Acquisitions and the Offering. During 1998, the annualized base salaries of its most highly compensated executive officers were $168,000 for Mr. Green and $140,000 for each of Messrs. Clark and Smith. The base salaries of these executive officers is subject to adjustment on a yearly basis by the Board of Directors. As part of Mr. Green's employment arrangement with the Company, he
(i) purchased 100,000 shares of Common Stock at $0.30 per share under an Employee Restricted Stock Purchase Agreement between him and the Company (ii) received an option to purchase 100,000 shares of Common Stock at an exercise price of $12.00 per share, and (iii) received a non-interest bearing loan for $150,000, one-third of which will be forgiven by the Company on April 1, 1999 and the remainder of which will be forgiven on April 1, 2000, provided that Mr. Green does not terminate his employment without "good reason" and is not terminated for "cause", as those terms are defined in the employment agreement, by those respective dates. As part of Mr. Clark's employment arrangement with the Company, he purchased 60,000 shares of Common Stock at $0.30 per share under an Employee Restricted Stock Purchase Agreement between him and the Company. As part of Mr. Smith's employment arrangement with the Company, he purchased 40,000 shares of Common Stock at $0.30 per share under an Employee Restricted Stock Purchase Agreement between him and the Company and received an option to purchase 10,000 shares of Common Stock at an exercise price of $12.00 per share.

Employment Agreements

  The Company has entered into an employment agreement with each executive officer of the Company that prohibits such individual from disclosing the Company's confidential information and trade secrets and generally restricts such individual from competing with the Company for a period of three years after the expiration or termination of the individual's employment agreement. Each agreement has an initial term of approximately three years, provides for an automatic annual extension at the end of its initial term and is terminable by the Company for "cause" immediately upon written notice by the Company and without "cause" by either party upon 90 days' written notice. In addition, Mr. Green's employment agreement provides that if he terminates his employment for "good reason" (including due to a change of control of the Company), or if the Company terminates his employment without "cause," then the Company is obligated to pay him all compensation due through the remaining term of the agreement and all of his options to purchase Common Stock will become fully vested. All employment agreements provide that in the event of termination (with or without cause), the noncompete and confidentiality agreements will survive termination of employment.

1998 Stock Option Plans

  The Board of Directors of the Company has adopted, and the stockholders of the Company have approved, an Incentive Stock Option Plan ("ISO Plan") and a Non-Qualified Stock Option Plan ("NQSO Plan"; collectively, the "Option Plans"). Options granted under the ISO Plan are intended to qualify as incentive stock options pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of the Option Plans is to encourage the key employees of the Company and its subsidiaries to participate in the ownership of the Company, and to provide additional incentive for such employees to promote the success of its business through sharing in the future growth of such business. An amount of 500,000 shares of Common Stock (1,000,000 shares in the aggregate) may be granted under options pursuant to each of the ISO Plan and the NQSO Plan (subject to certain extraordinary changes in capitalization).

  The Option Plans are administered by the Board of Directors or by the Compensation Committee of the Board of Directors (collectively, the "Compensation Committee"). The Compensation Committee has, subject to the terms of the respective Option Plans, the sole authority to grant and set the terms of the options, to construe and interpret the Option Plans and to make all other determinations for the administration of the Option Plans.

  Only key employees of the Company or its subsidiaries, as the term "subsidiary" is defined in Section 424(f) of the Code, are eligible to receive options under the Option Plans. The key employees eligible to receive options under the Option Plans will be selected by the Compensation Committee from time to time based on performance of those employees. Options shall not be granted to key employees under the ISO Plan who, immediately prior to grant of the option, own (either directly or indirectly under the rules of Section 424(d) of the Code) stock possessing more than five percent of the total combined voting power of all classes of stock of the Company or any subsidiary.

  The Company has outstanding options to purchase 223,500 shares of Common Stock at an exercise price of $12.00 per share, of which 71,500 were granted under the Nonqualified Stock Option Plan and 152,000 were granted under the Incentive Stock Option Plan. In the discretion of the Compensation Committee, option agreements may provide that options will become immediately exercisable in the event of certain extraordinary events or upon a Change of Control (as defined in the Option Plans) of the Company. Options under the ISO Plan may not be exercised (i) after the expiration of the later of 30 days following termination of employment by the Company or its subsidiaries or 90 days after the employee's death (but in any event no later than the expiration date of such option), (ii) to the extent that the aggregate fair market value of the stock (at the time of grant of options) with respect to which options are exercisable by an individual for the first time during any calendar year under the ISO Plan exceeds $100,000 or (iii) if seven years have elapsed since the date of grant of the option. Options under the NQSO Plan may not be exercised
(i) after the expiration of the later of three months following termination of employment and one year after the employee's death (but in any event no later than the expiration date of such option) or (ii) if ten years have elapsed since the date of grant of the option.

Stock Purchase Plans

  The Board of Directors of the Company has adopted the Nationwide Electric, Inc. Executive Stock Purchase Plan (the "Executive Stock Plan") to provide an incentive for key executives of the Company and its subsidiaries and the Nationwide Electric, Inc. Employee Stock Purchase Plan (the "Employee Stock Plan") in order to allow eligible employees of the Company to commence or increase their ownership of shares of the Company's Common Stock.

  Under the Executive Stock Plan, selected officers and other key employees will be given the opportunity to purchase up to a total of 250,000 shares of the Company's Common Stock at a price equal to the then current market value of the shares sold to such officers and employees less a 15% discount to reflect the lack of marketability of the shares. Company financing will be available for up to 85 percent of the stock purchase price. Company loans will be granted on a full recourse basis with an interest rate equal to the then Prime Rate. All shares of the Company's Common Stock purchased under the Executive Stock Plan will be restricted stock for a period of one year following the date of sale. An officer or key employee who purchases shares of the Company's Common Stock under the Executive Stock Plan will be immediately vested as to one-third of the Common Stock purchased. So long as such officer or key employee remains employed by the Company, an additional one-third of the Common Stock will vest on the first anniversary of the date of purchase and the remaining one-third will vest on the second anniversary of such purchase. Upon termination of such officer's or key employee's employment for any reason, all shares of Common Stock which have not been vested must be offered for sale to the Company at the original price paid for such Common Stock. No shares purchased under the Executive Stock Plan may be conveyed, transferred, encumbered or otherwise disposed of (any such disposition being referred to as a "transfer") by the holder thereof unless all shares covered by such plan owned by the holder first have been offered to the Company at the original purchase price if the proposed transfer occurs within one year of the date of purchase of such shares.

  Under the Employee Stock Plan, all employees will be given the opportunity to purchase shares of the Company's Common Stock in the market at a price equal to the then fair market value without having to pay any brokerage commissions. Shares of the Company's Common Stock sold under the Employee Stock Plan will not be restricted.

                             CERTAIN TRANSACTIONS

Organization of the Company

  Nationwide was founded in February 1998 by KLT and Gregory J. Orman (through Reardon Capital, LLC). Each party purchased 116,665.5 shares of Common Stock, KLT purchased 99,999 shares of Class A Nonvoting Common Stock (adjusted for the 333.33-for-1 stock split on March 24, 1998) for nominal consideration, Galt Financial, Inc. ("Galt Inc.") purchased 665,000 shares of Common Stock and 285,000 shares of Class A Nonvoting Common (both as adjusted for the stock split described above). With the merger of Galt Inc. into Nationwide, the shares purchased by Galt Inc. were cancelled and, along with compensation for the other assets acquired, Nationwide issued 2,310,000 shares of Common Stock and 990,000 shares of Class A Nonvoting Common to the shareholders of Galt Inc. Frederick C. Green IV, Frank R. Clark, John B. Wood and David W. Smith also acted as co-founders of the Company and paid nominal cash consideration for a total of 300,000 shares of Common Stock. In addition Robert Hoffman and Andrew Johnson, each of whom are outside directors, and Wade Lau, director nominee, paid nominal cash consideration for a total of 15,000 shares of Common Stock.

  Parsons was acquired on February 27, 1998 by Galt Inc. for cash in the amount of $11.0 million. Galt Inc. was owned by Reardon Capital, LLC and KLT; 50% of the voting stock interests were held by each, and KLT held 100% of the non-voting stock interests. Galt Inc. merged with Galt Financial, LLC ("Galt LLC") on March 4, 1998. Reardon Capital, LLC owned 100% of Galt LLC. On June 4, 1998, Galt Inc. was merged into Nationwide in exchange for 2,310,000 shares of Common Stock, 990,000 shares of Class A Nonvoting Common Stock and 6,000 shares of Series A Preferred.

  On October 22, 1998, KLT purchased from the Company 1,000,000 shares of Class B Nonvoting Common and 500,000 shares of Series B Preferred each at $12.00 per share, for an aggregate purchase price of $18,000,000 (the "KLT Private Placement"). Pursuant to the Stock Purchase Agreement relating to this purchase of stock, the Company has agreed that if the price per share received by the Company in the next round of financing following such purchase is less than $12.00 per share of Common Stock (net of any underwriting discounts and commissions) (the "Net Price"), then an additional number of shares of Class B Nonvoting Common will be issued to KLT in an amount determined by (i) dividing $12,000,000 by the Net Price and (ii) subtracting therefrom the 1,000,000 shares of Class B Nonvoting Common issued to KLT at the closing of the transaction. KLT has indicated that it will convert all of the Class B Nonvoting Common upon consummation of the Offering.

Purchase of The Allison Company

  On October 22, 1998, the Company purchased all of the outstanding stock of The Allison Company from Robert Allison, David Cartwright, Lanny Thomas and The Allison-Smith Company Profit Sharing Plan, the sole shareholders of The Allison Company. For their shares of common stock of Allison, the shareholders received $10,130,244 in cash and 454,583 shares of the Company's Common Stock. Mr. Allison, who will be elected a director of Nationwide upon consummation of the Offering and who has been retained by the Company as President of Allison-Smith (a second-tier subsidiary of the Company operating the business acquired from The Allison Company), received the following consideration in connection with the acquisition of his interest in The Allison Company: (i) $7,091,160 cash and (ii) 318,195 shares of Common Stock. An additional earn-out payment, which will be accounted for as a bonus, will be made to the Messrs. Allison, Cartwright and Thomas in an amount equal to 25 percent of the amount by which its earnings before interest and taxes for each of the fiscal years ending March 31, 1999 and 2000 exceeds $2,500,000. The number of shares of Common Stock issued to the shareholders of The Allison Company was determined based upon a value of $12.00 per share. If the price per share of Common Stock in the Company's first round of financing after the KLT Private Placement is less than $12.00 per share, then an additional number of shares of Common Stock will be issued to The Allison-Smith Company Profit Sharing Plan so that such Plan will have received an aggregate number of shares equal to the amount that would have been issued had the lower price been used in making the computation of the number of shares to be issued in such acquisition.

Purchase of Henderson and Eagle

  On October 22, 1998, Henderson was merged into Nationwide in exchange for $5,585,018 in cash and 520,834 shares of Common Stock. As part of this acquisition, the Company also acquired Eagle, formerly a wholly-owned subsidiary of Henderson. Bruce M. Henderson and Rodney J. Henderson each owned 50 percent of the shares of common stock of Henderson and each received 50 percent of the cash and stock consideration. Bruce M. Henderson and Rodney J. Henderson have been engaged by the Company as President and Chief Executive Officer, respectively, of Henderson. The number of shares of Common Stock issued to the Hendersons was determined based upon a value of $12.00 per share. If the price per share of Common Stock in the Company's first round of financing after the KLT Private Placement is less than $12.00 per share, then an additional number of shares of Common Stock will be issued to the Hendersons so that the Hendersons will have received an aggregate number of shares equal to the amount that would have been issued had the lower price been used in making the computation of the number of shares to be issued in such acquisition.

Transactions Involving Certain Officers, Directors and Stockholders

  Certain stockholders of the Acquired Companies who have become, or will become upon consummation of the Offering, directors, executive officers or key employees of the Company guaranteed indebtedness, performance bonds and other obligations of each of their respective Acquired Companies. In particular, the following guarantees of indebtedness of the respective Acquired Companies were terminated after the acquisitions due to the repayment of the underlying indebtedness: Robert Allison (Allison-Smith)--$1,090,000; Rodney Henderson and Bruce Henderson (Henderson)--$1,024,000.

  The Company leases from an affiliate of Robert Allison, the administrative office and warehouse facilities of Allison-Smith located in Atlanta, for a ten-year term that will terminate in the year 2008, with an option to renew the lease for an additional five-year term. The lease covers 16,000 square feet of office space and 17,000 square feet of warehouse facilities, at a monthly rental rate of $5,000, to increase by 8% each year.

  The Company leases from an affiliate of Bruce Henderson and Rodney Henderson, the two separate office/warehouse facilities of Henderson located in Louisville and Lexington, Kentucky, and the office/warehouse facilities of Eagle located in Cincinnati, Ohio, covering approximately 38,500 square feet in the aggregate. The lease provides for a seven year term with an option to renew the lease for an additional five year term, at a monthly rental rate of $15,000.

Company Policy

  In the future, any transactions with directors, officers, employees or affiliates of the Company are anticipated to be minimal and will, in any case, be approved by a majority of the Board of Directors, including a majority of disinterested members of the Board of Directors.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information with respect to beneficial ownership of the Company's Common Stock, after giving effect to the issuance of shares of Common Stock in connection with the acquisitions of the Acquired Companies and after giving effect to the Offering, by (i) all persons known to the Company to be the beneficial owner of 5% or more thereof, (ii) each director and nominee for director, (iii) each executive officer and (iv) all executive officers, directors and director nominees as a group.

                                                        Percentage of Shares
                                                         Beneficially Owned
                                                        -----------------------
                                           Shares        Prior to      After
Name                                 Beneficially Owned  Offering     Offering
----                                 ------------------ ----------   ----------
KLT Energy Services, Inc. (1).......     2,771,666            52.0%        37.0%
Reardon Capital, LLC................     1,271,666            33.2%        12.8%
Gregory J. Orman (1)(2).............     1,271,666            33.2%        12.8%
Frederick C. Green, IV (3)..........       100,000             2.6%         1.0%
Frank R. Clark......................        60,000             1.6%         0.6%
David W. Smith......................        40,000             1.0%         0.4%
Wade C. Lau.........................         5,000             0.1%          --
Robert H. Hoffman...................         5,000             0.1%          --
Andrew V. Johnson...................         5,000             0.1%          --
Ronald G. Wasson (1)................           --               --           --
Bernard J. Beaudoin (1).............           --               --           --
Robert B. Allison...................       318,195             8.3%         3.2%
Rodney Henderson....................       260,417             6.8%         2.6%
Bruce Henderson.....................       260,417             6.8%         2.6%
All executive officers, directors
 and director nominees as a group
 (11 persons) (1)...................     1,804,861            38.8%        18.2%

--------

(1) Includes 1,000,000 shares of Class B Nonvoting Common and 500,000 shares of Series B Preferred of the Company owned by KLT, which are presently convertible into Common Stock. Does not include 1,089,999 shares of Class A Nonvoting Common of the Company owned by KLT which will be converted into Common Stock concurrently with the Offering. Accordingly, KLT's percentage ownership of outstanding Common Stock will be 37.0% after the Offering. Messrs. Orman, Wasson and Beaudoin are directors of, and Mr. Orman is president of, KLT but disclaim beneficial ownership of the shares of Common Stock owned by KLT.

(2) Reflects shares owned by Reardon because Mr. Orman owns all of the voting membership interests of Reardon. Mr. Orman owns approximately 54% of the economic interest in Reardon.
(3) Does not include 49,545 shares attributable to non-voting membership interests in Reardon.

                         DESCRIPTION OF CAPITAL STOCK

General

  The authorized capital stock of the Company consists of (i) 30,000,000 shares of Common Stock, par value $.01 per share, (ii) 1,200,000 shares of Class A Nonvoting Common, par value $.01 per share, (iii) 1,250,000 shares of Class B Nonvoting Common, par value $.01 per share, and (iv) 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). The authorized but unissued shares of Preferred Stock are issuable in one or more series, with such designations, preferences and relative participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof as may be fixed and determined by resolution of the Company's Board of Directors.

  The following summaries of the terms of the Common Stock and the Preferred Stock do not purport to be complete and are qualified in their entirety by reference to the terms set forth in the Amended and Restated Certificate of Incorporation of the Company. The Company's outstanding capital stock is fully paid and nonassessable and none of the authorized capital stock is entitled to preemptive rights or subscription rights. Prior to the Offering, there has been no public market for the Common Stock. The Common Stock has been approved for listing on the NYSE.

Common Stock

  Following the Offering, there will be 9,923,727 shares of Common Stock outstanding (10,523,727 if the Underwriters' over-allotment option is exercised in full). Subject to certain dividend restrictions of the Company's credit facility and to the preferential rights of the Preferred Stock, if outstanding, holders of Common Stock are entitled to dividends as declared thereon by the Company's Board only out of net income or earned surplus. Upon issuance of one or more series of Preferred Stock, the Company's Board may provide for dividend restrictions on the Common Stock as to such series. In the event of liquidation, holders of Common Stock will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including lenders under the Company's credit facility and the aggregate liquidation preference of any Preferred Stock then outstanding.

  Except with respect to the Class A Nonvoting Common (which will automatically convert into Common Stock upon consummation of the Offering) and the Class B Nonvoting Common, holders of Common Stock exclusively possess voting power for all purposes and are entitled at each stockholders' meeting of the Company, as to each matter to be voted upon, to cast one vote, in person or by proxy, for each share held of record on the books of the Company. The Company has issued 1,000,000 shares of Class B Nonvoting Common, each share of which is convertible into one share of Common Stock at the option of the holder thereof (which number of shares shall be increased proportionately in the event that the initial public offering price (net of underwriting discounts and commissions) is less than $12.00 per share). The Company's Board is divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors and serving a staggered three-year term. Only one class is elected each year, and it is elected for a three-year term. The Company's stockholders are not entitled to cumulative voting rights in the election of directors. The number of directors will be fixed and a director may only be removed by the stockholders for cause, by the holders of a majority of the shares of the capital stock then outstanding and entitled to vote in the election of directors ("Voting Stock").

Preferred Stock

  The Company is authorized to issue up to 10,000,000 shares of Preferred Stock without further stockholder approval, except as may be required by applicable stock exchange regulations. The Company's Board will be authorized to determine, without any further action by the holders of the Common Stock, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms of any series of Preferred Stock, the number of shares constituting any such series and the designation thereof. Should the Board of Directors elect to exercise its authority, the rights, preferences and privileges of holders of Common Stock would be subject to the rights, preferences and privileges of the Preferred Stock.

  The Company has issued (i) 6,000 shares of Series A Preferred, which will be redeemed on the closing of the Offering and (ii) 500,000 shares of Series B Preferred. The Company intends to pay any accumulated dividends with respect to the Series B Preferred in cash prior to its conversion into Common Stock. Each share of Series B Preferred is entitled to a quarterly cash dividend of $0.225 per share and its convertible into one share of Common Stock (subject to customary antidilution adjustments), at the election of the holder thereof prior to December 31, 1999. The Series B Preferred (i) is redeemable at the option of the

Company, in whole or in part, after October 1, 2001, and (ii) must be redeemed by the Company if a majority of the Company's assets are sold or otherwise disposed of, for a redemption price per share equal to $12.00 plus all accrued unpaid dividends.

Statutory Business Combination Provision

  The Company is subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time that the person became an interested stockholder, unless (i) prior to such time the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and by certain employee stock plans, or (iii) at or after such time the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder. A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who owns 15% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation's voting stock within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Other Matters

  The Amended and Restated Certificate of Incorporation provides that the number of directors shall be as determined by the Board of Directors from time to time, but shall be at least three and not more than twelve. It also provides that directors may be removed only for cause, and then only by the affirmative vote of the holders of at least a majority of all outstanding shares of stock entitled to vote in an election of directors. This provision, in conjunction with the provision of the Amended and Restated Certificate of Incorporation authorizing the Board of Directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

  The Amended and Restated Certification of Incorporation provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent unless such consent is unanimous. The Amended and Restated Certificate of Incorporation provides that special meetings of the stockholders can be called only by the Chairman of the Board, the President, or the Board of Directors pursuant to a resolution approved by a majority of the whole Board of Directors.

  The approval by the affirmative vote of the holders of 66 2/3% of the Company's outstanding voting stock, and 66 2/3% of the Company's outstanding voting stock owned by disinterested stockholders, is required to approve certain business combinations. Further, the affirmative vote of the holders of 80% of the Company's outstanding voting stock is required to approve certain specified business combinations with "interested stockholders" (i.e. beneficial owners of 10% or more of the combined voting power of the outstanding shares) or their affiliates, if either (i) the business combination is not approved by a majority of the disinterested directors at a meeting of directors at which at least 80% of the disinterested directors then in office are present, or (ii) conditions as to the forms of consideration, minimum price and procedures used are not met.

  The Amended and Restated Certificate of Incorporation authorizes the Board of Directors to take into account (in addition to any other considerations which the Board of Directors may lawfully take into account) in determining whether to take or to refrain from taking corporate action on any possible acquisition proposals, including proposing any related matter to the stockholders of the Company, the long-term as well as short-term interests of the Company and its stockholders (including the possibility that these may be best served by the continued independence of the Company), customers, employees and other constituencies of the Company and any subsidiaries, as well as the effect upon communities in which the Company and any subsidiaries do business. In considering the foregoing and other pertinent factors, the Board of Directors is not required, in considering the best interests of the Company, to regard any particular corporate interest or the interest of any particular group affected by such action as a controlling interest.

Stockholder Proposals

  The Company's Amended and Restated Bylaws contain provisions (i) requiring that advance notice be delivered to the Company of any business to be brought by a stockholder before any meeting of stockholders and (ii) establishing certain procedures to be followed by stockholders in nominating persons for election to the Board of Directors. Generally, such advance notice provisions provide that written notice must be given to the Secretary of the Company by a stockholder, with respect to director nominations or stockholder proposals, not less than 50 nor more than 75 days prior to the meeting (except that if less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, then notice by the stockholder, to be timely, must be received within 15 days of the date on which notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs). Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the Company's Amended and Restated Bylaws. The foregoing summary is qualified in its entirety by reference to the Company's Amended and Restated Bylaws, which are included as an exhibit to the Registration Statement of which this Prospectus is a part.

Limitations on Director/Officer Liability

  Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Amended and Restated Certificate of Incorporation limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty as a director, except for liability for breach of the duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or for any transaction in which a director has derived an improper personal benefit.

  The Company's Amended and Restated Bylaws require the Company to indemnify to the fullest extent permitted by Delaware law any person who is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is serving as a director, officer, employee or agent of another enterprise at the Company's request. Indemnification is not, however, permitted under the Amended and Restated Bylaws unless the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Company's best interests and, with respect to any criminal action or proceeding, that such person had no reasonable cause to believe such person's conduct was unlawful. The Company's Amended and Restated Bylaws further provide that the Company shall not indemnify any person for any liabilities or expenses incurred by such person in connection with an action, suit or proceeding by or in the right of the Company in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the action, suit or proceeding is brought determines that the person is entitled to indemnity for such expenses. The indemnification provided by the Amended and Restated Bylaws is not exclusive of any other rights to which those seeking indemnification may be otherwise entitled.

  The Company has entered into indemnification agreements (the "Agreements") with each of the Company's directors and officers. The Agreements provide that the Company will indemnify the directors and officers against all liabilities and expenses actually and reasonably incurred in connection with any action, suit or proceeding (including an action by or in the right of the Company) to which any of them is, was or at any time becomes a party, or is threatened to be made a party, by reason of their status as a director or officer of the Company, or by reason of their serving or having served at the request or on behalf of the Company as a director, officer, trustee or in any other comparable position of any other enterprise to the fullest extent allowed by law. No indemnity is provided under the Agreements for any amounts for which indemnity is provided by any other indemnification obligation or insurance maintained by the Company or another enterprise or otherwise. Nor is indemnity provided to any director or officer on account of conduct which is finally adjudged by a court to have been knowingly fraudulent, deliberately dishonest or willful misconduct. In addition, no indemnification is provided if a final court adjudication shall determine that such indemnification is not lawful, or in respect to any suit in which judgment is rendered against any director or officer for an accounting of profits made from a purchase or sale of securities of the Company in violation of Section 16(b) of the Securities Exchange Act of 1934 or of any similar law, or on account of any remuneration paid to any director or officer which is adjudicated to have been paid in violation of law.

  The Company has obtained director's and officer's liability insurance.

  The foregoing limitations on liability and indemnification obligations may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

Transfer Agent and Registrar

  Norwest Bank of Minnesota, N.A. is the Transfer Agent and Registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of the Acquisitions and completion of this Offering, the Company will have outstanding 9,923,727 shares of Common Stock (10,523,727 if the Underwriters' over-allotment option is exercised in full) of which the 4,000,000 shares sold in the Offering (4,600,000 if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, except for those held by "affiliates" (as defined in the Securities Act) of the Company, which shares will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 5,923,727 shares of Common Stock are deemed "restricted securities" under Rule 144 in that they were originally issued and sold by the Company in private transactions in reliance upon exemptions under the Securities Act, and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as those provided by Rule 144 promulgated under the Securities Act as described below.

  In general, under Rule 144 as currently in effect, if a minimum of one year has elapsed since the later of the date of acquisition of restricted securities from the issuer or from any affiliate of the issuer the acquiror or subsequent holder would be entitled to sell within any three-month period a number of those shares that does not exceed the greater of one percent of the number of shares of such class of stock then outstanding or the average weekly trading volume of the shares of such class of stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the issuer. In addition, if a period of at least two years has elapsed since the later of the date of acquisition of restricted securities from the issuer or from any affiliate of the issuer, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the issuer of such restricted securities at any time during the 90 days preceding a sale, such person would be entitled to sell such restricted securities under Rule 144(k) without regard to the requirement described above. Rule 144 does not require the same person to have held the securities for the applicable periods. The foregoing summary of Rule 144 is not intended to be a complete description thereof. The Securities and Exchange Commission (the "Commission") has proposed certain amendments to Rule 144 that would, among other things, eliminate the manner of sale requirements and revise the notice provisions of that rule. The Commission has also solicited comments on other possible changes to Rule 144, including possible revisions to the one- and two-year holding periods and the volume limitations referred to above.

  The Company has agreed that it will not offer, sell, sell short, transfer, hypothecate, pledge or otherwise dispose of any shares of Common Stock or other securities convertible into or exchangeable or exercisable for shares of Common Stock or derivatives of Common Stock (or agreement for such) for a period of 180 days after the date of this Prospectus directly or indirectly without the prior written consent of BT Alex. Brown Incorporated, except for the grant of employee stock options (up to a maximum of 1,000,000 shares) under the 1998 Stock Option Plans and for shares issued (i) in connection with acquisitions of businesses and (ii) pursuant to the Nationwide Executive Stock Purchase Plan (up to a maximum of 250,000 shares). Further, the Company's directors, officers and certain stockholders who will beneficially own 5,923,727 shares in the aggregate after the Offering have agreed not to directly or indirectly offer, sell, sell short, transfer, hypothecate, pledge or otherwise dispose of for sale or otherwise dispose of any Common Stock or other capital stock of the Company or any other securities convertible into or exchangeable or exercisable for shares of Common Stock or derivatives of Common Stock owned by these persons (or as to which such person has the right to disposition) for a period of one year after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated. BT Alex. Brown Incorporated has indicated that it does not currently foresee any circumstances under which it would consent to the sale of Common Stock or options by the Company or existing stockholders of the Company beyond the exceptions stated above in this paragraph.

  Prior to the Offering, there has been no established public market for the Common Stock. No prediction can be made as to the effect, if any, that the sale of shares under Rule 144, or otherwise, or the availability of shares for sale will have on the market price for the Common Stock prevailing from time to time after the Offering. The Company is unable to estimate the number of shares that may be sold in the public market under Rule 144, or otherwise, because such amount will depend on the trading volume in, and market price for, the Common Stock of the Company and the Company's future ability to raise equity capital and complete any additional acquisitions for Common Stock. See "Underwriting."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), through their representatives, BT Alex. Brown Incorporated and Piper Jaffray Inc. (together, the "Representatives"), have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                       Number of
      Underwriters                                                      Shares
      ------------                                                     ---------
      BT Alex. Brown Incorporated.....................................
      Piper Jaffray Inc...............................................
                                                                       ---------
          Total....................................................... 4,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Common Stock offered hereby if any of such shares are purchased.

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $     per
share. The Underwriters may allow, and such dealers may re-allow, a concession
not in excess of $     per share to certain other dealers. After commencement
of the initial public offering, the offering price and other selling terms may be changed by the Representatives.

  The Company has granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 600,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it in the above table bears to 4,000,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 4,000,000 shares are being offered.

  The Underwriting Agreement contains covenants of indemnity and contribution between the Underwriters and the Company regarding certain liabilities, including liabilities under the Securities Act.

  To facilitate the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Specifically, the Underwriters may over-allot shares of the Common Stock in connection with the Offering, thereby creating a short position in the Underwriters' syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. Any of these activities may maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The Underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The Representatives, on behalf of the Underwriters, also may reclaim selling concessions allowed to an Underwriter or dealer, if the syndicate repurchases shares distributed by that Underwriter or dealer.

  The Company has agreed that it will not offer, sell, sell short, transfer, hypothecate, pledge or otherwise dispose of any shares of Common Stock or other securities convertible into or exchangeable or exercisable for shares of Common Stock or derivatives of Common Stock (or agreement for such) for a period of 180 days after the date of this Prospectus directly or indirectly without the prior written consent of BT Alex. Brown Incorporated, except for the grant of employee stock options (up to a maximum of 1,000,000 shares) under the 1998 Stock Option Plans and for shares issued (i) in connection with acquisitions of businesses and (ii) pursuant to the Nationwide Executive Stock Purchase Plan (up to a maximum of 250,000 shares). Further, the Company's directors, officers and certain stockholders who will beneficially own 5,923,727 shares in the aggregate after the Offering have agreed not to directly or indirectly offer, sell, sell short, transfer, hypothecate, pledge or otherwise dispose of for sale or otherwise dispose of any Common Stock or other capital stock of the Company or any other securities convertible into or exchangeable or exercisable for shares of Common Stock or derivatives of Common Stock owned by these persons (or as to which such person has the right to disposition) for a period of one year after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated. BT Alex. Brown Incorporated has indicated that it does not currently foresee any circumstances under which it would consent to the sale of Common Stock or options by the Company or existing stockholders of the Company beyond the exceptions stated above in this paragraph.

  Prior to the Offering, there has been no public market for the Common Stock. No prediction can be made as to the effect, if any, that the sale of shares under Rule 144, or otherwise, or the availability of shares for sale will have on the market price for the Common Stock prevailing from time to time after the Offering. The Company is unable to estimate the number of shares that may be sold in the public market under Rule 144, or otherwise, because such amount will depend on the trading volume in, and market price for, the Common Stock of the Company and the Company's future ability to raise equity capital and complete any additional acquisitions for Common Stock. See "Underwriting."

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  Prior to this Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, the results of operations of Parsons and the Acquired Companies in recent periods, the market capitalization and stages of development of other companies which the Company and the Representatives believed to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant by the Company and the Representatives.

  The Common Stock issued in connection with the Acquisitions may not be sold to the public and the holder of those shares are restricted from selling those shares to the public for a period of at least one year after the consummation of the Acquisitions.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed on for the Company by Stinson, Mag & Fizzell, P.C., Kansas City, Missouri. Certain legal matters in connection with the sale of the Common

Stock offered hereby will be passed upon for the Underwriters by Piper & Marbury L.L.P., Baltimore, Maryland.

                                    EXPERTS

  The consolidated financial statements of Nationwide as of March 31, 1998 and for the period from September 23, 1997 through March 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Parsons as of February 27, 1998 and December 31, 1997 and 1996 and for the two-month period ended February 27, 1998 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by McGladrey & Pullen LLP, independent accountants, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of The Allison Company and subsidiary as of June 30, 1998 and 1997 and for each of the three years in the period ended June 30, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of Henderson and subsidiary as of March 31, 1998 and 1997 and for each of the three years in the period ended March 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (together with all exhibits, schedules and amendments relating thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all the information contained in the Registration Statement, certain portions of which have been omitted in accordance with rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement accurately describes the material provisions of such document and are qualified in their entirety by reference to such exhibits for complete statements of their provisions. All of these documents may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site that contains reports, proxy and information statements regarding registrants that file electronically with the Commission. The address of this web site is (http://www.sec.gov). Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of the prescribed fees.

  Prior to filing the Registration Statement of which this Prospectus is a part, the Company was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon effectiveness of the Registration Statement, the Company will become subject to the informational and periodic reporting requirements of the Exchange Act, and in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and other regional offices referred to above. The Company intends to register the securities offered by the Registration Statement under the Exchange Act simultaneously with the effectiveness of the Registration Statement and to furnish its stockholders with annual reports containing audited financial statements and such other reports as may be required from time to time by law or the NYSE.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA
 CONSOLIDATED FINANCIAL STATEMENTS
  Basis of Presentation..................................................  F-2
  Unaudited Pro Forma Consolidated Statement of Operations...............  F-3
  Notes to Unaudited Pro Forma Consolidated Financial Statements.........  F-5
NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES
  Independent Auditors' Report...........................................  F-9
  Consolidated Balance Sheets............................................ F-10
  Consolidated Statements of Operations.................................. F-11
  Consolidated Statement of Stockholders' Equity......................... F-12
  Consolidated Statement of Cash Flows................................... F-13
  Notes to Consolidated Financial Statements............................. F-14
PARSONS ELECTRIC CO.
  Independent Auditors' Report........................................... F-29
  Balance Sheets......................................................... F-30
  Statements of Income................................................... F-31
  Statements of Retained Earnings........................................ F-32
  Statements of Cash Flows............................................... F-33
  Notes to Financial Statements.......................................... F-34
THE ALLISON COMPANY
  Independent Auditors' Report........................................... F-39
  Consolidated Balance Sheets............................................ F-40
  Consolidated Statements of Operations and Retained Earnings............ F-41
  Consolidated Statements of Cash Flows.................................. F-42
  Notes to Consolidated Financial Statements............................. F-43
HENDERSON ELECTRIC CO. INC. AND SUBSIDIARIES
  Independent Auditors' Report........................................... F-50
  Consolidated Balance Sheets............................................ F-51
  Consolidated Statements of Operations and Retained Earnings............ F-52
  Consolidated Statements of Cash Flows.................................. F-53
  Notes to Consolidated Financial Statements............................. F-54

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

          UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

  The following unaudited pro forma consolidated financial statements give effect to (i) the acquisitions (the "Acquisitions") by Nationwide Electric, Inc. ("Nationwide") of Parsons Electric Co. ("Parsons"), Henderson Electric Co., Inc. ("Henderson") and The Allison Company ("Allison-Smith") (together, the "Acquired Companies"), and (ii) Nationwide's initial public offering (the "Offering"). The Acquisitions have been accounted for using the purchase method of accounting.

  The unaudited pro forma consolidated statements of operations give effect to the Acquisitions and the Offering as if they had occurred on April 1, 1997 but do not reflect a nonrecurring, noncash compensation charge, net of tax, directly attributable to the Offering.

  Nationwide has preliminarily analyzed the savings that are expected to be realized from reductions in salaries, bonuses and certain benefits to the owners. To the extent the owners of the Acquired Companies and Parsons have contractually agreed to prospective reductions in salary, bonuses, benefits and lease payments, these reductions have been reflected in the unaudited pro forma combined statements of operations. Corporate management costs and costs associated with being a public company should be more than offset by the synergies created through the acquisition of Parsons and the Acquired Companies and implementation of the strategies described under "Business-- Strategy." The Company has not and cannot quantify all of these savings due to the short period of time that has elapsed since the Acquisitions occurred. It is anticipated that these savings will be partially offset by the costs of being a publicly held company and the incremental increase in costs related to the Company's corporate management. However, these costs, like the savings they offset, cannot be quantified accurately. Neither the anticipated savings nor the anticipated costs have been included in the pro forma financial information included herein except that compensation and benefit expenses for additional management personnel of Nationwide are reflected in the nine months ended December 31, 1998.

  The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what Nationwide's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of Nationwide's financial position or results of operations for any future period. Since the Acquired Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma consolidated financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See also "Risk Factors" included elsewhere herein.

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                         Year Ended March 31,1998
                     (In thousands, except per share data)

                                                           Pro Forma
                                      Allison-            Adjustments Pro Forma
                           Nationwide  Smith    Henderson  (Note 2)     Total
                           ---------- --------  --------- ----------- ---------
Revenue..................   $60,651   $32,072    $44,000    $(2,315)  $134,408
Cost of services,
 excluding depreciation
 shown separately below..    49,493    25,998     37,952     (1,905)   111,538
                            -------   -------    -------    -------   --------
    Gross profit.........    11,158     6,074      6,048       (410)    22,870
Operating expenses:
  Selling, general and
   administrative
   expenses..............     7,613     3,789      4,104     (1,157)    14,349
  Depreciation...........       443        97        272        (52)       760
  Goodwill amortization..       --        --         --         557        557
                            -------   -------    -------    -------   --------
Operating expenses.......     8,056     3,886      4,376       (652)    15,666
                            -------   -------    -------    -------   --------
    Operating income.....     3,102     2,188      1,672        242      7,204
Interest and other income
 (expense):
  Interest expense.......      (323)     (140)      (115)       578        --
  Other income (expense),
   net...................        59         1        386        (14)       432
                            -------   -------    -------    -------   --------
    Income before tax....     2,838     2,049      1,943        806      7,636
Income tax expense
 (benefit)...............      (121)      799        776      1,823      3,277
                            -------   -------    -------    -------   --------
    Income before a
     nonrecurring,
     noncash charge
     directly
     attributable to the
     transaction(2)......   $ 2,959   $ 1,250    $ 1,167    $(1,017)  $  4,359
                            =======   =======    =======    =======   ========
Basic pro forma income
 per share before
 nonrecurring, noncash
 charge directly
 attributable to the
 transaction(2)(3).......                                             $   0.35
                                                                      ========
Shares used in computing
 basic pro forma income
 per share(1)............                                                9,924
                                                                      ========
Diluted pro forma income
 per share before
 nonrecurring, noncash
 charge directly
 attributable to the
 transaction(2)(3).......                                             $   0.35
                                                                      ========
Shares used in computing
 diluted pro forma income
 per share(4)............                                                9,941
                                                                      ========

--------

(1) Includes (a) 5,923,727 shares of common stock issued to certain management personnel and the existing stockholders of Nationwide, and (b) 4,000,000 shares sold in the Offering.

(2) Income before a nonrecurring charge attributable to the transaction excludes a nonrecurring, noncash compensation charge of $3.6 million and related income tax benefits of $1.4 or a net charge of $2.2 million--Note 1 or $0.22 per share basic and $0.21 per share diluted.

(3) Preferred dividends of $900,000 have been deducted in calculating basic and diluted income per share.

(4) Adjusted to reflect the exercise of all outstanding stock options and does not assume the conversion of Convertible Preferred Stock as the effect is anti-dilutive.

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                   Nine Months Ended December 31, 1998
                     (in thousands, except per share data)

                                                             Pro forma
                                        Allison-            Adjustments
                             Nationwide  Smith    Henderson  (Note 2)    Total
                             ---------- --------  --------- ----------- --------
Revenue....................   $65,524   $19,633    $32,413    $   --    $117,570
Cost of services, excluding
 depreciation shown
 separately below..........    54,531    15,566     26,940        --      97,037
                              -------   -------    -------    -------   --------
    Gross profit...........    10,993     4,067      5,473        --      20,533
Operating expenses:
  Selling, general and
   administrative expenses.     7,287     3,200      2,656       (699)    12,444
  Depreciation.............       325        50        157        (29)       503
  Goodwill amortization....       259       --         --         159        418
                              -------   -------    -------    -------   --------
Operating expenses.........     7,871     3,250      2,813       (569)    13,365
                              -------   -------    -------    -------   --------
    Operating income.......     3,122       817      2,660        569      7,168
Interest and other income
 (expense):
  Interest expense.........      (550)      (35)       (35)       590        (30)
  Other income (expense),
   net.....................      (825)   (1,208)       237        878       (918)
                              -------   -------    -------    -------   --------
    Income before tax......     1,747      (426)     2,862      2,037      6,220
Income tax expense
 (benefit).................       731      (166)     1,145        958      2,668
                              -------   -------    -------    -------   --------
    Income before a
     nonrecurring, noncash
     charge directly
     attributable to the
     transaction(2)........   $ 1,016   $  (260)   $ 1,717    $ 1,079   $  3,552
                              =======   =======    =======    =======   ========
Basic pro forma income per
 share before nonrecurring,
 noncash charge directly
 attributable to the
 transaction(2)(3).........                                             $   0.29
                                                                        ========
Shares used in computing
 basic pro forma income per
 share(1)..................                                                9,924
                                                                        ========
Diluted pro forma income
 per share before
 nonrecurring, noncash
 charge directly
 attributable to the
 transaction(2)(3).........                                             $   0.29
                                                                        ========
Shares used in computing
 diluted pro forma income
 per share(4)..............                                                9,941
                                                                        ========

--------

(1) Includes (a) 5,923,727 shares of common stock issued to certain management personnel and the initial stockholders of Nationwide, and (b) 4,000,000 shares sold in the Offering.

(2) Income before a nonrecurring charge attributable to the transaction excludes a nonrecurring, noncash compensation charge of $3.6 million and related income tax benefits of $1.4 or a net charge of $2.2 million--Note 1 or $0.22 per share basic and $0.21 per share diluted.

(3) Preferred dividends of $675,000 have been deducted in calculating basic and dilutive income per share.

(4) Adjusted to reflect the exercise of all outstanding stock options and does not assume the conversion of Convertible Preferred Stock as the effect is anti-dilutive.

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. General:

  Nationwide Electric, Inc. ("Nationwide") was founded to create a leading provider of electrical contracting and maintenance services to commercial, industrial and institutional customers. Nationwide purchased Parsons Electric Co. effective February 27, 1998 and conducted no operations prior to that acquisition. Subsequent to March 31, 1998, Nationwide merged with a related company that had common ownership and became the designated "accounting acquiror" in the Acquisitions. Nationwide acquired The Allison Company and Henderson Electric Co. Inc. and Subsidiaries on October 22, 1998 in purchase transactions. The purchased companies are referred to as the "Acquired Companies."

  Under certain restricted stock purchase agreements, the Company has sold 315,000 shares of Common Stock to management, two outside directors and one director nominee. As a result, the Company will record a nonrecurring, noncash compensation charge of $3.6 million and related tax benefit of $1.4 million or a net charge of $2.2 million ($0.22 per share basic and $0.21 per share diluted) in the first reportable quarter following consummation of the Offering, representing the difference between the amount paid for the shares and the estimated fair value thereof (a fair value that is discounted ten percent from the assumed initial public offering price). This nonrecurring compensation charge is not included in the Unaudited Pro Forma Combined Financial Statements.

  The historical financial statements include the results of operations of the Acquired Companies from dates of purchase. These unaudited pro forma consolidated financial statements include the operations of the individual Acquired Companies as if they were purchased on April 1, 1997. The audited historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 80, which sets forth the requirements to provide audited financial statements of constituent businesses involved in an initial public offering that remain substantially intact after acquisition.

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

2. Unaudited Pro Forma Combined Statement of Operations Adjustments:

Year Ended March 31, 1998

                                   (a)     (b)     (c)   (d)    (e)     Total
(In thousands)                    -----  -------  -----  ---- -------  -------
Revenue.......................... $ --   $(2,315) $ --   $--  $   --   $(2,315)
Cost of services.................   --    (1,905)   --    --      --    (1,905)
                                  -----  -------  -----  ---- -------  -------
    Gross profit.................   --      (410)   --    --      --      (410)
Operating expenses:
  Selling, general and
   administrative expenses.......  (689)    (468)   --    --      --    (1,157)
  Depreciation...................   (52)     --     --    --      --       (52)
  Goodwill amortization..........   --       --     557   --      --       557
                                  -----  -------  -----  ---- -------  -------
Operating expenses...............  (741)    (468)   557   --      --      (652)
                                  -----  -------  -----  ---- -------  -------
    Operating income.............   741       58   (557)  --      --       242
Interest and other income
 (expense):
  Interest expense...............   --         9    --    569     --       578
  Other income, net..............   (10)      (4)   --    --      --       (14)
                                  -----  -------  -----  ---- -------  -------
    Income before tax............   731       63   (557)  569     --       806
Income taxes.....................   --       --     --    --    1,823    1,823
                                  -----  -------  -----  ---- -------  -------
    Net income (loss)............ $ 731  $    63  $(557) $569 $(1,823) $(1,017)
                                  =====  =======  =====  ==== =======  =======

--------

(a) Reflects the $849,000 reduction in salaries, bonuses and benefits to the officers/owners of the Acquired Companies. These reductions in salaries, bonuses and benefits have been disclosed solely to reflect the terms of signed employment agreements as managers of the respective divisions. The duties of these managers will not change and all costs associated with the execution of such duties have been included in the unaudited pro forma consolidated financial statements. The compensation adjustment has been included because of the pro formas' effect on the resulting consolidated operations.

  Following are the compensation amounts for each Acquired Company and the title of the positions of the officers of such companies, included in the unaudited pro forma consolidated statements of operations.

                                                               Year Ended
                                                             March 31, 1998
                                                          ---------------------
                                                          Historical Pro forma
                                                          ---------- ----------
      Parsons(1)......................................... $  226,000 $      --
      Allison(2).........................................  1,479,000  1,096,000
      Henderson(3).......................................    838,000    598,000
                                                          ---------- ----------
                                                          $2,543,000 $1,694,000
                                                          ========== ==========
      Pro Forma Compensation Adjustment..................            $  849,000
                                                                     ==========

  --------

  (1) President. The primary responsibility for management of Parsons had been turned over to the President's successor prior to its sale whose compensation is reflected in the pro forma historical statements.

  (2) President and two vice presidents.

  (3) President and the Chief Executive Officer.

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

  Such employment agreements are primarily for three years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances. Additionally, reflects adjustments to expenses associated with certain non-operating assets that will be transferred from the Acquired Companies prior to the Acquisitions and certain other transactions (additional rent expense of $180,000, $52,000 reduced depreciation, $10,000 reduced related-company income and $20,000 reduced owner expense).
(b) Reflects the elimination of activities related to assets not purchased from the shareholder of Parsons. Such assets include inventory and fixed assets of Parson's welding supplies distribution operations.

(c) Reflects the amortization of goodwill recorded as a result of these Acquisitions over a 40-year life, as well as amortization to be recorded as a result of non-compete agreements with key managers at Parsons over lives ranging from 21-54 months.
(d) Reflects elimination of interest expense of $10.8 million of debt to be repaid using proceeds from the Offering.

(e) Reflects the incremental provision for federal and state income taxes at an approximate 40.0% overall tax rate before non-deductible goodwill and other permanent items, relating to the other statements of operations adjustments and for income taxes on S corporation income not provided for in the historical financial statements.

Nine Months Ended December 31, 1998

                                       (a)    (b)    (c)     (d)   (e)   Total
(In thousands)                        -----  -----  ------  ----- -----  ------
Revenue.............................  $ --   $ --   $  --   $ --  $ --   $  --
Cost of services....................    --     --      --     --    --      --
                                      -----  -----  ------  ----- -----  ------
    Gross profit....................    --     --      --     --    --      --
Operating expenses:
  Selling, general and
   administrative expenses..........   (560)   --     (139)   --           (699)
  Depreciation......................    (29)   --      --     --    --      (29)
  Goodwill amortization.............    --     159     --     --    --      159
                                      -----  -----  ------  ----- -----  ------
Operating expenses..................   (589)   159    (139)   --    --     (569)
                                      -----  -----  ------  ----- -----  ------
    Operating income................    589   (159)    139    --    --      569
Interest and other income (expense):
  Interest expense..................    --     --      --     590           590
  Other income, net.................    --     --      878    --            878
                                      -----  -----  ------  ----- -----  ------
    Income before Tax...............    589   (159)  1,017    590         2,037
                                      -----  -----  ------  ----- -----  ------
Income taxes........................    --     --      --     --    958     958
                                      -----  -----  ------  ----- -----  ------
    Net income (loss)...............  $ 589  $(159) $1,017   $590 $(958) $1,079
                                      =====  =====  ======  ===== =====  ======

--------

(a) Reflects the $670,000 reduction in salaries, bonuses and benefits to the officers/owners of the Acquired Companies. These reductions in salaries, bonuses and benefits have been disclosed solely to reflect the terms of signed employment agreements as managers of the respective divisions. The duties of these managers will not change and all costs associated with the execution of such duties have been included in the unaudited pro forma consolidated financial statements. The compensation adjustment has been included because of the pro formas' effect on the resulting consolidated operations.

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

  Following are the compensation amounts for each Acquired Company and the title of the positions of the officers of such companies, included in the unaudited pro forma consolidated statements of operations.

                                                            Nine Months Ended
                                                            December 31, 1998
                                                          ---------------------
                                                          Historical Pro forma
                                                          ---------- ----------
      Parsons............................................ $      --  $      --
      Allison(1).........................................  1,620,000    903,000
      Henderson(2).......................................    619,000    666,000
                                                          ---------- ----------
                                                          $2,239,000 $1,569,000
                                                          ========== ==========
      Pro Forma Compensation Adjustment..................            $ 670,000
                                                                     ==========

  --------

  (1) President and two vice presidents.

  (2) President and Chief Executive Officer.

  Such employment agreements are primarily for three years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances. Additionally, reflects adjustments to expenses associated with certain non-operating assets that were transferred from the Acquired Companies at the time of the Acquisitions (additional rent expense of $110,000 and $29,000 reduced depreciation).

(b) Reflects the amortization of goodwill recorded as a result of these Acquisitions over a 40-year life, as well as amortization to be recorded as a result of non-compete agreements with key managers at Parsons over lives ranging from 21 to 54 months.

(c) Reflects the elimination of expenses associated with costs incurred as a result of a postponed initial public offering and certain due diligence costs relating thereto.

(d) Reflects elimination of interest expense of $7.2 million of debt to be repaid using proceeds from the Offering.

(e) Reflects the incremental provision for federal and state income taxes at an approximate 40.0% overall tax rate before non-deductible goodwill and other permanent items, relating to the other statements of operations adjustments and for income taxes on S Corporation income not provided for in the historical financial statements.

                          INDEPENDENT AUDITORS' REPORT

Nationwide Electric, Inc.:

  We have audited the accompanying consolidated balance sheet of Nationwide Electric, Inc. and subsidiary (the "Company") as of March 31, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the period September 23, 1997 to March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Nationwide Electric, Inc. and subsidiary as of March 31, 1998 and the results of their operations and their cash flows for the period September 23, 1997 to March 31, 1998 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

June 12, 1998

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

                        CONSOLIDATED BALANCE SHEETS

                                                       December 31,   March 31,
                       ASSETS                              1998         1998
                       ------                          ------------  -----------
                                                       (Unaudited)
CURRENT ASSETS:
 Cash and cash equivalents...........................  $ 1,099,112   $ 1,046,253
 Resticted cash......................................      672,051           --
 Contract receivables, net of an allowance for
  doubtful accounts of $729,000 and $40,000,
  respectively.......................................   35,632,953    12,088,891
 Costs and estimated earnings in excess of billings
  on uncompleted contracts...........................    9,383,073     3,320,678
 Inventories.........................................      558,170       479,396
 Prepaid expenses....................................      273,616        45,833
 Deferred income taxes...............................    1,088,037       122,000
                                                       -----------   -----------
    Total current assets.............................   48,707,012    17,103,051
                                                       -----------   -----------
Property and equipment, net..........................    3,238,128     1,597,687
Deferred income taxes................................      499,486           --
Goodwill, net........................................   14,822,792     4,254,090
Other assets, net....................................    1,058,178       413,278
                                                       -----------   -----------
    Total............................................  $68,326,136   $23,368,106
                                                       ===========   ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
CURRENT LIABILITIES:
 Accounts payable....................................   $9,374,559   $ 3,236,631
 Payable to shareholders.............................      647,553       479,523
 Accrued expenses and other current liabilities......    8,626,258     2,250,800
 Billings in excess of costs and estimated earnings
  on uncompleted contracts...........................    5,576,707     1,925,651
 Current portion of long-term debt...................      137,367           --
 Line of credit......................................          --      8,600,000
                                                       -----------   -----------
    Total current liabilities........................   24,362,444    16,492,605
Commitments and contingencies (Note 10 and 17)
Long-term debt.......................................    7,366,343           --
Deferred income taxes................................          --          1,500
Other long-term liabilities..........................    1,300,000           --
Redeemable preferred stock; Series A nonvoting
 convertible; par value $.01; 6,000 shares issued and
 outstanding.........................................    6,000,000     6,037,500
STOCKHOLDERS' EQUITY:
  Nationwide Electric, Inc.:
    Common stock; par value $.01:
    Voting, 15,000,000 shares authorized; 3,833,728
     and 233,331 shares issued and outstanding,
     respectively....................................       38,337         2,333
    Class A nonvoting, 150,000 shares authorized;
     1,089,999 and 99,999 shares issued and
     outstanding, respectively.......................       10,900         1,000
    Class B nonvoting, 1,250,000 shares authorized;
     1,000,000 shares issued and outstanding.........       10,000           --
    Preferred stock; par value $.01; 10,000,000
     authorized:
    Series B convertible; 500,000 shares issued and
     outstanding.....................................        5,000           --
  Galt Financial, Inc.:
    Common stock; par value $1.00:
    Voting, 1,000 shares authorized; 700 shares
     issued and outstanding..........................          --            700
    Class A nonvoting, 1,000 shares authorized; 300
     shares issued and outstanding...................          --            300
  Additional paid-in capital.........................   29,079,313     1,095,667
  Loans to management shareholders...................     (162,500)          --
  Retained earnings (deficit)........................      316,299      (263,499)
                                                       -----------   -----------
    Total stockholders' equity.......................   29,297,349       836,501
                                                       -----------   -----------
    Total............................................  $68,326,136   $23,368,106
                                                       ===========   ===========

              See notes to consolidated financial statements.

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    Nine Months     Inception
                                                       Ended      (September 23,
                                                    December 31,  1997) to March
                                                        1998         31, 1998
                                                    ------------  --------------
                                                    (Unaudited)
Contract revenues.................................. $65,523,804     $4,304,818
Costs of services..................................  54,531,318      3,601,651
                                                    -----------     ----------
 Gross profit......................................  10,992,486        703,167
Selling, general and administrative expenses.......   7,870,940        968,208
                                                    -----------     ----------
Income (loss) from operations......................   3,121,546       (265,041)
Interest and other income (expense):
 Interest expense..................................    (550,088)      (124,448)
 Other income (expense), net.......................    (824,640)        42,990
                                                    -----------     ----------
                                                     (1,374,728)       (81,458)
                                                    -----------     ----------
Income (loss) before income taxes..................   1,746,818       (346,499)
Income tax expense (benefit).......................     730,770       (120,500)
                                                    -----------     ----------
Net income (loss).................................. $ 1,016,048     $ (225,999)
                                                    -----------     ----------
Less preferred dividends...........................     436,250         37,500
                                                    -----------     ----------
Net income (loss) available to common stock........ $   579,798     $ (263,499)
                                                    ===========     ==========
Basic net income (loss) per share.................. $      0.15     $    (0.79)
                                                    ===========     ==========
Shares used in computing basic net income (loss)
 per share.........................................   3,856,377        333,330
                                                    ===========     ==========
Diluted net income per share....................... $      0.15     $    (0.79)
                                                    ===========     ==========
Shares used in computing diluted net income per
 share.............................................   3,873,569        333,330
                                                    ===========     ==========

              See notes to consolidated financial statements.

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                      Common Stock
                  ---------------------------------------------------------
                                                                               Series B
                       Voting         Class A Nonvoting   Class B Nonvoting   Preferred    Additional     Loans to   Retained
                  ------------------  ------------------  ----------------- --------------   Paid-in     Management  Earnings
                   Shares    Amount    Shares    Amount    Shares   Amount  Shares  Amount   Capital    Shareholders (Deficit)
                  ---------  -------  ---------  -------  --------- ------- ------- ------ -----------  ------------ ---------
Balance,
September 23,
1997............        --   $   --         --   $   --         --  $   --      --  $  --  $       --    $     --    $     --
Issuance of
Nationwide
common stock....    233,331    2,333     99,999    1,000        --      --      --     --      996,667         --          --
Issuance of
Galt, Inc.
common stock....        700      700        300      300        --      --      --     --       99,000         --          --
Dividends on
preferred stock.        --       --         --       --         --      --      --     --          --          --      (37,500)
Net loss........        --       --         --       --         --      --      --     --          --          --     (225,999)
                  ---------  -------  ---------  -------  --------- ------- ------- ------ -----------   ---------   ---------
Balance, March
31, 1998........    234,031    3,033    100,299    1,300        --      --      --     --    1,095,667         --     (263,499)
Unaudited:
Acquisition of
Galt, Inc.......       (700)    (700)      (300)    (300)       --      --      --     --        1,000         --          --
Nationwide
common stock
sold to Galt,
Inc.............    665,000    6,665    285,000    2,850        --      --      --     --      275,485         --          --
Nationwide
merged with
Galt, Inc. Galt,
Inc. shares
cancelled.......   (665,000)  (6,665)  (285,000)  (2,850)       --      --      --     --     (275,485)        --          --
Issuance of
Nationwide
common stock to
Galt, Inc.
shareholders....  2,310,000   23,100    990,000    9,900        --      --      --     --      (33,000)        --          --
Issuance of
Nationwide
common stock to
officers........    300,000    3,000        --       --         --      --      --     --       87,000     (50,000)        --
Issuance of
Nationwide
common stock to
directors.......     15,000      150        --       --         --      --      --     --        4,350         --          --
Issuance of
Nationwide
common stock to
KLT.............        --       --         --       --   1,000,000  10,000     --     --   11,990,000         --          --
Issuance of
Nationwide
preferred stock
to KLT..........        --       --         --       --         --      --  500,000  5,000   5,995,000         --          --
Issuance of
Nationwide
common stock to
Allison
shareholders....    454,583    4,546        --       --         --      --      --     --    4,631,997         --          --
Issuance of
Nationwide
common stock to
Henderson
shareholder.....    520,834    5,208        --       --         --      --      --     --    5,307,299         --          --
Dividends on
preferred stock.        --       --         --       --         --      --      --     --          --          --     (436,250)
Loans to
management......        --       --         --       --         --      --      --     --          --     (112,500)        --
Net income......        --       --         --       --         --      --      --     --          --          --    1,016,048
                  ---------  -------  ---------  -------  --------- ------- ------- ------ -----------   ---------   ---------
Balance,
December 31,
1998
(Unaudited).....  3,833,728  $38,337  1,089,999  $10,900  1,000,000 $10,000 500,000 $5,000 $29,079,313   $(162,500)  $ 316,299
                  =========  =======  =========  =======  ========= ======= ======= ====== ===========   =========   =========
                     Total
                  ------------
Balance,
September 23,
1997............  $       --
Issuance of
Nationwide
common stock....    1,000,000
Issuance of
Galt, Inc.
common stock....      100,000
Dividends on
preferred stock.      (37,500)
Net loss........     (225,999)
                  ------------
Balance, March
31, 1998........      836,501
Unaudited:
Acquisition of
Galt, Inc.......          --
Nationwide
common stock
sold to Galt,
Inc.............      285,000
Nationwide
merged with
Galt, Inc. Galt,
Inc. shares
cancelled.......     (285,000)
Issuance of
Nationwide
common stock to
Galt, Inc.
shareholders....          --
Issuance of
Nationwide
common stock to
officers........       40,000
Issuance of
Nationwide
common stock to
directors.......        4,500
Issuance of
Nationwide
common stock to
KLT.............   12,000,000
Issuance of
Nationwide
preferred stock
to KLT..........    6,000,000
Issuance of
Nationwide
common stock to
Allison
shareholders....    4,636,543
Issuance of
Nationwide
common stock to
Henderson
shareholder.....    5,312,507
Dividends on
preferred stock.     (436,250)
Loans to
management......     (112,500)
Net income......    1,016,048
                  ------------
Balance,
December 31,
1998
(Unaudited).....  $29,297,349
                  ============

             See notes to consolidated financial statements.

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                Inception
                                         Nine Months Ended (September 23, 1997)
                                         December 31, 1998  to March 31, 1998
                                         ----------------- --------------------
                                            (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)......................   $  1,016,048        $   (225,999)
 Adjustments to reconcile net loss to
  net cash provided by operating
  activities:
  Depreciation..........................        324,764              32,532
  Amortization of intangible assets.....        250,390              21,729
  Provision for deferred income taxes...       (698,519)           (120,500)
  Changes in operating assets and
   liabilities, excluding assets
   acquired and liabilities assumed in
   acquisitions:
   Contract receivables.................     (2,930,002)          1,453,415
   Costs and estimated earnings in
    excess of billings..................     (1,515,414)           (462,079)
   Inventory............................         83,002             (26,943)
   Prepaid expenses.....................       (165,339)            154,667
   Other assets, net....................         (8,093)                --
   Loans to management shareholders,
    net.................................        (82,754)                --
   Accounts payable.....................        212,714             132,283
   Accrued expenses and other current
    liabilities.........................      2,015,545            (998,340)
   Billings in excess of costs and
    estimated earnings..................        517,770            (276,531)
                                           ------------        ------------
    Net cash used in operating
     activities.........................       (979,888)           (315,766)
                                           ------------        ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment....       (558,374)            (29,663)
 Purchase of Allison and Henderson, net
  of cash acquired......................    (13,703,131)                --
 Purchase of Parsons Electric Co........            --          (11,000,000)
 Purchase of employee non-compete
  agreements............................            --             (200,000)
                                           ------------        ------------
    Net cash used in investing
     activities.........................    (14,261,505)        (11,229,663)
                                           ------------        ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from the issuance of preferred
  stock.................................      6,000,000           6,000,000
 Proceeds from the issuance of common
  stock.................................     12,044,500           1,000,000
 Net borrowings (payments) under short-
  term line-of-credit...................     (8,600,000)          5,800,000
 Borrowings under long-term line of
  credit................................      8,800,000                 --
 Payments under long-term line of
  credit................................     (1,600,000)                --
 Capital contributions..................            --              100,000
 Note payable to shareholders...........        647,553                 --
 Payments on long term-debt.............     (1,997,801)           (308,318)
                                           ------------        ------------
    Net cash provided by financing
     activities.........................     15,294,252          12,591,682
                                           ------------        ------------
Net increase in cash and cash
 equivalents............................         52,859           1,046,253
Cash and cash equivalents, at March 31,
 1998...................................      1,046,253                 --
                                           ------------        ------------
Cash and cash equivalents, at December
 31, 1998...............................   $  1,099,112        $  1,046,253
                                           ============        ============
CASH PAYMENTS FOR:
 Interest...............................   $    605,175        $     65,552
                                           ============        ============
 Income taxes...........................   $    216,272        $        --
                                           ============        ============
NON-CASH FINANCING TRANSACTION--
 Dividends on preferred stock...........   $    436,250        $     37,500
                                           ============        ============
Purchase of businesses, net of cash
 acquired:
 Working capital, other than cash.......    (13,448,647)         (5,398,838)
 Property, plant and equipment..........     (1,406,831)         (1,363,643)
 Cost in excess of net assets of
  companies acquired....................    (11,421,965)         (4,266,107)
 Other non-current assets...............       (569,904)           (233,560)
 Long-term debt.........................      1,867,466             262,148
 Noncurrent liabilities.................      1,327,700                 --
                                           ------------        ------------
    Subtotal............................    (23,652,181)        (11,000,000)
 Less common stock issued for assets
  acquired..............................      9,949,050                 --
                                           ------------        ------------
    Net cash used to acquire businesses.    (13,703,131)        (11,000,000)
                                           ============        ============

              See notes to consolidated financial statements.

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (Information as of December 31, 1998 and for the nine months then ended is unaudited)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General--The consolidated financial statements presented herein include the accounts of Nationwide Electric, Inc. ("Nationwide" or the "Company") and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  The financial statements as of March 31, 1998 presented herein represent the combined balance sheets of Nationwide and Galt Financial, Inc. ("Galt, Inc."). The combined statements of operations, stockholders' equity and cash flows for the period from September 23, 1997 through March 31, 1998 include Galt Financial, LLC ("Galt LLC") from date of organization on September 23, 1997, "Galt, Inc." from date of organization on February 25, 1998, and Nationwide from date of organization on February 17, 1998. Galt LLC was merged into Galt, Inc. on March 4, 1998. Such companies were under common control and management. On June 4, 1998, Galt, Inc. was merged into Nationwide in exchange for 3,300,000 shares of Common Stock (including 990,000 shares Class A Non-voting) (adjusted for the stock split as described in Note 11) and 6,000 shares of Redeemable Preferred Stock and as of that date Nationwide is the sole surviving entity. Parsons Electric Co. ("Parsons") was acquired on February 27, 1998 by Galt, Inc. for cash in the amount of $11,000,000 (see
Note 2). Galt, Inc.'s operating results include the operations of Parsons from the date of acquisition through March 31, 1998. (Operating results for Nationwide, Galt, Inc. and Galt LLC prior to January 1, 1998 were not significant.) The Allison Company ("Allison") and Henderson Electric Company, Inc. ("Henderson") were both acquired on October 22, 1998 for a combination of cash and Common Stock of Nationwide valued at $14,766,787 and $11,545,078, respectively. Nationwide's operating results include the operations of Allison and Henderson from the date of acquisition through December 31, 1998.

  Nationwide is majority owned by KLT Energy Services, Inc. ("KLT"), a deregulated subsidiary of Kansas City Power & Light Company ("KCPL") and Reardon Capital, LLC ("Reardon"). Galt, Inc. and Galt LLC were also owned by KLT and Reardon.

  The consolidated financial statements include all of the accounts of the Company. All significant intercompany balances and transactions have been eliminated in consolidation. The accompanying unaudited consolidated financial statements have been prepared according to Generally Accepted Accounting Principles for interim financial information and include all adjustments, consisting of normal recurring accruals, which, in the opinion of management, are necessary for a fair presentation of financial position, results of operations and cash flows. Results of operations for interim periods are not necessarily indicative of results to be expected for a full year.

  Nature of Operations--The Company's primary operations are commercial and industrial electrical contracting with corporate and operating offices in Minneapolis, Minnesota and operating offices in Minneapolis; Atlanta, Georgia; Louisville and Lexington, Kentucky and Cincinnati, Ohio. The work is generally performed under fixed-price contracts. The length of the Company's contracts varies, but generally are less than one year. The Company's operations are primarily conducted within the states in which the operating offices are located. The Company's fiscal year ends on March 31.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amount of reserves and expenses during the period. Actual results could differ from those estimates.

  Cash Equivalents--The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

  Restricted Cash--The Company has withheld payment of $668,876 to the former shareholders of acquired companies related to the terms of purchase agreements. The Company anticipates paying these restricted cash accounts to such former shareholders on the first anniversary of the acquisitions. The restricted cash plus accrued interest is included in accrued expenses and other liabilities.

  Contract Receivables--The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

  Credit Policy--In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and well known local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks are performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

  Collective Bargaining Agreements--The Company is a party to various collective bargaining agreements with certain of its employees. These agreements require the Company to pay specified wages and provide certain benefits to its union employees. These agreements will expire at various times through April 2000.

  Inventories--Inventories consist primarily of materials and supplies and are valued at the lower of cost or market using the first-in, first-out method.

  Property and Equipment--Property and equipment is stated at cost less accumulated depreciation. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using straight-line methods over the estimated useful lives of the related assets which are as follows:

      Leasehold improvements.......................................     10 years
      Field equipment and tools.................................... 5 to 7 years
      Field vehicles and trailers..................................      5 years
      Office furniture and equipment............................... 5 to 7 years

  Goodwill--Goodwill is being amortized over 40 years and is generally not deductible for tax purposes. Total accumulated amortization at December 31 and March 31, 1998 was $145,280 and $8,880, respectively.

  Other assets--Other assets at December 31, 1998 consists primarily of both receivables from the former shareholders of Allison related to indemnification of liabilities, as well as non-compete agreements with two key employees that are being amortized over 21 to 36 months. Total accumulated amortization related to the non-compete agreements at December 31, 1998 was $126,889.

  Revenue and Cost Recognition--Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs for each contract.

  Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from costs incurred for purposes of determining revenue recognition and profits.

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

  Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion. Revenues from claims are recorded only when the amounts have been received.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Income from time and materials and maintenance-type contracts is recognized when billed.

  Income Taxes--The Company uses the liability method to account for income taxes. Under this method, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax consequences of those differences. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, respectively. A valuation allowance is provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company files a consolidated federal tax return.

  Long-Lived Assets--The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized to the extent that the sum of undiscounted estimated future cash flows expected to result from use of the assets is less than the carrying value. No impairment has been recognized through December 31, 1998.

  Goodwill--Goodwill represents costs in excess of the fair value of net assets acquired and is amortized using the straight-line method over 40 years. The Company periodically assesses the recoverability of intangibles based on its expectations of future profitability and undiscounted cash flow of the related operations. These factors, along with management's plans with respect to the operations are considered in assessing the recoverability of goodwill and other purchased intangibles. If the Company determines, based on such measures, that the carrying amount is impaired, the goodwill will be written down to its recoverable value with a corresponding charge to earnings. Recoverable value is calculated as the amount of estimated future cash flows for the remaining amortization period. During the periods presented, no such impairment was incurred.

  Per Share Information--The Company presents per share information in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. This Statement requires the presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock, unless they are anti-dilutive. A reconciliation between basic and diluted weighted average shares outstanding and the related earnings per share calculation is presented below:

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

                                                                  Inception
                                           Nine Months Ended (September 23, 1997
                                           December 31, 1998 to March 31, 1998)
                                           ----------------- -------------------
Net income (loss)........................     $1,016,048          $(225,999)
Dividends on redeemable preferred stock..       (337,500)           (37,500)
Dividends on convertible preferred stock.        (98,750)               --
                                              ----------          ---------
Income available to common shareholders..     $  579,798          $(263,499)
                                              ==========          =========
Basic weighted average shares
 outstanding.............................      3,856,377            333,330
Dilutive effect of stock options.........         17,192                --
                                              ----------          ---------
Diluted weighted average shares
 outstanding.............................      3,873,569            333,330
                                              ==========          =========
Basic net income (loss) per common share.     $     0.15          $   (0.79)
Diluted net income (loss) per common
 share...................................     $     0.15          $   (0.79)

  Stock-Based Compensation--The Company accounts for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Under this method, compensation cost is recorded for the excess, if any, of the market price or fair value of the stock at the grant date over the amount an employee must pay to acquire the stock.

  New Accounting Pronouncements--In June 1997, SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, were issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about the Company's operating segments. SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997. Adoption of SFAS Nos. 130 and 131 did not have any significant effect on the Company's financial statements.

  In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued. SFAS No. 133 established accounting and reporting standards for derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management of the Company has not yet fully evaluated the potential impact on the Company's financial statements of the adoption of SFAS No. 133.

2. ACQUISITIONS

  On February 27, 1998, the Company acquired for cash all of the issued and outstanding stock of Parsons Electric Co. The total purchase price was $11,000,000, of which $4,600,000 was financed by additional borrowings under Parson's line of credit (Note 6). Total assets acquired and liabilities assumed were approximately $18,400,000 and $11,900,000, respectively.

  The acquisition has been accounted for using the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their respective fair values resulting in goodwill of approximately $4,300,000, which is being amortized to expense over 40 years using the straight-line method.

  In addition, the Company entered into non-compete agreements with two key employees of Parsons Electric Co. Payments of $425,000 are being made under those agreements and are being amortized on a straight-line basis over 21 to 36 months.

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

  The accompanying statement of operations reflect the results of operations of Parsons from the date of acquisition through March 31, 1998. The unaudited pro forma results of operations as if Parsons was acquired on January 1, 1998 are as follows:

      Revenues..................................................... $14,004,000
                                                                    ===========
      Net loss..................................................... $   (39,800)
                                                                    ===========

  On October 22, 1998, the Company acquired for cash and shares of the Company's Common Stock all the issued and outstanding common stock of The Allison Company ("Allison"). The total purchase price was $15,585,000, however the common stock portion was discounted 15% to reflect an appropriate fair value as a result of marketability and other provisions of the purchase agreement as it relates to the common stock issued. The resulting purchase price was $14,766,787 of which $10,130,244 was paid in cash and the remainder was paid for with 454,583 shares of Nationwide Common Stock. The number of shares of Nationwide Common Stock issued to the shareholders of Allison was determined based upon a value of $12.00 per share; however the acquisition was recorded at $10.20 per share due to the discount noted above. If the price per share of Nationwide Common Stock in the Company's first round of financing after October 22, 1998, is less than $12.00 per share, then an additional number of shares of Nationwide Common Stock will be issued to such shareholders so that such shareholders will have received an aggregate number of shares equal to the amount that would have been issued had the lower price been used in making the computation of the number of shares to be issued in such acquisition. Total assets acquired and liabilities assumed were approximately $11,970,000 and $5,319,000, respectively. The acquisition has been accounted for using the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their respective fair values resulting in goodwill of approximately $7,505,000 which is being amortized to expense over 40 years using the straight-line method. An additional earn-out payment, which if earned will be accounted for as a bonus, will be made to the former officers-shareholders of Allison in an amount equal to 25% of the amount by which the earnings of the subsidiary before interest and income taxes for each of the fiscal years ending March 31, 1999 and 2000 exceeds $2,500,000.

  The accompanying statements of operations reflects the results of operations of Allison from the date of the acquisition through December 31, 1998.

  On October 22, 1998, the Company acquired for cash and shares of the Company's common stock all the issued and outstanding common stock of Henderson Electric Company, Inc. ("Henderson"). The total purchase price was $11,835,000, however the common stock portion was discounted 15% to reflect an appropriate fair value as a result of marketability and other provisions of the purchase agreement as it relates to the common stock issued. The resulting purchase price was $11,545,078 of which $6,232,571 was paid in cash and the remainder was paid for with 520,834 shares of Nationwide Common Stock. The number of shares of Nationwide Common Stock issued to the shareholders of Henderson was determined based upon a value of $10.20 per share. If the price per share of Nationwide Common Stock in the Company's first round of financing after October 22, 1998, is less than $12.00 per share, then an additional number of shares of Nationwide Common Stock will be issued to such shareholders so that such shareholders will have received an aggregate number of shares equal to the amount that would have been issued had the lower price been used in making the computation of the number of shares to be issued in such acquisition. Total assets acquired and liabilities assumed were approximately $18,431,000 and $10,083,000, respectively. The acquisition has been accounted for using the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their respective fair values resulting in goodwill of approximately $3,197,000, which is being amortized to expense over 40 years using the straight-line method.

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

  The accompanying statements of operations reflects the results of operations of Henderson from the date of the acquisition through December 31, 1998.

  The unaudited pro forma results of operations for the nine months ended December 31, 1998 as if the above acquisitions occurred on April 1, 1998 are as follows:

      Revenues.................................................... $117,570,000
                                                                   ============
      Net income..................................................    3,552,000
                                                                   ============
      Earnings per share--basic................................... $       0.29
                                                                   ============
      Earnings per share--diluted................................. $       0.29
                                                                   ============

3. CONTRACT RECEIVABLES

  Contract receivables consist of the following:

                                                                 1998
                                                        -----------------------
                                                        December 31  March 31
                                                        ----------- -----------
      Current accounts................................. $32,576,084 $10,623,725
      Retention........................................   3,785,869   1,505,166
                                                        ----------- -----------
      Subtotal.........................................  36,361,953  12,128,891
      Less allowance for doubtful accounts.............     729,000      40,000
                                                        ----------- -----------
      Contract receivables, net........................ $35,632,953 $12,088,891
                                                        =========== ===========

4. CONTRACTS IN PROGRESS

  Costs and estimated earnings on uncompleted contracts are summarized as net balances in process as follows:

                                                                 1998
                                                       ------------------------
                                                       December 31   March 31
                                                       ------------ -----------
      Costs incurred on uncompleted contracts......... $113,801,161 $45,317,999
      Estimated earnings..............................   16,705,745   5,405,927
                                                       ------------ -----------
      Total...........................................  130,506,906  50,723,926
      Less billings to date...........................  126,700,540  49,328,899
                                                       ------------ -----------
      Net under billings.............................. $  3,806,366 $ 1,395,027
                                                       ============ ===========

The net balances in process are classified on the balance sheet as follows:

                                                              1998
                                                     ------------------------
                                                     December 31   March 31
                                                     -----------  -----------
      Costs and estimated earnings in excess of
       billings on uncompleted contracts............ $ 9,383,073  $ 3,320,678
      Billings in excess of costs and estimated
       earnings on uncompleted contracts............  (5,576,707)  (1,925,651)
                                                     -----------  -----------
      Total......................................... $ 3,806,366  $ 1,395,027
                                                     ===========  ===========

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

5. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                  1998
                                                         ----------------------
                                                         December 31  March 31
                                                         ----------- ----------
      Leasehold improvements............................ $1,420,694  $  785,560
      Field equipment and tools.........................    768,007     509,989
      Field vehicles and trailers.......................    602,319         --
      Office furniture and equipment....................    793,992     334,670
                                                         ----------  ----------
      Subtotal..........................................  3,585,012   1,630,219
      Less accumulated depreciation.....................    346,884      32,532
                                                         ----------  ----------
      Property and equipment, net....................... $3,238,128  $1,597,687
                                                         ==========  ==========

6. JOINT VENTURES AND PARTNERSHIPS

  At December 31, 1998, Henderson has a minority interest (33%) in a limited liability company joint venture formed to provide certain construction contracting services to a large industrial customer. All of the members participate in construction. Net assets and net earnings of the joint venture are not material in 1998. Contract revenues earned and gross profit recognized by Henderson related to services on contracts of the joint venture were $365,705 and $25,600, respectively, in 1998.

  At December 31, 1998, Henderson had a 50% interest in a joint venture formed to provide electrical contracting to a large industrial customer on a contract. Contract revenues earned by Henderson related to services on contracts of the joint venture were $201,744 in 1998. Such services were provided at cost. Receivables due from the joint venture at December 31, 1998 were $201,744.

7 . CREDIT FACILITY

  The Company has obtained a $30 million credit facility maturing on December 1, 2001 with a bank which is composed of a $15 million revolving credit facility and a $15 million term facility. The term facility may be used exclusively to finance acquisitions permitted under the credit agreement. The revolving credit facility may be used for (i) working capital, (ii) general corporate purposes, (iii) accounts receivable, inventory and cash which may be acquired in acquisitions, and (iv) to make advances to and equity investments in the Company's subsidiaries. The Agent for the credit facility has indicated that the borrowing limit under the credit agreement may be increased up to a total of $100 million, subject to certain conditions including successful completion of the offering, addition of at least three more lenders, receipt of an unqualified audit report on the Company's financial statements for its fiscal year ended March 31, 1999, and the absence of any default or event of default under the credit agreement. The borrowing base is limited to the sum of 80% of eligible accounts receivable, 50% of eligible inventory, and 50% of the net book value of eligible equipment.

  Amounts borrowed under the credit facility will bear interest at a rate equal to the Prime Rate plus a margin ranging from 0 to 0.25% or, alternatively, at the Company's option, LIBOR plus a margin ranging from 1.40% to 1.90%. Commitment fees of 0.25% to 0.35% are payable with respect to amounts not borrowed on either facility. The facility is secured by all assets of the Company, including the pledges of all stock of the Company's subsidiaries. In addition, the Company's subsidiaries guarantee the repayment of all amounts due under the facility and the facility restricts pledges of all material assets. The credit facility requires compliance with usual and customary covenants for a credit facility of this nature

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES including the consent of the lenders for acquisitions that do not satisfy specified criteria and financial covenants (i.e., maximum total funded debt to EBITDA, maximum fixed charge coverage and minimum consolidated net worth).

  At December 31, 1998, $7.2 million has been borrowed under the revolving credit facility and bears interest at the prime rate of 7.75%. There are no borrowings under the term facility.

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

                                                                1998
                                                       ----------------------
                                                       December 31  March 31
                                                       ----------- ----------
      Accrued expenses and other current liabilities
       consist of the following:
        Accrued payroll and related expenses.......... $3,648,017  $1,215,404
        Accrued union dues and benefits...............    795,586     525,959
        Accrued income tax payable....................  2,061,625         --
        Non-compete agreements payable................    225,000     225,000
        Severance and bonuses payable.................    384,864     210,842
        Escrow liability..............................    672,051         --
        Dividends payable.............................    473,750         --
        Other.........................................    365,365      73,595
                                                       ----------  ----------
                                                       $8,626,258  $2,250,800
                                                       ==========  ==========

  In connection with the acquisition of Parsons, the Company entered into non-compete agreements with two employees for $425,000, of which $225,000 remained payable at December 31, 1998.

9. LONG-TERM DEBT

  A summary of long-term debt is as follows:

                                                                  1998
                                                         ----------------------
                                                         December 31, March 31,
                                                         ------------ ---------
   Credit facility (see Note 7).........................  $7,200,000    $ --
   Installment notes payable: principal and interest
    from $216 to $1,041; payable over 36 to 48 months;
    interest rate 9.25% to 10.0% secured by vehicles....     303,710      --
   Less current portion.................................     137,367      --
                                                          ----------    ----
       Total............................................  $7,366,343    $ --
                                                          ==========    ====

  The installment notes payable require the Company to maintain depository accounts with the bank of at least 15% of the outstanding balance.

  Aggregate annual maturities of long-term debt at December 31, 1998 are:

      Three months ended March 31, 1999............................... $ 38,158
      Fiscal Year
      -----------
      2000............................................................  159,697
      2001............................................................   85,664
      2002............................................................   20,191
                                                                       --------
          Total....................................................... $303,710
                                                                       ========

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

10. OPERATING LEASES

  The Company leases offices, warehouse facilities and field vehicles which are classified as operating leases.

  Annual minimum lease payments under these noncancellable operating leases as of December 31, 1998, are as follows:

      Three months ending March 31, 1999............................ $  111,490
      Fiscal Year
      -----------
      2000..........................................................    528,149
      2001..........................................................    472,618
      2002..........................................................    415,312
      2003..........................................................    457,263
      2004..........................................................    472,424
      Thereafter....................................................  1,294,413

  Rent expense under these leases was $469,715 for the nine months ended December 31, 1998 and $47,000 for the period September 23, 1997 to March 31, 1998.

11. INCOME TAXES

  The Company's income tax expense (benefit) consists of the following:

                                            Nine Months Ended September 23, 1997
                                            December 31, 1998 to March 31, 1998
                                            ----------------- ------------------
      Current:
        Federal............................    $1,216,788         $     --
        State..............................       212,501               --
                                               ----------         ---------
          Total Current....................     1,429,289               --
      Deferred:
        Federal............................      (593,741)        $(102,500)
        State..............................      (104,778)          (18,000)
                                               ----------         ---------
          Total Deferred...................      (698,519)         (120,500)
                                               ----------         ---------
                                               $  730,770         $(120,500)
                                               ==========         =========

  The difference between the statutory federal income tax rate and the Company's effective tax rate is as follows:

                                     Nine Months Ended    September 23, 1997
                                     December 31, 1998     to March 31, 1998
                                     -------------------------------------------
      Statutory federal rate income
       (loss)......................     $593,918      34% $   (117,810)    (34)%
      State tax, net of federal
       benefit.....................      104,800       6       (20,790)     (6)
      Permanent differences........       54,560       3        14,760       4
      Other........................      (22,508)     (1)        3,340       1
                                     -----------  ------  ------------  ------
                                        $730,770      42% $   (120,500)    (35)%
                                     ===========  ======  ============  ======

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

  The components of deferred income tax assets and liabilities are as follows:

                                                                  1998
                                                          ---------------------
                                                          December 31  March 31
                                                          -----------  --------
      Current:
        Accruals not currently deductible................ $  965,000   $    --
        Allowance for doubtful accounts..................     75,000        --
        Net operating loss carryforwards.................     48,000    122,000
        Prepaid expenses deducted for income tax
         purposes........................................     (3,000)       --
        Other, net.......................................      3,037        --
                                                          ----------   --------
                                                          $1,088,037   $122,000
                                                          ==========   ========
      Noncurrent:
        Accruals not currently deductible................ $  480,000   $    --
        Excess of book over tax depreciation.............     39,000        --
        Excess of tax over book amortization.............    (17,000)    (1,500)
        Other, net.......................................     (2,514)       --
                                                          ----------   --------
                                                          $  499,486   $ (1,500)
                                                          ==========   ========

  For income tax purposes, the Company has a net operating loss carryforward of $120,000 which, if not utilized, expires in 2014.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents, accounts and notes receivable, accounts payable and current debt. The carrying value of cash and cash equivalents, accounts and notes receivable and accounts payable approximates fair value because of their short duration. The carrying value of current debt approximates fair value based on current rates for borrowings of similar quality and terms.

  Other financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist primarily of contract receivables. The Company's customers are concentrated in the markets in which it has operations. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

13. STOCKHOLDERS' EQUITY

  Common Stock--The Company's common stock is comprised of Voting Common Stock and Class A and Class B Nonvoting Common Stock.

  Class A Nonvoting Common Stock has all of the powers, preferences and rights of the Common Stock, except for voting rights. Each share of Class A Nonvoting Common Stock converts into Common Stock upon the sale of shares of Common Stock or debt securities in a public offering or in the case of any consolidation or merger of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company. The Class A Nonvoting Common Stock contains anti-dilution provisions. Certain events require the approval of two-thirds of the outstanding Class A Nonvoting Common Stock. Common share data has been restated to reflect a 333.33 to 1 common stock split on March 23, 1998.

  On April 14, 1998, Nationwide sold 300,000 shares of common stock to management of Nationwide which were paid for with a combination of $40,000 cash and $50,000 of shareholder notes. These shares may, at the Company's option, be repurchased at the price they were sold if the Offering is not consummated by April 1, 1999.

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

  On May 31, 1998, the Company sold an aggregate of 15,000 shares of Common Stock to two outside vendors and an outside director nominee for $4,500 cash. These shares may, at the Company's option, be purchased at the price they were sold if the Offering is not consummated by April 1, 1999.

  Under certain restricted stock purchase agreements noted above, the Company has sold 315,000 shares of Common Stock to executive officers, two independent directors and one director nominee. As a result, the Company will record a nonrecurring, noncash compensation charge of $3.6 million and related income tax benefit of $1.4 million or net charge of $2.2 million ($0.22 per share basic and $0.21 per share diluted) in the first reported quarter following consummation of the Offering, representing the difference between the amount paid for the shares and the estimated fair value thereof (a fair value that is discounted ten percent from the initial public offering price). This nonrecurring compensation charge is not included in these financial statements.

  Class B Nonvoting Common Stock has all the powers, preferences and rights of the Common Stock, except for voting rights. Each share of Class B Nonvoting is convertible into Common Stock at the option of the holder. In the event of any consolidation or merger of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company to another corporation, each share of Class B Nonvoting Common Stock shall automatically convert into Common Stock. The Class B Nonvoting Common Stock contains anti-dilution provisions. Certain events require the approval of two-thirds of the outstanding Class B Nonvoting Common Stock.

  Series A Redeemable Preferred Stock--At December 31, 1998, the Company has outstanding 6,000 shares of Series A Redeemable Preferred Stock ("Series A Preferred Stock") which is nonvoting and mandatorily redeemable over thirty six months commencing August 1999 together with any accrued but unpaid dividends. The Series A Preferred Stock is also mandatorily redeemable upon the sale of Common Stock or debt securities in a public offering or upon the sale or disposition of a majority of the Company's assets.

  Annual dividends at $75 per share are cumulative and payable in arrears on the last day of each month commencing October 1998.

  Commencing August 1, 1999, the Series A Preferred Stock may be converted into common stock. The number of shares of common stock is determined by dividing the redemption price by $1,000 and multiplying such amount by 3,000.

  The Series A Preferred Stock has a liquidation preference as to its subscription price plus accrued but unpaid dividends and contains restrictive provisions on the payment of dividends or merging or consolidating or selling all or substantially all of the Company's assets.

  Series B Convertible Preferred Stock--At December 31, 1998, the Company has outstanding 500,000 shares of Series B Convertible Preferred Stock ("Series B Preferred Stock") which is nonvoting. After October 1, 2001, the Company shall have the right to redeem the Series B Preferred Stock outstanding together with any accrued but unpaid dividends. The Company shall redeem all outstanding shares of Series B Preferred Stock upon the sale or other disposition of the majority of the Company's assets.

  Each holder of Series B Preferred Stock shall have an option to convert shares of Series B Preferred Stock into Common Stock at any time during the period from October 23, 1998 and ending on the later of December 31, 1999 or on the first date upon which a registration statement filed by the Company with the U.S. Securities and Exchange Commission ("SEC") in connection with a public offering is declared effective.

  Annual dividends at $0.90 per share are cumulative and payable in arrears ratably each calendar quarter. The Series B Preferred Stock has liquidation preferences as to its subscription price plus accrued but unpaid dividends.

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

14. STOCK OPTION AND PURCHASE PLANS

  1998 Stock Option Plan--The Board of Directors of the Company has adopted, and the stockholders of the Company have approved, an Incentive Stock Option Plan ("ISO Plan") and a Non-Qualified Stock Option Plan ("NQSO Plan"). The purpose of the Option Plans is to encourage the key employees of the Company and its subsidiaries to participate in the ownership of the Company, and to provide additional incentive for such employees to promote the success of its business through sharing in the future growth of such business. An aggregate amount of 500,000 shares of Common Stock (1,000,000 shares in the aggregate) may be granted under options pursuant to each of the ISO Plan and the NQSO Plan (subject to certain extraordinary changes in capitalization).

  At December 31, 1998, the Company had outstanding options to purchase 223,500 shares of common stock at an exercise price of $12 per share, of which 71,500 were granted under the Nonqualified Stock Option Plan and 152,000 were granted under the Incentive Stock Option Plan. The options vest ratably over four years from the date of grant. In the discretion of the Compensation Committee, option agreements may provide that options will become immediately exercisable in the event of certain extraordinary events or upon a Change of Control (as defined in the Option Plans) of the Company. Options under the ISO Plan may not be exercised (i) after the expiration of the later of 30 days following termination of employment by the Company or its subsidiaries or 90 days after the employee's death (but in any event no later than the expiration date of such option), (ii) to the extent that the aggregate fair market value of the stock (at the time of grant of options) with respect to which options are exercisable by an individual for the first time during any calendar year under the ISO Plan exceeds $100,000 or (iii) if seven years have elapsed since the date of grant of the option. Options under the NQSO Plan may not be exercised
(i) after the expiration of the later of three months following termination of employment and one year after the employee's death (but in any event no later than the expiration date of such option) or (ii) if ten years have elapsed since the date of grant of the option.

  The Company accounts for both plans in accordance with APB Opinion No. 25 which requires compensation cost to be recognized based on the excess, if any, between the quoted market price of the stock at the date of grant and the amount an employee must pay to acquire the stock. Under this method, no compensation cost has been recognized for stock option awards.

  Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value as prescribed by SFAS No. 123, the Company's net earnings and net earnings per common share would have been reduced to the pro forma amounts indicated below:

                                                                    Nine Months
                                                                       Ended
                                                                    December 31,
                                                                        1998
                                                                    ------------
Net earnings, as reported..........................................  $1,016,048
                                                                     ==========
Net earnings, pro forma............................................  $  997,277
                                                                     ==========
Basic net earnings per common share, as reported...................  $     0.15
                                                                     ==========
Basic net earnings per common share, pro forma.....................  $     0.15
                                                                     ==========
Diluted net earnings per common share, as reported.................  $     0.15
                                                                     ==========
Diluted net earnings per common share, pro forma...................  $     0.15
                                                                     ==========

  The weighted average fair value at date of grant for options granted during 1998 was $2.90 per share, which, for the purposes of this disclosure, is assumed to be amortized over the respective vesting period of the grants. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 5.1%, and expected lives of 5.5 years.

                NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

  Transactions relative to both plans are as follows:

                                                                     Weighted
                                                        Number of    Average
                                                         Options  Exercise Price
                                                        --------- --------------
Options outstanding at
 March 31, 1998........................................      --
  Granted..............................................  223,500      $12.00
  Exercised............................................      --
                                                         -------
Options outstanding at December 31, 1998...............  223,500      $12.00
                                                         =======      ======
Options exercisable at December 31, 1998...............      --
                                                         =======
Options available at December 31, 1998.................  776,500
                                                         =======

  The weighted average remaining contractual life of the outstanding options at December 31, 1998 is 6.8 years.

  Stock Purchase Plans--The Board of Directors of the Company has adopted the Nationwide Electric, Inc. Executive Stock Purchase Plan (the "Executive Stock Plan") to provide an incentive for key executives of the Company and its subsidiaries and the Nationwide Electric, Inc. Employee Stock Purchase Plan (the "Employee Stock Plan") in order to allow eligible employees of the Company to commence or increase their ownership of shares of the Company's Common Stock.

  Under the Executive Stock Plan, selected officers and other key employees will be given the opportunity to purchase up to a total of 250,000 shares of the Company's Common Stock at a price equal to the then current market value of the shares sold to such officers and employees less a discount of 15 percent to reflect the lack of marketability of the shares. Company financing will be available for up to 85 percent of the stock purchase price. Company loans will be granted on a full recourse basis with an interest rate equal to the then Prime Rate. All shares of the Company's Common Stock purchased under the Executive Stock Plan will be restricted stock for a period of one year following the date of purchase. An officer or key employee who purchases shares of the Company's Common Stock under the Executive Stock Plan will be immediately vested as to one-third of the Common Stock purchased. So long as such officer or key employee remains employed by the Company, an additional one-third of the Common Stock will vest on the first anniversary of the date of purchase and the remaining one-third will vest on the second anniversary of such purchase. Upon termination of such officer's or key employee's employment for any reason, all shares of Common Stock which have not been vested must be offered for sale to the Company at the original price paid for such Common Stock.

  Under the Employee Stock Plan, all employees will be given the opportunity to purchase shares of the Company's Common Stock in the market at a price equal to the then fair market value without having to pay any brokerage commissions. Shares of the Company's Common Stock sold under the Employee Stock Plan will not be restricted.

  At December 31, 1998, no shares have been issued under these plans.

15. MAJOR CUSTOMERS AND CONCENTRATION OF RISK

  For the period ended December 31, 1998, no single customer accounted for 10% or greater of consolidated revenues or contract receivables.

  The Company grants credit, generally without collateral, to its customers, which are usually general contractors. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

16. EMPLOYEE BENEFIT PLANS

  Parsons has a defined contribution pension plan and a contributory profit sharing plan covering substantially all of its nonunion employees. An employee becomes eligible for these plans after one year of service and must be 21 years of age. Employer contributions required for the defined contribution pension plan are 3% of eligible wages. Annual contributions to the contributory profit sharing plan are at the discretion of the Board of Directors.

  Parsons also contributes to union-sponsored, multi-employer defined benefit pension plans in accordance with negotiated labor contracts. The passage of the Multi-Employer Pension Plan Amendments Act of 1980 (the Act) may, under certain circumstances, cause Parsons to become subject to liabilities in excess of contributions made under collective bargaining agreements. Generally, liabilities are contingent upon the termination, withdrawal, or partial withdrawal from the plans. As of March 31, 1998, Parsons has not undertaken to terminate, withdraw, or partially withdraw from any of these plans. Under the Act, liabilities would be based upon Parsons proportionate share of each plan's unfunded vested benefits. Parsons has not received information from the plans' administrators to determine its share of unfunded vested benefits, if any Parsons contributed $200,319 to these multi-employer union pension plans during the period from the date of acquisition to March 31, 1998 and $2,105,838 during the nine months ended December 31, 1998.

  Allison has a 401(k) profit sharing plan covering substantially all employees. Each year, participants may contribute up to 15% of pretax annual compensation up to a maximum of $10,000. Discretionary matching amounts may be contributed at Allison's option, but to date no contributions have been made.

  Allison also sponsors a profit sharing plan for all employees providing for benefits upon retirement. Contributions to the plan during the period from October 22, 1998 (acquisition by Nationwide) to December 31, 1998 were $42,081. Allison's contributions to the plan are made at the discretion of Nationwide's Board of Directors.

  Allison's union employees are covered by a retirement plan and a health and welfare plan (collectively, the "Plans") determined through collective bargaining and administered by the union. Contributions made by Allison the Plans were approximately $642,000, during the period from October 22, 1998 (acquisition by Nationwide) to December 31, 1998.

  Qualified executives, office employees, and qualifying non-union electricians of the Henderson are included in a modified defined contribution plan. Henderson's contributions under the plan are determined annually by Nationwide's Board of Directors with the minimum allowable contribution being the greater of 3% of gross eligible wages or 25 cents per active hour of service. Union employees are covered by a retirement plan determined through collective bargaining and administered by the union. Contributions made by Henderson to the plans during the period from October 22, 1998 (acquisition by Nationwide) to December 31, 1998 were $15,000 and $350,793, respectively.

17. COMMITMENTS AND CONTINGENCIES

  The Company is party to various litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, based in part upon advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

  In October 1997, Allison was named as a defendant in a lawsuit arising out of electrical work performed by Allison as a sub-contractor. The initial complaint filed against the general contractor for the project alleges the system installed by Allison is defective. Allison denies any responsibility for the claims on the basis that, among other things, installation was proper and in accordance with the approved plans and specifications of the project. Prior to its acquisition by Nationwide, Allison entered into mediation in an effort to settle the lawsuit. Based on settlement discussions during mediation, Allison recorded a $1,200,000 liability in September 1998 in accordance with the requirements of SFAS No. 5, "Accounting for Contingencies." Under the Stock Purchase Agreement entered into with Nationwide, former stockholders of Allison have agreed to indemnify Nationwide for settlements reached in the above matter, accordingly, Nationwide recorded an asset of $720,000 (which is net of associated tax benefit) to reflect such indemnification.

  See Note 13 for information regarding a nonrecurring, noncash compensation charge to be reported in the first quarter following consummation of the Offering.

                               * * * * * *

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Parsons Electric Co.
Minneapolis, Minnesota

  We have audited the accompanying balance sheets of Parsons Electric Co. as of February 27, 1998, and December 31, 1997 and 1996, and the related statements of income, retained earnings, and cash flows for the period from January 1, 1998, to February 27, 1998, and for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit incudes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also incudes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parsons Electric Co. as of February 27, 1998, and December 31, 1997 and 1996, and the results of its operations and its cash flows for the period from January 1, 1998, to February 27, 1998, and for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ McGladrey & Pullen, LLP

Minneapolis, Minnesota
June 10, 1998

                              PARSONS ELECTRIC CO.

                                 BALANCE SHEETS

                February 27, 1998 and December 31, 1997 and 1996

                     ASSETS                         1998        1997        1996
                     ------                      ----------- ----------- -----------
Current Assets (Note 4)
  Cash.......................................... $   191,818 $    45,947 $   455,138
  Contract receivables, including retainages of
   $1,435,204, $1,552,875, and $1,729,820 in
   1998, 1997, and 1996, respectively, less
   allowance for doubtful accounts of $40,000
   (Note 2).....................................  13,240,229  16,596,180  10,924,870
  Related-party receivable (Note 7).............     302,578     236,565         --
  Inventories (Note 7)..........................     452,412     423,078   1,027,404
  Costs and earnings in excess of billings on
   uncompleted contracts (Note 3)...............   2,858,599   2,293,122   1,902,418
                                                 ----------- ----------- -----------
      Total current assets......................  17,045,636  19,594,892  14,309,830
Cash Value of Life Insurance, net of policy
 loans..........................................         --          --      212,226
                                                 ----------- ----------- -----------
Property and Equipment, at cost
  Leasehold improvements........................   1,356,638   1,356,638   1,354,758
  Construction and motor shop equipment.........   1,154,266   1,156,859   1,120,543
  Office furniture and equipment................     934,596     920,242     986,812
  Trucks and autos..............................     248,402     268,892     295,996
                                                 ----------- ----------- -----------
                                                   3,693,902   3,702,631   3,758,109
  Less accumulated depreciation.................   2,330,921   2,338,988   2,183,997
                                                 ----------- ----------- -----------
                                                   1,362,981   1,363,643   1,574,112
                                                 ----------- ----------- -----------
      Total..................................... $18,408,617 $20,958,535 $16,096,168
                                                 =========== =========== ===========
      LIABILITIES AND STOCKHOLDER'S EQUITY
      ------------------------------------
Current Liabilities
  Note payable to bank (Note 4)................. $ 2,800,000 $ 4,100,000 $ 1,300,000
  Current maturities of long-term debt..........      50,004      50,004      50,004
  Accounts payable..............................   2,969,982   4,675,114   2,812,452
  Distributions payable.........................     479,523     450,000         --
  Accrued expenses:
    Compensation................................   1,592,733   1,217,298     802,960
    Pension and profit sharing..................     541,670     467,344     445,110
    Union benefits and dues.....................     560,506     541,581     396,860
    Other.......................................     453,721     270,036     468,339
  Billings in excess of costs and earnings on
   uncompleted contracts (Note 3)...............   2,202,164   2,424,677   2,548,849
                                                 ----------- ----------- -----------
      Total current liabilities.................  11,650,303  14,196,054   8,824,574
                                                 ----------- ----------- -----------
Long-Term Debt, less current maturities (Note
 4).............................................     258,314     262,481     312,485
                                                 ----------- ----------- -----------
Commitments and Contingencies (Notes 5 and 6)
Stockholder's Equity (Note 8)
  Common stock, $100 par value per share;
   150,000 shares authorized; 40 shares issued..       4,000       4,000       4,000
  Retained earnings.............................   6,496,000   6,496,000   6,955,109
                                                 ----------- ----------- -----------
      Total stockholders' equity................   6,500,000   6,500,000   6,959,109
                                                 ----------- ----------- -----------
      Total..................................... $18,408,617 $20,958,535 $16,096,168
                                                 =========== =========== ===========

                       See Notes to Financial Statements.

                              PARSONS ELECTRIC CO.

                              STATEMENTS OF INCOME

        Period From January 1, 1998 to February 27, 1998 and Years Ended
                       December 31, 1997, 1996, and 1995

                               1998        1997         1996         1995
                            ----------  -----------  -----------  -----------
Revenue (Notes 2 and 7).... $9,699,550  $58,004,548  $58,563,050  $52,016,734
Cost of revenue............  7,829,501   47,347,252   49,161,606   43,661,999
                            ----------  -----------  -----------  -----------
    Gross profit...........  1,870,049   10,657,296    9,401,444    8,354,735
Operating expenses.........  1,373,417    7,432,251    6,668,838    6,170,596
                            ----------  -----------  -----------  -----------
    Operating income.......    496,632    3,225,045    2,732,606    2,184,139
Nonoperating income
 (expense):
  Interest expense.........    (38,159)    (249,398)    (167,896)    (238,007)
  Other income, net........     21,050       58,043       46,395       32,592
                            ----------  -----------  -----------  -----------
    Net income............. $  479,523  $ 3,033,690  $ 2,611,105  $ 1,978,724
                            ==========  ===========  ===========  ===========




                       See Notes to Financial Statements.

                              PARSONS ELECTRIC CO.

                        STATEMENTS OF RETAINED EARNINGS

        Period From January 1, 1998 to February 27, 1998 and Years Ended
                       December 31, 1997, 1996, and 1995

                                 1998        1997         1996         1995
                              ----------  -----------  -----------  ----------
Balance, beginning........... $6,496,000  $ 6,955,109  $ 6,104,004  $4,672,280
  Distributions to
   shareholder...............   (479,523)  (3,492,799)  (1,760,000)   (547,000)
  Net income.................    479,523    3,033,690    2,611,105   1,978,724
                              ----------  -----------  -----------  ----------
Balance, ending.............. $6,496,000  $ 6,496,000  $ 6,955,109  $6,104,004
                              ==========  ===========  ===========  ==========




                       See Notes to Financial Statements.

                              PARSONS ELECTRIC CO.

                            STATEMENTS OF CASH FLOWS

        Period From January 1, 1998 to February 27, 1998 and Years Ended
                       December 31, 1997, 1996, and 1995

                                1998         1997         1996         1995
                             -----------  -----------  -----------  -----------
Cash Flows From Operating
 Activities
  Net income...............  $   479,523  $ 3,033,690  $ 2,611,105  $ 1,978,724
  Adjustments to reconcile
   net income to net cash
   provided by (used in)
   operating activities:
    Depreciation...........       63,400      446,929      434,601      395,009
    (Gain) loss on
     disposition of
     property and
     equipment.............      (15,555)       7,931       (4,235)          21
    Changes in assets and
     liabilities:
      (Increase) decrease
       in contract
       receivables.........    3,355,951   (5,671,310)   2,569,691   (5,187,640)
      (Increase) decrease
       in inventories......      (29,334)     (89,138)      52,008        9,122
      Increase in costs and
       earnings in excess
       of billings on
       uncompleted
       contracts...........     (565,477)    (390,704)    (318,324)    (505,960)
      Increase (decrease)
       in accounts payable
       and accrued
       expenses............   (1,052,761)   2,245,652     (954,145)   1,899,949
      Decrease in billings
       in excess of costs
       and earnings on
       uncompleted
       contracts...........     (222,513)    (124,172)    (213,351)   1,358,306
                             -----------  -----------  -----------  -----------
        Net cash provided
         by (used in)
         operating
         activities........    2,013,234     (541,122)   4,177,350      (52,469)
                             -----------  -----------  -----------  -----------
Cash Flows From Investing
   Activities
   Proceeds from sales of
   equipment...............       20,000        2,000        4,947        1,500
  Purchases of property and
   equipment...............      (67,183)    (246,391)    (334,638)    (369,534)
  Increase in cash value of
   life insurance..........          --       (37,914)     (34,172)     (31,293)
  Increase in related-party
   receivable..............      (66,013)    (145,760)         --           --
                             -----------  -----------  -----------  -----------
        Net cash used in
         investing
         activities........     (113,196)    (428,065)    (363,863)    (399,327)
                             -----------  -----------  -----------  -----------
Cash Flows From Financing
   Activities
  Net borrowings (payments)
   under line-of-credit
   agreement...............   (1,300,000)   2,800,000   (1,550,000)   1,000,000
  Principal payments on
   long-term borrowings....       (4,167)     (50,004)     (54,171)     (45,837)
  Cash distributions to
   shareholder.............     (450,000)  (2,190,000)  (1,760,000)    (547,000)
                             -----------  -----------  -----------  -----------
        Net cash provided
         by (used in)
         financing
         activities........   (1,754,167)     559,996   (3,364,171)     407,163
                             -----------  -----------  -----------  -----------
        Increase (decrease)
         in cash...........      145,871     (409,191)     449,316      (44,633)
Cash
  Beginning................       45,947      455,138        5,822       50,455
                             -----------  -----------  -----------  -----------
  Ending...................  $   191,818  $    45,947  $   455,138  $     5,822
                             ===========  ===========  ===========  ===========
Supplemental Disclosures of
   Cash Flow Information
   Cash payments for
   interest................  $    21,263  $   249,398  $   185,260  $   220,643
                             ===========  ===========  ===========  ===========
Supplemental Schedule of
 Noncash Investing and
 Financing Activities
  Accrued distributions
   payable.................  $   479,523  $   450,000  $       --   $       --
  Inventory distributed to
   stockholder (Note 7)....          --       693,464          --           --
  Related-party receivable
   distributed to
   stockholder.............          --       159,335          --           --
  Related-party receivable
   accepted for cash value
   of life insurance.......          --       250,140          --           --
                             ===========  ===========  ===========  ===========

                       See Notes to Financial Statements.

                             PARSONS ELECTRIC CO.

                         NOTES TO FINANCIAL STATEMENTS

Note 1. Nature of Business and Significant Accounting Policies

  Nature of business: Parsons Electric Co. (the "Company") is a commercial and industrial electrical contractor doing business primarily in Minnesota. The Company establishes credit terms on an individual customer basis. The Company conducts significant business with several key contractors. Due to the nature of the business, these major customers may vary from year to year.

  Cash balances: The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

  Fair value of financial instruments: The Company's financial instruments consist of cash and short-term trade receivables and payables for which current carrying amounts approximate fair market value because of their short-term nature. Other financial instruments consist of notes payable and long-term debt, both for which the carrying value is based on current rates for borrowings of similar quality and terms.

 Revenue and cost recognition:

  Construction contracts: The financial statements are prepared using the percentage-of-completion method of accounting which recognizes income during the periods when the related work is performed. Income is measured by the percentage of costs incurred to date to estimated total costs for each contract.

  Contract costs include all direct material and labor costs, and those indirect costs related to contract performance such as indirect labor, supplies, tools, insurance, subsistence, and payroll-related benefits and expenses. Operating expenses are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those changes arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income which are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

  The asset, "costs and earnings in excess of billings on uncompleted contracts," represents revenue recognized in excess of amounts billed. The liability, "billings in excess of costs and earnings on uncompleted contracts," represents billings in excess of revenue recognized.

  Time and materials contracts: Income from time and materials and maintenance-type contracts is recognized when billed.

  Accounts receivable: In accordance with industry practice, accounts receivable include retentions, a portion of which may not be realized within one year.

  Inventories: The Company's materials inventories are valued at the lower of cost (first-in, first-out basis) or market.

  Property and equipment: Depreciation, including amortization of leasehold improvements, is provided using straight-line and accelerated methods over the following estimated useful lives:

                                                                           Years
                                                                           -----
      Leasehold improvements..............................................   10
      Construction and motor shop equipment...............................  3-7
      Office furniture and equipment......................................  5-7
      Trucks and autos....................................................    5

                             PARSONS ELECTRIC CO.

  Income taxes: The Company has elected to be taxed as a Subchapter S Corporation under sections of the federal and state income tax laws which provide that, in lieu of corporate income taxes, the shareholder separately accounts for the Company's items of income, deductions, losses and credits. Therefore, the statements of income do not include any provision for corporate income taxes.

  Distributions: Periodic cash distributions are made to the Company's shareholder for income taxes or for other purposes.

  Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. See revenue and cost recognition for estimates on contracts.

  New Accounting Pronouncements--In June 1997, SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, were issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about the Company's operating segments. SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997. The Company believes that adoption of SFAS Nos. 130 and 131 will not have any significant effect on its financial statements.

Note 2. Major Customers and Large Trade Receivables

  Revenue for the two months ended February 27, 1998, and the years ended December 31, 1997, 1996, and 1995, includes revenue to the following major customers, together with the receivables due from those customers:

                                                      Revenue
                                    --------------------------------------------
      Customer                         1998       1997        1996       1995
      --------                      ---------- ----------- ---------- ----------
      A............................ $1,953,061 $11,967,264 $8,063,064 $8,859,593
      B............................          *   6,275,666  9,116,009          *
      C............................          *           *          *  5,577,293
                                    ========== =========== ========== ==========

                                                      Accounts Receivable
                                                --------------------------------
      Customer                                     1998       1997       1996
      --------                                  ---------- ---------- ----------
      A........................................ $2,880,881 $3,610,245 $1,466,813
      B........................................          *    601,044  1,371,410
                                                ========== ========== ==========

  Because of the nature of the Company's business, the major customers may vary between years.
--------
*Customer was not considered to be a major customer in this year.

  In addition to the receivables related to the major customers above, the Company has a receivable of $1,399,687 as of February 27, 1998, from a customer who is not listed as a major customer.

                             PARSONS ELECTRIC CO.

Note 3. Uncompleted Contracts

  Information regarding uncompleted contracts as of February 27, 1998, and December 31, 1997 and 1996, is as follows:

                                            1998         1997         1996
                                         -----------  -----------  -----------
      Total amount of contracts in
       process.........................  $82,152,554  $80,298,641  $59,491,467
                                         ===========  ===========  ===========
      Costs incurred on uncompleted
       contracts.......................  $49,369,222  $49,132,943  $33,887,394
      Estimated earnings...............    5,044,368    5,687,641    4,155,264
                                         -----------  -----------  -----------
                                          54,413,590   54,820,584   38,042,658
      Less billings to date............   53,757,155   54,952,139   38,689,089
                                         -----------  -----------  -----------
                                         $   656,435  $  (131,555) $  (646,431)
                                         ===========  ===========  ===========
      Included in the accompanying
       balance sheets under the
       following captions:
        Costs and earnings in excess of
         billings on uncompleted
         contracts.....................  $ 2,858,599  $ 2,293,122  $ 1,902,418
        Billings in excess of costs and
         earnings on uncompleted
         contracts.....................   (2,202,164)  (2,424,677)  (2,548,849)
                                         -----------  -----------  -----------
                                         $   656,435  $  (131,555) $  (646,431)
                                         ===========  ===========  ===========

Note 4. Notes Payable and Long-Term Debt

  Notes payable: The Company has a $5,000,000 line of credit with a bank which bears interest at the prime rate plus 0.5 percent (9.0 percent at February 27, 1998) and is secured by receivables and inventories. All borrowings on this line of credit are personally guaranteed by the Company's shareholder. The balance outstanding on the line of credit at February 27, 1998, was $2,800,000
(a).

  Long-term debt: At February 27, 1998, and December 31, 1997 and 1996, long-term debt was as follows:

                                                       1998     1997     1996
                                                     -------- -------- --------
      8% bank note payable, due in monthly
       installments of $4,167, plus interest,
       through March 1999, when the remaining
       balance is due, secured by receivables and
       inventories (a).............................. $308,318 $312,485 $362,489
      Less current maturities.......................   50,004   50,004   50,004
                                                     -------- -------- --------
                                                     $258,314 $262,481 $312,485
                                                     ======== ======== ========

--------
(a) Subsequent to the close of business on February 27, 1998, the Company entered into a new revolving line-of-credit agreement and used the new line of credit to pay off the existing line of credit and bank term note. Under the new agreement, the Company may borrow up to $10,000,000, based upon a percent of eligible receivables plus $2,000,000. Amounts outstanding under the new revolving credit agreement will bear interest at the bank's base rate, payable monthly. Borrowings under the agreement are secured by all assets of the Company. The line of credit expires March 1, 1999, if not renewed. Under the new revolving line, the Company must maintain certain minimum net worth and financial ratio requirements.

                             PARSONS ELECTRIC CO.

Note 5. Operating Leases

  The Company leases its office and warehouse facilities from its shareholder. The Company is paying $12,364 monthly, plus all maintenance, insurance, and taxes on the building. The total rent and related taxes for 1998, 1997, 1996, and 1995 approximated $34,000, $217,000, $190,000, and $185,000, respectively.
Minimum annual rental commitments at February 27, 1998, are:

      Years ending February 27:
        1999........................................................ $  148,368
        2000........................................................    148,368
        2001........................................................    148,368
        2002........................................................    148,368
        2003........................................................    148,368
      Later Years...................................................    556,380
                                                                     ----------
                                                                     $1,298,220
                                                                     ==========

  In addition, the Company leases automobiles under agreements classified as operating leases the majority of which are cancelable upon 30 day notice. The total lease expense for 1998, 1997, 1996, and 1995 was approximately $77,000, $338,000, $315,000, and $284,000, respectively.

Note 6. Employee Benefit Plans

  The Company has a defined contribution pension plan covering substantially all of its nonunion employees. The total pension expense for 1998, 1997, 1996, and 1995 was $10,000, $58,163, $59,512, and $52,308, respectively. The Company also has a contributory profit sharing plan covering substantially all of its nonunion employees. Contributions to this plan are at the discretion of the Board of Directors. The total profit sharing expense for 1998, 1997, 1996, and 1995 was $64,326, $409,181, $385,598, and $344,557, respectively.

  The Company also contributes to union-sponsored, multi-employer pension plans. Contributions are made in accordance with negotiated labor contracts. The passage of the Multi-Employer Pension Plan Amendments Act of 1980 (the
Act) may, under certain circumstances, cause the Company to become subject to liabilities in excess of contributions made under collective bargaining agreements. Generally, liabilities are contingent upon the termination, withdrawal, or partial withdrawal from the plans. As of February 27, 1998, the Company has not undertaken to terminate, withdraw, or partially withdraw from any of these plans. Under the Act, liabilities would be based upon the Company's proportionate share of each plan's unfunded vested benefits. The Company has not received information from the plans' administrators to determine its share of unfunded vested benefits, if any. The Company, during 1998, 1997, 1996, and 1995 contributed $427,042, $2,174,235, $2,320,866, and
$1,878,553, respectively, to these multi-employer union pension plans.

Note 7. Related Party Transactions

  During 1997, the Company distributed $693,464 of welding equipment and supply inventory to the Company's sole stockholder. The Company, subsequent to December 31, 1997, no longer sells welding equipment and supplies. Revenue related to the sales of welding equipment and supplies for 1997, 1996, and 1995 was approximately $2,862,000, $2,803,000, and $3,168,000 respectively.

  The related-party receivable is with a company related through common ownership and was collected subsequent to February 27, 1998.

                             PARSONS ELECTRIC CO.

                  NOTES TO FINANCIAL STATEMENTS--(Concluded)


Note 8. Sale of Common Stock

  Subsequent to the close of business on February 27, 1998, the Company's sole stockholder entered into a stock purchase agreement whereby an unrelated third party purchased all of the Company's outstanding common stock for cash of $11,000,000. In connection with the sale and new revolving line-of-credit agreement (Note 4), the Company made a loan to the purchaser of $4,600,000 from proceeds advanced on the new line of credit.

  Related to the sale of common stock, the Company terminated its S Corporation election and will be taxed as a C Corporation effective February 28, 1998.

                         INDEPENDENT AUDITORS' REPORT

The Allison Company:

  We have audited the accompanying consolidated balance sheets of The Allison Company and subsidiary (the "Company") as of June 30, 1998 and 1997, and the related consolidated statements of operations and retained earnings and of cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of The Allison Company and subsidiary as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
August 21, 1998

                              THE ALLISON COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                                               June 30,
                                          September 30, -----------------------
                 ASSETS                       1998         1998        1997
                 ------                   ------------- ----------- -----------
                                           (unaudited)
CURRENT ASSETS:
  Cash and cash equivalents..............  $    28,527  $ 2,441,518 $   206,153
  Contract receivables, net..............    8,538,065    8,813,174   8,780,172
  Costs and estimated earnings in excess
   of billings on uncompleted contracts..      943,073      605,101     727,129
  Advances to stockholder................       38,914       60,265      30,714
  Inventories............................       20,001       31,073      28,122
  Prepaid expenses and other current
   assets................................       76,025      101,461      76,125
  Income taxes receivable................       77,822       14,094         --
                                           -----------  ----------- -----------
    Total current assets.................    9,722,427   12,066,686   9,848,415
Property and equipment, net..............      622,260      645,862     667,080
Deferred income taxes....................      468,000          --          --
                                           -----------  ----------- -----------
    Total................................  $10,812,687  $12,712,548 $10,515,495
                                           ===========  =========== ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
  ------------------------------------
CURRENT LIABILITIES:
  Current portion of long-term debt......  $   118,114  $   115,210 $   104,290
  Accounts payable.......................       55,000    1,697,791   1,525,857
  Accrued expenses and other current
   liabilities...........................      515,368    1,153,118     853,068
  Billings in excess of costs and
   estimated earnings on uncompleted
   contracts.............................    1,628,950    1,667,055     322,015
  Notes payable..........................          --           --    1,000,000
  Income taxes payable...................          --           --       52,984
                                           -----------  ----------- -----------
    Total current liabilities............    2,317,432    4,633,174   3,858,214
Long-term debt, net of current portion...      981,515    1,012,155   1,127,348
Other long-term liabilities..............    1,200,000          --          --
                                           -----------  ----------- -----------
    Total liabilities....................    4,498,947    5,645,329   4,985,562
                                           -----------  ----------- -----------
Commitments and contingencies (Notes 7
 and 12)
STOCKHOLDERS' EQUITY:
  Common stock; $10 par value; 100,000
   shares authorized; 40,624 shares
   issued and outstanding................      406,240      406,240     406,240
  Retained earnings......................    5,907,500    6,660,979   5,123,693
                                           -----------  ----------- -----------
    Total stockholders' equity...........    6,313,740    7,067,219   5,529,933
                                           -----------  ----------- -----------
    Total................................  $10,812,687  $12,712,548 $10,515,495
                                           ===========  =========== ===========


                See notes to consolidated financial statements.

                              THE ALLISON COMPANY

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                            Three Months Ended
                               September 30,                Year Ended June 30,
                          ------------------------  -------------------------------------
                             1998         1997         1998         1997         1996
                          -----------  -----------  -----------  -----------  -----------
                                (unaudited)
Contract revenues.......  $ 7,573,723  $ 6,571,815  $31,372,725  $27,999,871  $32,391,898
Costs of services.......    6,323,199    5,493,921   25,451,568   22,800,750   27,323,521
                          -----------  -----------  -----------  -----------  -----------
  Gross profit..........    1,250,524    1,077,894    5,921,157    5,199,121    5,068,377
Selling, general and
 administrative
 expenses...............    1,257,422      633,602    3,302,175    2,660,126    2,501,818
                          -----------  -----------  -----------  -----------  -----------
Operating income (loss).       (6,898)     444,292    2,618,982    2,538,995    2,566,559
                          -----------  -----------  -----------  -----------  -----------
Other income (expense):
  Interest expense......      (19,267)     (37,987)    (115,136)    (168,127)    (157,400)
  Other income
   (expense), net.......   (1,209,042)         (15)         --         1,507      (32,858)
                          -----------  -----------  -----------  -----------  -----------
                           (1,228,309)     (38,002)    (115,136)    (166,620)    (190,258)
                          -----------  -----------  -----------  -----------  -----------
Income (loss) before
 income taxes...........   (1,235,207)     406,290    2,503,846    2,372,375    2,376,301
Income tax expense
 (benefit)..............     (481,728)     158,453      966,560      903,573      907,844
                          -----------  -----------  -----------  -----------  -----------
Net income (loss).......     (753,479)     247,837    1,537,286    1,468,802    1,468,457
Retained earnings,
 beginning of period....    6,660,979    5,123,693    5,123,693    3,654,891    2,186,434
                          -----------  -----------  -----------  -----------  -----------
Retained earnings, end
 of period..............  $ 5,907,500  $ 5,371,530  $ 6,660,979  $ 5,123,693  $ 3,654,891
                          ===========  ===========  ===========  ===========  ===========


                See notes to consolidated financial statements.

                              THE ALLISON COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           Three Months Ended
                              September 30,               Year Ended June 30,
                         ------------------------  ------------------------------------
                            1998         1997         1998         1997        1996
                         -----------  -----------  -----------  ----------  -----------
                               (unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss).....  $  (753,479) $   247,837  $ 1,537,286  $1,468,802  $ 1,468,457
 Adjustments to
  reconcile net income
  to net cash provided
  by (used in)
  operating activities:
 Depreciation and
  amortization.........       27,973       27,731      111,799     113,171       82,126
 Loss (gain) on
  disposal of assets...       (1,000)         --          (137)       (617)      37,297
 Provision for deferred
  taxes................     (468,000)         --           --          --           --
 Changes in operating
  assets and
  liabilities:
  Contract receivables,
   net.................      275,109    2,677,887      (33,002)   (754,885)  (3,681,313)
  Costs and estimated
   earnings in excess
   billings............     (337,972)    (784,989)     122,028     296,408     (789,618)
  Due from related
   parties.............       21,351      (41,287)     (29,551)    (29,447)      (1,267)
  Inventories..........       11,072        3,122       (2,951)      7,092        6,046
  Prepaid expenses and
   other current
   assets..............       25,436      (37,374)     (25,336)      1,289      (19,264)
  Accounts payable and
   accrued expenses....   (2,280,541)  (1,085,997)     471,984    (561,767)   1,625,268
  Billings in excess of
   costs and estimated
   earnings............      (38,105)     359,842    1,345,040      75,597      (42,569)
  Other long-term
   liabilities.........    1,200,000          --           --          --           --
  Income taxes.........      (63,728)     102,501      (67,078)   (473,768)     438,295
                         -----------  -----------  -----------  ----------  -----------
   Net cash provided by
    (used in) operating
    activities.........   (2,381,884)   1,469,273    3,430,082     141,875     (876,542)
                         -----------  -----------  -----------  ----------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchases of property
  and equipment........       (4,371)      (9,585)     (93,739)   (153,561)    (569,312)
 Proceeds from sale of
  property and
  equipment............        1,000          --         3,295         750        3,250
 Other.................          --           --           --          632       15,367
                         -----------  -----------  -----------  ----------  -----------
   Net cash used in
    investing
    activities.........       (3,371)      (9,585)     (90,444)   (152,179)    (550,695)
                         -----------  -----------  -----------  ----------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from the
  issuance of debt.....    1,500,000    1,500,000          --          --     1,000,000
 Payments of long-term
  debt and notes
  payable..............   (1,527,736)  (2,525,093)  (1,104,273)    (94,404)     (91,332)
                         -----------  -----------  -----------  ----------  -----------
   Net cash (used in)
    provided by
    financing
    activities.........      (27,736)  (1,025,093)  (1,104,273)    (94,404)     908,668
                         -----------  -----------  -----------  ----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents...........   (2,412,991)     434,595    2,235,365    (104,708)    (518,569)
Cash and cash
 equivalents, beginning
 of period.............    2,441,518      206,153      206,153     310,861      829,430
                         -----------  -----------  -----------  ----------  -----------
Cash and cash
 equivalents, end of
 period................  $    28,527  $   640,748  $ 2,441,518  $  206,153  $   310,861
                         ===========  ===========  ===========  ==========  ===========
CASH PAYMENTS FOR:
 Interest..............  $    27,954  $    42,543  $   131,240  $  167,237  $   169,739
 Income taxes..........  $    50,000  $    55,952  $ 1,033,638  $1,377,852  $   537,107


                See notes to consolidated financial statements.

                              THE ALLISON COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General--The Allison Company and its subsidiary, the Allison-Smith Company, (collectively, the "Company") is a commercial and industrial electrical contractor with offices in Atlanta, Georgia. Additionally the Company is a general contractor for certain customers, primarily in the telecommunications industry. The work is generally performed under fixed-price contracts. The length of the Company's contracts varies, but generally is less than one year. Projects to date are primarily within the state of Georgia, however, occasional work will be performed on out of state contracts.

  Principles of Consolidation--The consolidated financial statements include all of the accounts of the Company. All significant intercompany balances and transactions have been eliminated in consolidation. The accompanying unaudited consolidated financial statements have been prepared according to generally accepted accounting principles for interim financial information and include all adjustments, consisting of normal recurring accruals, which, in the opinion of management, are necessary for a fair presentation of financial position, results of operations and cash flows. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Results of operations for interim periods are not necessarily indicative of results to be expected for a full year.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents--The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Contract Receivables--The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

  Credit Policy--In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers and well known local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks may be performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

  Inventories--Inventories consist primarily of materials and supplies and are valued at the lower of cost or market using the first-in, first-out method.

  Property and Equipment--Property and equipment is stated at cost less accumulated depreciation. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using accelerated and straight-line methods over the estimated useful lives of the related assets. Depreciation and amortization is provided over the following estimated useful lives:

      Construction equipment...........................................  7 years
      Vehicles.........................................................  5 years
      Leasehold improvements........................................... 39 years
      Office furniture and fixtures....................................  7 years

                              THE ALLISON COMPANY

  Depreciation and amortization expense was $111,799, $113,171 and $82,126 for the years ended June 30, 1998, 1997 and 1996, respectively.

  Revenue and Cost Recognition--Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

  Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from costs incurred for purposes of determining revenue recognition and profits.

  Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion. Revenues from claims are recorded only when the amounts have been received.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Income Taxes--The Company reports income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax consequences of those differences. Deferred tax assets are also recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, respectively. A valuation allowance is provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company does not have significant deferred tax assets or liabilities. The Company files a consolidated Federal tax return with its subsidiary.

  At September 30, 1998, a deferred tax asset has been recorded representing future tax benefits associated with the settlement of litigation reserves.

  Long-Lived Assets--The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized to the extent that the sum of undiscounted estimated future cash flows expected to result from use of the assets is less than the carrying value. At June 30, 1998, no impairment has been recognized.

  New Accounting Pronouncements--In June 1997, SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, were issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about the Company's operating segments. SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997. The adoption of SFAS Nos. 130 and 131 did not have any significant effect on its financial statements.

                              THE ALLISON COMPANY

2. CONTRACT RECEIVABLES

  Contract receivables consist of the following:

                                                          June 30,    June 30,
                                                            1998        1997
                                                         ----------  ----------
      Contracts:
        Current accounts................................ $8,734,766  $8,774,537
        Retention.......................................    278,408     205,635
                                                         ----------  ----------
      Subtotal..........................................  9,013,174   8,980,172
      Less allowance for doubtful accounts..............   (200,000)   (200,000)
                                                         ----------  ----------
      Contract receivables, net......................... $8,813,174  $8,780,172
                                                         ==========  ==========

3. CONTRACTS IN PROGRESS

  Costs and estimated earnings on uncompleted contracts are summarized as net balances in process as follows:

                                                         June 30,     June 30,
                                                           1998         1997
                                                        -----------  ----------
      Costs incurred on uncompleted contracts.......... $12,682,223  $7,002,896
      Estimated earnings...............................   2,191,118     614,932
                                                        -----------  ----------
      Total............................................  14,873,341   7,617,828
      Less billings to date............................  15,935,295   7,212,714
                                                        -----------  ----------
      Net (over) under billings........................ $(1,061,954) $  405,114
                                                        ===========  ==========

  The net balances in process are classified on the balance sheet as follows:

                                                        June 30,    June 30,
                                                          1998        1997
                                                       -----------  ---------
      Costs and estimated earnings in excess of
       billings on uncompleted contracts.............. $   605,101  $ 727,129
      Billings in excess of costs and estimated
       earnings on uncompleted contracts..............  (1,667,055)  (322,015)
                                                       -----------  ---------
          Total....................................... $(1,061,954) $ 405,114
                                                       ===========  =========

4. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                         June 30,    June 30,
                                                           1998        1997
                                                        ----------  ----------
      Vehicles......................................... $  217,391  $  159,606
      Leasehold improvements...........................    439,024     439,024
      Construction equipment...........................     96,398      82,941
      Computer equipment, office furniture and
       fixtures........................................    339,680     327,261
                                                        ----------  ----------
      Subtotal.........................................  1,092,493   1,008,832
      Less accumulated depreciation....................   (446,631)   (341,752)
                                                        ----------  ----------
      Property and equipment, net...................... $  645,862  $  667,080
                                                        ==========  ==========

                              THE ALLISON COMPANY

5. ACCRUED EXPENSES AND OTHER LIABILITIES

  A summary of accrued expenses and other liabilities is as follows:

                                                             June 30,  June 30,
                                                               1998      1997
                                                            ---------- --------
      Accrued payroll, bonuses and related expenses........ $  897,977 $615,467
      Accrued profit sharing...............................    173,974  164,677
      Other................................................     81,167   72,924
                                                            ---------- --------
                                                            $1,153,118 $853,068
                                                            ========== ========

6. LONG-TERM DEBT AND NOTES PAYABLE

  A summary of long-term debt is as follows:

                                                           June 30,   June 30,
                                                             1998       1997
                                                          ---------- ----------
      Note payable to Luise S. Allison, due on June 30,
       2005, bearing interest at 10%. Note is payable in
       monthly installments of $12,907 of principal and
       interest. Collateralized by common stock of
       Allison-Smith Company............................  $  783,833 $  856,327
      Note payable to Residual Trust of Robert W.
       Allison, due on June 30, 2005, bearing interest
       at 10%. Note is payable in monthly installments
       of $5,657 of principal and interest.
       Collateralized by common stock of Allison-Smith
       Company..........................................     343,532    375,311
                                                          ---------- ----------
      Total.............................................   1,127,365  1,231,638
      Less current portion..............................     115,210    104,290
                                                          ---------- ----------
          Total.........................................  $1,012,155 $1,127,348
                                                          ========== ==========

  Aggregate maturities of long-term debt for years ending June 30 are as follows:

      1999........................................................... $  115,210
      2000...........................................................    127,274
      2001...........................................................    140,601
      2002...........................................................    155,323
      2003...........................................................    171,588
      Thereafter.....................................................    417,369
                                                                      ----------
          Total...................................................... $1,127,365
                                                                      ==========

  Notes payable at June 30, 1997 consists of a $1,000,000 bank note bearing interest at 8.75% which was paid in fiscal 1998. The note was collateralized by property of the Company.

7. OPERATING LEASES

  The Company leases a building on a month-to-month basis, owned by Harmony Hill, a related party. The lease is classified as an operating lease. The rent paid under this lease for the years ended June 30, 1998, 1997 and 1996, was $60,000, $105,000, and $64,000, respectively. The Company also rents certain office equipment, autos and trucks under operating leases which vary in length and terms. Rent expense

                              THE ALLISON COMPANY
under these leases for the years ended June 30, 1998, 1997 and 1996, was $152,064, $89,139, and $150,942, respectively.

  Future minimum lease payments under these noncancelable operating leases as of June 30, 1998 are as follows:

      1999............................................................. $102,550
      2000.............................................................   38,581
      2001.............................................................   19,893
                                                                        --------
                                                                        $161,024
                                                                        ========

8. INCOME TAXES

  The Company's provisions for income taxes consists of the following:

                                                         Year Ended June 30,
                                                      --------------------------
                                                        1998     1997     1996
                                                      -------- -------- --------
      Current:
        Federal...................................... $816,330 $768,037 $771,717
        State........................................  150,230  135,536  136,127
                                                      -------- -------- --------
                                                      $966,560 $903,573 $907,844
                                                      ======== ======== ========

  The difference between the statutory federal income tax rate and the Company's effective tax rate is as follows:

                                                         Year Ended June 30,
                                                         ----------------------
                                                          1998    1997    1996
                                                         ------  ------  ------
      Statutory federal tax rate........................   34.0%   34.0%   34.0%
      State tax, net of federal benefit.................    4.0     3.8     3.8
      Other.............................................    0.6     0.3     0.4
                                                         ------  ------  ------
      Effective rate....................................   38.6%   38.1%   38.2%
                                                         ======  ======  ======

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents and long-term debt. The carrying value of cash and cash equivalents approximates fair value because of their short duration. The carrying value of long-term debt approximates the fair value based on current rates for borrowings of similar quality and terms.

10. MAJOR CUSTOMERS AND CONCENTRATION OF RISK

  At June 30, 1998, 14% of total contract receivables was due from one customer of the Company and at June 30, 1997, 17% and 11% of total contract receivables were due from two customers. For the year ended June 30, 1998, 18% of total sales were made to one customer of the Company. For the year ended June 30, 1996, 15% and 13% of total sales were made to two customers of the Company.

  Other financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist primarily of contract receivables. The Company's customers are concentrated in the Georgia market. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

                              THE ALLISON COMPANY

11. EMPLOYEE BENEFIT PLAN

  The Company has a 401(k) profit sharing plan covering substantially all employees. Each year, participants may contribute up to 15% of pretax annual compensation up to a maximum of $10,000. Discretionary matching amounts may be contributed at the Company's option, but to date no contributions have been made.

  The Company sponsors a profit sharing plan for all employees providing for benefits upon retirement. Contributions to the plan were $174,000, $165,000 and $150,000, respectively, for the years ended June 30, 1998, 1997 and 1996. The Company's contributions to the plan are made at the discretion of the Board of Directors.

  Union employees are covered by a retirement plan and a health and welfare plan (collectively, the "Plans") determined through collective bargaining and administered by the union. Contributions made by the Company to the Plans were approximately $1,652,000, $1,742,000 and $2,048,000 for the years ended June 30, 1998, 1997 and 1996, respectively.

12. COMMITMENTS AND CONTINGENCIES

  The Company is party to various litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, with advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

  In October 1997, the Company was named as a defendant in a lawsuit arising out of electrical work performed by the Company as a sub-contractor. The initial complaint filed against the general contractor for the project alleges the system installed by the Company is defective. The Company denies any responsibility for the claims on the basis that, among other things, installation was in accordance with the approved plans and specifications of the project. Prior to its acquisition by Nationwide, the Company entered into mediation in an effort to settle the lawsuit. Based on settlement discussions during mediation, the Company recorded a $1,200,000 liability in September 1998 in accordance with the requirements of SFAS No. 5, "Accounting for Contingencies."

  The Company is insured with respect to workers' compensation claims for all employees; however, a deductible of $2,500 per employee, per year applies to the coverage. The Company is partially self-insured with respect to health insurance claims for administrative and office personnel, supplemented by insurance coverage which limits the liability to $10,000 per employee, per year.

13. STOCKHOLDERS' AGREEMENT

  The Company has a right of first refusal on any stock voluntarily offered for sale by a stockholder subject to certain terms and conditions. The redemption price is determined based on the book value of common stock. Such redemption price is payable in not more than 60 equal installments. As of June 30, 1998, the redemption price is approximately $174 per share.

  Upon the death of any shareholder, the Company shall redeem the stock held by such stockholder provided that the redemption is requested in writing by the personal representative of the deceased. The redemption price is the same as that described above. Such redemption price may be paid in full at the closing or in installments.

                         INDEPENDENT AUDITORS' REPORT

Henderson Electric Co., Inc.:

  We have audited the accompanying consolidated balance sheets of Henderson Electric Co., Inc. and subsidiaries (formerly HB Holding Company and subsidiaries) (the "Company"), as of March 31, 1998 and 1997 and the related consolidated statements of operations and retained earnings, and of cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Henderson Electric Co., Inc. and subsidiaries as of March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
June 12, 1998

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                  (formerly HB Holding Company and Subsidiary)

                          CONSOLIDATED BALANCE SHEETS

                                                              March 31,
                                         September 30, ------------------------
                                             1998         1998         1997
                                         ------------- -----------  -----------
                                          (unaudited)
                ASSETS
                ------
CURRENT ASSETS:
  Cash and cash equivalents............   $   367,845  $   427,724  $   661,684
  Contract receivables, net............    10,490,048    9,634,517    8,177,591
  Costs and estimated earnings in
   excess of billings on uncompleted
   contracts...........................     3,148,929    1,366,891    1,662,353
  Advances to stockholder..............       597,653    1,956,200        9,014
  Inventories..........................       155,365      147,200      112,707
  Deferred income taxes................       263,900      322,400      125,133
  Other current assets.................           116        1,050        1,050
                                          -----------  -----------  -----------
    Total current assets...............    15,023,856   13,855,982   10,749,532
Property and equipment, net............     1,969,711    1,955,916    1,806,651
Equity in contractor joint ventures....           --         5,000       47,428
Due from related parties...............     1,422,512          --     1,813,219
Cash surrender value of life insurance.       152,440      146,440      134,347
Deferred income taxes..................         5,500          --           --
Other assets...........................       100,073       94,025       95,153
                                          -----------  -----------  -----------
  Total................................   $18,674,092  $16,057,363  $14,646,330
                                          ===========  ===========  ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
CURRENT LIABILITIES:
  Line-of-credit.......................   $   900,000  $   400,000  $   800,000
  Accounts payable.....................     4,037,527    4,009,326    3,655,303
  Accrued expenses and other current
   liabilities.........................     2,221,447    1,657,933    1,433,982
  Billings in excess of costs and
   estimated earnings on uncompleted
   contracts...........................     1,357,229    1,292,997    1,281,912
  Current portion of long-term debt....       219,477      278,490      253,748
                                          -----------  -----------  -----------
    Total current liabilities..........     8,735,680    7,638,746    7,424,945
Long-term debt, net of current portion.       336,202      368,632      513,623
Deferred income taxes..................           --        53,000       27,881
Other long-term liabilities............       150,000      150,000          --
                                          -----------  -----------  -----------
    Total liabilities..................     9,221,882    8,210,378    7,966,449
                                          -----------  -----------  -----------
Commitments and contingencies (Note 13)
STOCKHOLDERS' EQUITY:
  Common stock; $10 par value; 5,000
   shares authorized; 2,734 shares
   issued..............................        27,340       27,340       27,340
  Retained earnings....................     9,652,870    8,047,645    6,880,541
  Less treasury stock at cost, 456
   shares..............................      (228,000)    (228,000)    (228,000)
                                          -----------  -----------  -----------
    Total stockholders' equity.........     9,452,210    7,846,985    6,679,881
                                          -----------  -----------  -----------
    Total..............................   $18,674,092  $16,057,363  $14,646,330
                                          ===========  ===========  ===========

                See notes to consolidated financial statements.

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                  (formerly HB Holding Company and Subsidiary)

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                               Six Months
                           Ended September 30,                  March 31
                         ------------------------  -------------------------------------
                            1998         1997         1998         1997         1996
                         -----------  -----------  -----------  -----------  -----------
                               (unaudited)
Contract revenues....... $26,657,071  $20,828,110  $44,000,125  $36,408,787  $27,336,986
Costs of services.......  21,954,768   18,545,946   37,951,930   31,024,498   23,187,577
                         -----------  -----------  -----------  -----------  -----------
  Gross profit..........   4,702,303    2,282,164    6,048,195    5,384,289    4,149,409
Selling, general and
 administrative
 expenses...............   2,256,990    1,849,826    4,375,844    3,439,467    3,230,624
                         -----------  -----------  -----------  -----------  -----------
Operating income........   2,445,313      432,338    1,672,351    1,944,822      918,785
                         -----------  -----------  -----------  -----------  -----------
Interest and other
 income (expense):
  Interest income.......      44,317       37,986      165,883      109,114       85,824
  Interest expense......     (33,341)     (74,946)    (114,907)    (146,126)    (145,141)
  Income from joint
   ventures.............      64,625      101,716      202,233      139,909          --
  Gain on disposal of
   partnership interest.         --           --           --       120,417          --
  Other income, net.....     154,884       11,282       17,575       57,148       22,462
                         -----------  -----------  -----------  -----------  -----------
                             230,485       76,038      270,784      280,462      (36,855)
                         -----------  -----------  -----------  -----------  -----------
Income before income
 taxes..................   2,675,798      508,376    1,943,135    2,225,284      881,930
Income taxes............   1,070,573      200,908      776,031      901,550      408,521
                         -----------  -----------  -----------  -----------  -----------
Net income..............   1,605,225      307,468    1,167,104    1,323,734      473,409
Retained earnings,
 beginning of year......   8,047,645    6,880,541    6,880,541    5,556,807    5,083,398
                         -----------  -----------  -----------  -----------  -----------
Retained earnings, end
 of year................ $ 9,652,870  $ 7,188,009  $ 8,047,645  $ 6,880,541  $ 5,556,807
                         ===========  ===========  ===========  ===========  ===========


                See notes to consolidated financial statements.

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                  (formerly HB Holding Company and Subsidiary)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                               Six Months
                          Ended September 30,                 March 31
                         -----------------------  -----------------------------------
                            1998         1997        1998         1997        1996
                         -----------  ----------  -----------  -----------  ---------
                              (unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income............. $ 1,605,225  $  307,468  $ 1,167,104  $ 1,323,734  $ 473,409
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
  Depreciation..........     139,122     134,837      272,493      250,116    238,440
  Loss (gain) on
   disposal of assets...         --          --         3,216       10,185     (2,264)
  Earnings from
   partnerships.........         --          --           --       (17,340)   (28,986)
  Gain on sale of
   partnership
   interests............         --          --           --      (120,417)       --
  Provision for deferred
   income taxes.........         --          --      (172,148)      (2,565)   (23,823)
  Changes in operating
   assets and
   liabilities:
   Contract receivables,
    net.................    (855,531)    973,204   (1,456,926)  (3,294,492)     6,099
   Costs and estimated
    earnings in excess
    of billings on
    uncompleted
    contracts...........  (1,782,038)   (816,181)     295,462     (665,172)   (52,008)
   Inventories..........      (8,165)    (26,107)     (34,493)      89,118      6,773
   Equity in contractor
    joint venture.......         --       37,757       42,428      (47,428)       --
   Accounts payable.....      28,201    (292,700)     354,023    1,373,800    (49,386)
   Accrued expenses and
    other current
    liabilities.........     563,514    (825,300)     223,951      655,922     23,896
   Billings in excess of
    costs and estimated
    earnings on
    uncompleted
    contracts...........      64,232   1,605,913       11,085      882,897    (89,961)
   Other assets.........         --       (2,941)       1,128        4,560      4,651
   Other long-term
    liabilities.........         --          --       150,000          --         --
                         -----------  ----------  -----------  -----------  ---------
    Net cash provided by
     (used in) operating
     activities.........    (245,440)  1,095,950      857,323      442,918    506,840
                         -----------  ----------  -----------  -----------  ---------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Due from related
  parties, net..........     (64,081)   (265,751)    (133,967)     (99,203)  (262,432)
 Purchases of property
  and equipment.........    (154,116)   (215,186)    (424,974)    (419,943)  (262,192)
 Proceeds from sale of
  property and
  equipment.............       1,200         --           --         1,000     14,900
 Distributions from
  partnerships..........         --          --           --        22,060     96,051
 Proceeds from sale of
  partnerships..........         --          --           --       273,505        --
 Increase in cash
  surrender value of
  life insurance........      (6,000)     (6,000)     (12,093)     (11,104)    (8,231)
                         -----------  ----------  -----------  -----------  ---------
    Net cash used in
     investing
     activities.........    (222,997)   (486,937)    (571,034)    (233,685)  (421,904)
                         -----------  ----------  -----------  -----------  ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from the
  issuance of long-term
  debt..................      50,124     139,728      170,289      225,044    122,842
 Payments of long-term
  debt..................    (141,566)   (153,209)    (290,538)    (298,931)  (236,205)
 Net (payments)
  borrowings on line-of-
  credit................     500,000    (400,000)    (400,000)     100,000   (100,000)
                         -----------  ----------  -----------  -----------  ---------
    Net cash (used in)
     provided by
     financing
     activities.........     408,558    (413,481)    (520,249)      26,113   (213,363)
                         -----------  ----------  -----------  -----------  ---------
Net (decrease) increase
 in cash and cash
 equivalents............     (59,879)    195,532     (233,960)     235,346   (128,427)
Cash and cash
 equivalents, beginning
 of year................     427,724     661,684      661,684      426,338    554,765
                         -----------  ----------  -----------  -----------  ---------
Cash and cash
 equivalents, end of
 year................... $   367,845  $  857,216  $   427,724  $   661,684  $ 426,338
                         ===========  ==========  ===========  ===========  =========
CASH PAYMENTS FOR:
 Interest............... $    33,341  $   74,946  $   114,907  $   146,126  $ 145,041
 Income taxes........... $   362,478  $  978,200  $ 1,402,000  $   448,000  $ 490,000

                See notes to consolidated financial statements.

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                  (formerly HB Holding Company and Subsidiary)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation--The accompanying consolidated financial statements include the accounts of Henderson Electric Co., Inc. ("Henderson"), its wholly-owned subsidiary, Eagle Electrical Systems, Inc. ("Eagle") and its wholly-owned subsidiary, Henderson Property, Inc. ("Property"--see Note 15) (collectively referred to as the "Company"). All significant intercompany accounts and transactions have been eliminated. The accompanying unaudited consolidated financial statements have been prepared according to generally accepted accounting principles for interim financial information and include all adjustments, consisting of normal recurring accruals, which, in the opinion of management, are necessary for a fair presentation of financial position, results of operations and cash flows. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Results of operations for interim periods are not necessarily indicative of results to be expected for a full year.

  Effective December 31, 1997, HB Holding Company ("HB") was merged with Henderson. Prior to the merger, Henderson, Eagle and Property were wholly-owned subsidiaries of HB. This merger between parent and subsidiary has been accounted for similar to a pooling-of-interests and accordingly, the consolidated financial statements for all years presented have been restated to reflect the merger.

  The Company is a commercial and industrial electrical contractor with offices in Louisville and Lexington, Kentucky and Cincinnati, Ohio. The Company grants credit to most of their customers. The work is generally performed under fixed-price contracts. The length of the Company's contracts varies, but generally are less than one year.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents--The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Contract Receivables--The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

  Credit Policy--In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks are performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if amounts owed are not paid on a timely basis.

  Inventories--Inventories consist primarily of materials and supplies and are valued at the lower of cost or market using the first-in, first-out method.

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                  (formerly HB Holding Company and Subsidiary)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Property and Equipment--Property and equipment is stated at cost less accumulated depreciation. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded under the straight-line method over the estimated useful lives of the related assets. Estimated useful lives are as follows:

      Land improvements.......................................... 10 to 12 years
      Buildings and improvements................................. 10 to 40 years
      Furniture, fixtures and office equipment...................  3 to 10 years
      Machinery and equipment....................................  5 to 10 years
      Service vehicles and trailers..............................  3 to 10 years

  Depreciation expense was $272,493, $250,116 and $238,440 for the years ended March 31, 1998, 1997 and 1996, respectively.

  Revenue and Cost Recognition--Revenue from contracts is recognized under the percentage of completion method measured by the ratio of direct costs and overhead incurred to management's estimated total contract costs.

  Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, engineering, supplies, tools, repairs and depreciation costs. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from costs incurred for purposes of determining revenue recognition and profits.

  Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion. Revenues from claims are recorded only when the amounts have been received.

  In 1998, a final contract settlement on a large contract resulted in revisions to costs and revenue estimates. The revisions resulted in a loss of $428,000 recognized in 1998 on this contract.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Income Taxes--The Company reports income taxes pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under SFAS No. 109, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax consequences of those differences. Deferred tax assets are also recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, respectively. A valuation allowance is provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

  The Company files consolidated Federal and Kentucky income tax returns with its subsidiary Companies.

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                  (formerly HB Holding Company and Subsidiary)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Long-Lived Assets--The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized to the extent that the sum of undiscounted estimated future cash flows expected to result from use of the assets is less than the carrying value. No impairment has been recognized through March 31, 1998.

  New Accounting Pronouncements--In June 1997, SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, were issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about the Company's operating segments. SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997. The adoption of SFAS Nos. 130 and 131 did not have any significant effect on its financial statements.

  Reclassification--Certain amounts in the 1996 and 1997 financial statements have been reclassified to conform to the 1998 presentation.

2. CONTRACT RECEIVABLES, net

  Contract receivables consist of the following:

                                                                 March 31,
                                                           ---------------------
                                                              1998       1997
                                                           ---------- ----------
      Current accounts.................................... $8,243,177 $7,187,962
      Retention...........................................  1,594,840  1,099,129
                                                           ---------- ----------
      Subtotal............................................  9,838,017  8,287,091
      Less allowance for doubtful accounts................    203,500    109,500
                                                           ---------- ----------
      Contract receivables, net........................... $9,634,517 $8,177,591
                                                           ========== ==========

3. CONTRACTS IN PROGRESS

  Costs and estimated earnings on uncompleted contracts are summarized as net balances in process as follows:

                                                         1998          1997
                                                     ------------  ------------
      Costs incurred on uncompleted contracts....... $ 23,677,317  $ 19,676,682
      Estimated earnings............................    1,795,679     3,280,286
                                                     ------------  ------------
      Total.........................................   25,472,996    22,956,968
      Less billings to date.........................  (25,399,102)  (22,576,527)
                                                     ------------  ------------
      Net under billings............................ $     73,894  $    380,441
                                                     ============  ============

  The net balances in process are classified on the balance sheet as follows:

                                                        1998         1997
                                                     -----------  -----------
      Costs and estimated earnings in excess of
       billings on uncompleted contracts............ $ 1,366,891  $ 1,662,353
      Billings in excess of costs and estimated
       earnings on uncompleted contracts............  (1,292,997)  (1,281,912)
                                                     -----------  -----------
          Total..................................... $    73,894  $   380,441
                                                     ===========  ===========

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                  (formerly HB Holding Company and Subsidiary)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


4. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                          1998         1997
                                                       -----------  -----------
      Land and improvements........................... $   244,601  $   244,601
      Buildings and improvements......................   1,531,676    1,531,676
      Furniture, fixtures and office equipment........     656,801      821,583
      Machinery and equipment.........................   1,121,835    1,060,745
      Service vehicles and trailers...................   1,695,458    1,456,434
                                                       -----------  -----------
      Subtotal........................................   5,250,371    5,115,039
      Less accumulated depreciation...................  (3,294,455)  (3,308,388)
                                                       -----------  -----------
      Property and equipment, net..................... $ 1,955,916  $ 1,806,651
                                                       ===========  ===========

5. JOINT VENTURES AND PARTNERSHIPS

  At March 31, 1998 and 1997, the Company has a minority interest (33%) in a limited liability company joint venture formed to provide certain construction contracting services to a large industrial customer. All of the members participate in construction. Net assets and net earnings of the joint venture are not material in 1998 or 1997. Contract revenues earned and gross profit recognized by the Company related to services on contracts of the joint venture were $1,640,000 and $111,700, respectively, in 1998 and $1,856,000 and
$168,550, respectively, in 1997. Receivables due from the joint venture at March 31, 1998 and 1997 are $120,000 and $84,000, respectively.

  At March 31, 1997, the Company had a 50% interest in a joint venture formed to provide electrical contracting to a large industrial customer on a contract. Contract revenues earned by the Company related to services on contracts of the joint venture were $1,299,615 in 1997. Such services were provided at cost. During 1998, the contract was completed and the joint venture liquidated. The Company recognized earnings in the joint venture of $202,233 and $139,909 in 1998 and 1997, respectively. Receivables due from the joint venture at March 31, 1997 are $15,000.

  During 1997 and 1996, Property held certain partnership interests in companies which developed and leased commercial and residential property in Louisville, Kentucky. During 1997 Property sold its interest in these partnerships. Property recognized a gain on sale of partnership's interests of $120,417 in 1997 and recognized earnings from partnership interests of $17,340 and $28,986 in 1997 and 1996, respectively.

6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

  A summary of accrued expenses and other current liabilities is as follows:

                                                                March 31,
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
      Accrued payroll and related expenses............... $1,181,571 $  742,822
      Accrued income tax payable.........................    148,331    602,539
      Other current liabilities..........................    328,031     88,621
                                                          ---------- ----------
          Total.......................................... $1,657,933 $1,433,982
                                                          ========== ==========

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                  (formerly HB Holding Company and Subsidiary)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


7. NOTES PAYABLE AND LONG-TERM DEBT

  A summary of notes payable and long-term debt is as follows:

                                                                 1998     1997
                                                               -------- --------
Notes payable--line-of-credit
Revolving line-of-credit; variable interest rate based on
 prime rate (8.5% as of March 31, 1998 and 1997) plus .75%;
 interest payable monthly; collateralized by contract
 receivables, inventories and equipment......................  $400,000 $800,000
                                                               ======== ========
Long-term debt
Installment notes payable; principal and interest from $216
 to $1,041; payable over 36 to 48 months; interest rate 9.25%
 to 10.0% as of March 31, 1998 and 1997; secured by vehicles.  $286,207 $281,355
Mortgage note payable; interest and principal of $3,405
 payable monthly; interest rate adjusts annually based on
 average yield of 1-year U.S. Treasury Securities (5.25% and
 5.5% as of March 31, 1998 and 1997, respectively) plus 3%;
 collateralized by real estate in Cincinnati, Ohio; due April
 2005........................................................   216,915  238,416
Mortgage note payable; repaid in fiscal 1998.................       --     7,600
Mortgage note payable; principal of $8,000 payable monthly,
 plus accrued interest; interest rate variable based on prime rate (8.5% as of March 31, 1998 and 1997) plus 1.0%;
 collateralized by real estate in Louisville, Kentucky; due
 September 1999..............................................   144,000  240,000
                                                               -------- --------
Total........................................................   647,122  767,371
Less current portion.........................................   278,490  253,748
                                                               -------- --------
    Total....................................................  $368,632 $513,623
                                                               ======== ========

  The borrowing limit under the revolving line-of-credit agreement is $1,500,000 as of March 31, 1998. The agreement expires on August 31, 1998. The installment notes payable require the Company to maintain depository accounts with the bank of at least 15% of the outstanding balance.

  Aggregate annual maturities of long-term debt at March 31, 1998 are:

      1999............................................................. $278,490
      2000.............................................................  175,972
      2001.............................................................   51,754
      2002.............................................................   32,162
      2003.............................................................   33,141
      Thereafter.......................................................   75,603
                                                                        --------
          Total........................................................ $647,122
                                                                        ========

8. INCOME TAXES

  The Company's provisions for income taxes consist of the following:

                                                    1998       1997      1996
                                                  ---------  --------  --------
      Current:
        Federal.................................. $ 805,950  $768,500  $367,500
        State....................................   142,229   135,615    64,844
                                                  ---------  --------  --------
                                                    948,179   904,115   432,344
                                                  ---------  --------  --------
      Deferred...................................  (172,148)   (2,565)  (23,823)
                                                  ---------  --------  --------
          Total.................................. $ 776,031  $901,550  $408,521
                                                  =========  ========  ========

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                  (formerly HB Holding Company and Subsidiary)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The difference between the statutory federal income tax rate and the Company's effective tax rate is as follows:

                                                               1998  1997  1996
                                                               ----  ----  ----
      Statutory federal tax rate.............................. 34.0% 34.0% 34.0%
      State tax, net of federal benefit.......................  5.3   4.0   5.7
      Prior year's taxes......................................  --    --    5.4
      Other...................................................  0.8   2.5   1.2
                                                               ----  ----  ----
      Effective rate.......................................... 40.1% 40.5% 46.3%
                                                               ====  ====  ====

  Components of the Company's deferred income tax assets and liabilities are as follows:

                                                              1998      1997
                                                            --------  --------
      Current deferred income tax assets:
        Allowance for doubtful accounts.................... $ 79,400  $ 42,705
        Vacation accrual...................................   67,800    60,708
        Workers compensation...............................   97,200    21,720
        Contributions......................................   78,000       --
                                                            --------  --------
          Total............................................  322,400   125,133
                                                            --------  --------
      Long-term deferred income tax liabilities--
       Depreciation........................................  (53,000)  (27,881)
                                                            --------  --------
      Net deferred income tax asset........................ $269,400  $ 97,252
                                                            ========  ========

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents, notes receivable from related parties, notes payable, and current and long-term debt. The carrying value of cash and cash equivalents approximates fair value because of their short duration. The carrying value of debt approximates their fair value based on current rates for borrowings of similar quality and terms.

  Other financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of contract receivables. The Company's customers are concentrated in the Kentucky and Ohio markets. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

10. CONCENTRATION OF RISK

  The Company grants credit, generally without collateral, to its customers, which are usually general contractors located in the Louisville and Lexington, Kentucky and Cincinnati, Ohio areas. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within these areas. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

11. EMPLOYEE RETIREMENT PLAN

  Qualified executives, office employees, and qualifying non-union electricians of the Company are included in a modified defined contribution plan. Company contributions under the plan are determined annually by the Board of Directors with the minimum allowable contribution being the greater of 3% of

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                  (formerly HB Holding Company and Subsidiary)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

gross eligible wages or 25 cents per active hour of service. Contributions of $259,000, $144,682 and $132,376 were made for the years ended March 31, 1998,
1997 and 1996, respectively. Union employees are covered by a retirement plan determined through collective bargaining and administered by the union. Contributions made by the Company were $1,640,500, $1,258,066 and $750,652 in 1998, 1997 and 1996, respectively.

12. RELATED PARTY TRANSACTIONS

  Amounts due from related parties consist of the following:

                                                          1998         1997
                                                       -----------  ----------
      Notes receivable and advances to shareholders... $ 1,926,465  $1,786,671
      Notes receivable and advances to employees......      29,735      35,562
                                                       -----------  ----------
      Total due from related parties..................   1,956,200   1,822,233
      Less current portion............................  (1,956,200)     (9,014)
                                                       -----------  ----------
          Total....................................... $       --   $1,813,219
                                                       ===========  ==========

  The notes and advances to shareholders consist of amounts due from the two shareholders of the Company and amounts due from entities which they own. The advances are unsecured and bear interest, generally at 5.85% and 5.77% in 1998 and 1997, respectively. These advances are payable on demand.

13. COMMITMENTS AND CONTINGENCIES

  The Company is involved in a claim related to a fire loss incurred to a building for which the Company performed electrical contract services. The plaintiffs are seeking damages of approximately $2.4 million. The Company maintains general liability and umbrella policy coverage in excess of the claim. The Company believes the policies are sufficient to cover all damages alleged. The Company and their insurance carrier are vigorously defending this claim. Management does not believe the ultimate resolution of this claim will have a material adverse effect to the Company's financial position or results of operations.

  The Company is party to various other litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, with advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position or results of operations or cash flows.

  The Company is self-insured with respect to workers' compensation claims for all Kentucky employees, supplemented by insurance coverage which limits the Company's liability per occurrence. The excess insurance provides coverage in excess of the limit of the Company's liability per occurrence, which is $275,000. The financial statements include an accrual for the estimated amount of unsettled worker's compensation claims. This estimate is based, in part, on an evaluation of information provided by the Company's third-party administrator, and represents management's best estimate of the Company's future liability. As of March 31, 1998, the Company has an outstanding letter of credit in the amount of $732,000 provided to the State of Kentucky Workers' Compensation Board related to the self-insured workers' compensation plan.

  During fiscal year 1998, the Company has pledged $250,000 to the University of Louisville to establish a scholarship endowment. This amount is included in the statement of operations, and is payable in annual installments of $50,000. The first installment was made during fiscal year 1998. As of March 31, 1998, $150,000 is included as other long-term liabilities and the remaining $50,000 is included in accrued expenses and other current liabilities.

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                  (formerly HB Holding Company and Subsidiary)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)


14. STOCKHOLDER'S AGREEMENT

  The Company has a right of first refusal on any stock voluntarily offered for sale by a stockholder subject to certain terms and conditions. The redemption price shall be as determined either through agreement of the parties, or by a formula defined in the stockholder's agreement. Upon the death of any stockholder, the Company shall redeem the stock held by such stockholder provided that the redemption is requested in writing by the personal representative of the deceased. The redemption price pursuant to the agreement is the same as described above.

                                  * * * * * *

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-------------------------------------------------------------------------------

 No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. Neither the delivery of this prospectus nor any sale made here-under shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the dates as of which in-formation is given in this Prospectus. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or so-licitation is not authorized or in which the person making such offer or so-licitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.

                                 ------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    9
Use of Proceeds...........................................................   16
Dividend Policy...........................................................   17
Capitalization............................................................   18
Dilution..................................................................   19
Selected Historical and Pro Forma Financial Data..........................   20
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   23
Business..................................................................   34
Management................................................................   44
Certain Transactions......................................................   49
Principal Stockholders....................................................   51
Description of Capital Stock..............................................   51
Shares Eligible for Future Sale...........................................   55
Underwriting..............................................................   57
Legal Matters.............................................................   58
Experts...................................................................   59
Additional Information....................................................   59
Index to Financial Statements.............................................  F-1

                                 ------------

 Until           , 1999 (25 days after the date of this Prospectus), all deal-
ers effecting transactions in the Common Stock offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             4,000,000 Shares

                                    [logo]

                           NATIONWIDE ELECTRIC, INC.

                                 Common Stock

                                 ------------

                                  PROSPECTUS

                                 ------------

                                BT Alex. Brown

                              Piper Jaffray Inc.

                                       , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following are the estimated expenses, other than underwriting discounts and commissions, to be borne by the Company in connection with the issuance and distribution of the Common Stock being registered:

      Item                                                              Amount
      ----                                                              -------
      Securities and Exchange Commission Registration Fee.............. $22,652
      NASD Filing fee..................................................       *
      NYSE Listing Fee.................................................       *
      Printing Costs...................................................       *
      Legal Fees and Expenses..........................................       *
      Accounting fees and Expenses.....................................       *
      Transfer Agent and Registrar Fees and Expenses...................       *
      Miscellaneous....................................................       *
                                                                        -------
          Total........................................................       *
                                                                        =======

--------
*  To be completed by amendment.

Item 14. Indemnification of Directors and Officers

 Delaware General Corporation Law

  Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

  Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  Section 145(d) of the DGCL states that any indemnification under subsections
(a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

  Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in
Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

  Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

  Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

  Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

 Amended and Restated Certificate of Incorporation and Bylaws, and Indemnification Agreements

  The Amended and Restated Certificate of Incorporation limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty as a director, except for liability for breach of the duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or for any transaction in which a director has derived an improper personal benefit.

  The Company's Amended and Restated Bylaws require the Company to indemnify any person who is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is serving as a director, officer, employee or agent of another enterprise at the Company's request. Indemnification is not, however, permitted under the Amended and Restated Bylaws unless the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Company's best interests and, with respect to any criminal action or proceeding, that such person had no reasonable cause to believe such person's conduct was unlawful. The Company's Amended and Restated Bylaws further provide that the Company shall not indemnify any person for any liabilities or expenses incurred by such person in connection with an action, suit or proceeding by or in the right of the Company in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the action, suit or proceeding is brought determines that the person is entitled to indemnity for such expenses. The indemnification provided by the Amended and Restated Bylaws is not exclusive of any other rights to which those seeking indemnification may be otherwise entitled.

  The Company has entered into indemnification agreements (the "Agreements") with each of the Company's directors and officers. The Agreements provide that the Company will indemnify the directors and officers against all liabilities and expenses actually and reasonably incurred in connection with any action, suit or proceeding (including an action by or in the right of the Company) to which any of them is, was or at any time becomes a party, or is threatened to be made a party, by reason of their status as a director or officer of the Company, or by reason of their serving or having served at the request or on behalf of the Company as a director, officer, trustee or in any other comparable position of any other enterprise to the fullest extent allowed by law. No indemnity is provided under the Agreements for any amounts for which indemnity is provided by any other indemnification obligation or insurance maintained by the Company or another enterprise or otherwise. Nor is indemnity provided to any director or officer on account of conduct which is finally adjudged by a court to have been knowingly fraudulent, deliberately dishonest or a knowing violation of law. In addition, no indemnification is provided if a final court adjudication shall determine that such indemnification is not lawful, or in respect to any suit in which judgment is rendered against any director or officer for an accounting of profits made from a purchase or sale of securities of the Company in violation of Section 16(b) of the Securities Exchange Act of 1934 or of any similar law, or on account of any remuneration paid to any director or officer which is adjudicated to have been paid in violation of law.

 Underwriting Agreement

  The Underwriting Agreement provides for the indemnification of the directors and officers of the Company in certain circumstances.

 Insurance

  The Company has obtained liability insurance for the benefit of its directors and officers.

Item 15. Recent Sales of Unregistered Securities

  The following information relates to securities issued or sold by the Company since its inception:

  On March 17, 1998, Nationwide issued and sold 350 shares of Common Stock to KLT Energy Services, Inc. for consideration of $35,000. This sale was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  On March 17, 1998, Nationwide issued and sold 300 shares of Class A Nonvoting Common Stock to KLT Energy Services, Inc. for consideration of $30,000. This sale was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  On March 17, 1998, Nationwide issued and sold 350 shares of Common Stock to Reardon Capital, LLC for consideration of $35,000. This sale was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  Effective March 24, 1998, Nationwide effected a 333.33-to-1 stock split of the shares of Common Stock outstanding as of March 24, 1998.

  Effective March 24, 1998, Nationwide effected 333.33-to-1 stock split of the shares of Class A Nonvoting Common Stock outstanding as of March 24, 1998.

  On April 6, Nationwide sold 950,000 shares of Common Stock to Galt Financial, Inc. for consideration of $285,000. This sale was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  On April 14, 1998, Nationwide sold 100,000 shares of Common Stock to Frederick C. Green IV for consideration of $30,000. This sale was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  On April 14, 1998, Nationwide sold 60,000 shares of Common Stock to Frank R. Clark for consideration of $18,000. This sale was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  On April 14, 1998, Nationwide sold 40,000 shares of Common Stock to David Smith for consideration of $12,000. This sale was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  On April 14, Nationwide sold 100,000 shares of Common Stock to John Wood for consideration of $30,000. This sale was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  On May 31, Nationwide sold 5,000 shares of Common Stock to Andrew V. Johnson for consideration of $1,500. This sale was exempt from registration under
Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  On May 31, Nationwide sold 5,000 shares of Common Stock to Robert H. Hoffman for consideration of $1,500. This sales was exempt from registration under
Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  On May 31, Nationwide sold 5,000 shares of Common Stock to Wade C. Lau for consideration of $1,500. This sale was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  Nationwide issued 2,310,000 shares of Common Stock to KLT Energy Services, Inc and Reardon Capital, LLC, and 990,000 shares of Class A Nonvoting Common Stock and 6,000 shares of Redeemable Preferred Stock to KLT Energy Services, Inc., pursuant to that certain Agreement and Plan of Merger among the Company, Galt Financial, Inc., KLT Energy Services, Inc. and Reardon Capital, LLC dated May 23, 1998. This issue was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved. Nationwide also cancelled 950,000 shares of Class A Nonvoting Common Stock previously sold to Galt Financial, Inc. in connection with the foregoing stock issuances.

  On October 22, 1998, the Company issued 975,397 shares of its Common Stock in connection with the Acquisitions based on a price of $12.00 per share. Such number of shares shall be adjusted proportionately if the initial public offering price is below $12.00 per share. Each of these transactions were exempt from registration under the Securities Act under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  On October 22, 1998, Nationwide issued 1,000,000 shares of Class B Nonvoting Common Stock and 500,000 shares of Series B Convertible Preferred Stock to KLT Energy Services, Inc. for consideration of $18 million. The shares of Class B Nonvoting Common Stock issued to KLT are convertible into an equal number of shares of Common Stock, except that each number of shares shall be increased proportionately if the initial public offering price (net of underwriting discounts and commissions) is less than $12.00 per share. This issue was exempt from registration under Section 4(2) of the Securities Act of Rule 506 of Regulation D thereunder, no public offering being involved.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits:

     Exhibit
     Number                              Description
     ------- ------------------------------------------------------------------
     1.1*    Form of Underwriting Agreement
     2.1*    Agreement and Plan of Merger dated as of June 12, 1998 between
             Nationwide Electric, Inc. and Henderson Electric Company, Inc. and
             its Shareholders
     2.2*    Stock Purchase Agreement dated as of June 12, 1998 between
             Nationwide Electric, Inc. and The Allison Company and its
             Shareholders and Allison-Smith Electric Company, Inc.
     2.3     First Amendment to Agreement and Plan of Merger
     2.4     First Amendment to Stock Purchase Agreement
     3.1*    Amended and Restated Certificate of Incorporation
     3.2*    Amended and Restated Bylaws
     3.3*    Certificate of Designation, Preferences and Rights of Series A
             Nonvoting Convertible Preferred Stock
     3.4     Certificate of Amendment of Amended and Restated Certificate of
             Incorporation
     3.5     Certificate of Correction of Amended and Restated Certificate of
             Incorporation
     3.6     Certificate of Amendment of Certificate of Designation,
             Preferences and Rights of Series A Nonvoting Convertible Preferred
             Stock
     3.7     Certificate of Designation, Preferences and Rights of Series B
             Convertible Preferred Stock
     4.1*    Form of Common Stock Certificate
     4.2*    Shareholder Agreement dated as of April 14, 1998 by and among
             Nationwide Electric, Inc. and KLT Energy Services Inc., Frederick
             C. Green IV, Frank R. Clark, David Smith, John Wood and Reardon
             Capital LLC

     Exhibit
     Number                             Description
     ------- -----------------------------------------------------------------
     5.1*    Form of Opinion of Stinson, Mag & Fizzell, P.C.
     10.1*   Employment Agreement dated as of April 1, 1998 between Nationwide
             Electric, Inc. and Frederick C. Green IV
     10.2*   Employment Agreement dated as of April 1, 1998 between Nationwide
             Electric, Inc. and David Smith
     10.3*   Employment Agreement dated as of April 1, 1998 between Nationwide
             Electric, Inc. and Frank R. Clark
     10.4    Non-Qualified Stock Option Plan
     10.5    Incentive Stock Option Plan
     10.6    Executive Stock Purchase Plan
     10.7*   Form of Indemnification Agreement (and list of parties to such agreement)
     10.8*   Restricted Stock Purchase Agreement dated as of April 7, 1998 between Nationwide Electric, Inc. and Frederick C. Green IV
     10.9*   Restricted Stock Purchase Agreement dated as of April 1, 1998 between Nationwide Electric, Inc. and David Smith
     10.10*  Restricted Stock Purchase Agreement dated as of April 1, 1998 between Nationwide Electric, Inc. and Frank R. Clark
     10.11   Credit Agreement among Nationwide Electric, Inc., as Borrower,
             Various Financial Institutions and Norwest Bank, Minnesota, N.A.
     10.12   Security Agreement (Nationwide Electric, Inc.)
     10.13   Security Agreement (The Allison Company)
     10.14   Security Agreement (Allison-Smith Company)
     10.15   Security Agreement (Henderson Electric Co., Inc.)
     10.16   Security Agreement (Eagle Electric Holdings, Inc.)
     10.17   Security Agreement (Eagle Electric Holdings, Inc.)
     10.18   Security Agreement (Eagle Electrical Systems, Inc.)
     10.19   Security Agreement (Parsons Electric Co.)
     10.20   Security Agreement (Parsons Electric Holdings, Inc.)
     10.21   Guaranty by Corporation (The Allison Company)
     10.22   Guaranty by Corporation (Allison-Smith Company)
     10.23   Guaranty by Corporation (Henderson Electric Co., Inc.)
     10.24   Guaranty by Corporation (Eagle Electric Holdings, Inc.)
     10.25   Guaranty by Corporation (Eagle Electric Holdings, Inc.)
     10.26   Guaranty by Corporation (Eagle Electrical Systems, Inc.)
     10.27   Guaranty by Corporation (Parsons Electric Co.)
     10.28   Guaranty by Corporation (Parsons Electric Holdings, Inc.)

     Exhibit
     Number                              Description
     ------- ------------------------------------------------------------------
     10.29   Collateral Pledge Agreement (The Allison Company)
     10.30   Collateral Pledge Agreement (Eagle Electric Holdings, Inc.)
     10.31   Collateral Pledge Agreement (Parsons Electric Holdings, Inc.)
     10.32   First Amendment to Credit Agreement
     21.1    Subsidiaries
     23.1    Consent of Deloitte & Touche LLP, independent auditors
     23.2    Consent of McGladrey & Pullen, LLP, independent auditors
     23.3*   Consent of Stinson, Mag & Fizzell, P.C. (contained in Exhibit 5.1)
     23.4*   Consent of Frederick C. Green IV
     23.5*   Consent of Wade C. Lau
     23.6*   Consent of Robert B. Allison
     24.1*   Power of Attorney (included on page II-8)

--------

*  Previously filed.

  (b) Financial Statement Schedules.

  All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

Item 17. Undertakings

  The undersigned registrant hereby undertakes as follows:

    (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (3) That, for the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (4) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, Nationwide Electric, Inc. has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, State of Missouri, on February 1, 1999.

                                          Nationwide Electric, Inc.

                                                 /s/ Gregory J. Orman
                                          By: _________________________________
                                                     Gregory J. Orman
                                                   Chairman of the Board

                            POWER OF ATTORNEY

  Each person whose signature appears below hereby constitutes and appoints Gregory J. Orman and Frederick C. Green the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute in the name of each such person who is then an officer or director of the Registrant, and to file, any amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to rule 462 under the Securities Act and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1993, as amended, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities indicated on February 1, 1999.

                 Signature                                     Title
                 ---------                                     -----


                     *                      Chairman of the Board and Director
___________________________________________
             Gregory J. Orman

                     *                      President, Chief Executive Officer and
___________________________________________   Director Nominee
          Frederick C. Green, IV

                     *                      Vice President, Chief Financial Officer,
___________________________________________   Secretary and Treasurer
              Frank R. Clark
                     *                      Director
___________________________________________
             Andrew V. Johnson
                     *                      Director
___________________________________________
             Robert H. Hoffman

                     *                      Director
___________________________________________
            Bernard J. Beaudoin

           /s/ Ronald G. Wasson             Director
___________________________________________
             Ronald G. Wasson


      /s/ Gregory J. Orman
*By__________________________________
             Gregory J. Orman
              Attorney-in-fact